SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐:

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

DIAMETRICS MEDICAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined): Filing fee was calculated by multiplying one-fiftieth of one percent by the aggregate of cash and the value of other property to be received by the registrant. The aggregate value to be received by the registrant is approximately $5,750,000.

4)	Proposed maximum aggregate value of transaction: $5,750,000

5)	Total fee paid: $1,150

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

DIAMETRICS MEDICAL, INC.

2658 Patton Road

Roseville, Minnesota 55113

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD             , 2003

TO THE SHAREHOLDERS OF DIAMETRICS MEDICAL, INC.:

Notice is hereby given that a Special Meeting of Shareholders of Diametrics Medical, Inc. will be held at              a.m. on             ,             , 2003, at our corporate headquarters located at 2658 Patton Road, Roseville, Minnesota, for the following purpose:

(1)    To approve the sale of substantially all of the assets used in the operation of our intermittent testing business, pursuant to an asset purchase agreement between our company and International Technidyne Corporation (“ITC”). Pursuant to the terms of the asset purchase agreement, ITC will pay us approximately $5.2 million in cash, which may be adjusted downward if any purchase price adjustments are required, and assume certain related liabilities, including up to $550,000 in trade payables. Of this $5.2 million cash payment, $780,000 will be placed in escrow by ITC for 180 days after the closing of the transaction and will be paid to us in the future, less an amount in cash equal to any shortfall in collected receivables or any indemnification claims. Details of this transaction and other important information are set forth in the accompanying proxy statement which you are urged to read carefully; and

(2)    To approve an adjournment or postponement of the special meeting, if deemed necessary, in order to solicit additional proxies, to such time and place as designated by the presiding officer of the meeting.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT AN AFFIRMATIVE VOTE BE CAST IN FAVOR OF EACH OF THE PROPOSALS LISTED ON THE PROXY CARD.

The Board of Directors has fixed the close of business on             , 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

We encourage you to take part in the affairs of our company either in person or by executing and returning the enclosed proxy.

Shareholders are urged to review carefully the information contained in the proxy statement attached hereto prior to deciding how to vote their shares at the special meeting. Because of the significance of the sale of our intermittent testing business, your participation in the special meeting, in person or by proxy, is especially important. We hope you will be able to attend the special meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the special meeting by providing a later dated proxy or by providing written notice of your revocation to the Secretary of our company. Your prompt cooperation will be greatly appreciated.

Sincerely,

DAVID B. KAYSEN

President and Chief Executive Officer

Dated: August             , 2003

DIAMETRICS MEDICAL, INC.

2658 Patton Road

Roseville, Minnesota 55113

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

            , 2003

This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Diametrics Medical, Inc. for use at the Special Meeting of Shareholders to be held on             ,             , 2003, at our corporate headquarters located at 2658 Patton Road, Roseville, Minnesota at              a.m., local time, and at any adjournment thereof, for the purposes set forth in the Notice of Special Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about             , 2003.

All holders of our common stock, $.01 par value per share, whose names appear of record on our books at the close of business on             , 2003, will be entitled to vote at the special meeting or any adjournment thereof. At the close of business on             , 2003, a total of              shares of our common stock were outstanding, each share being entitled to one vote. The holders of a majority of our common stock entitled to vote shall constitute a quorum for the transaction of business at the special meeting. If such quorum shall not be present or represented at the special meeting, the shareholders present or represented at the special meeting may adjourn the special meeting from time to time without notice other than announcement at the special meeting until a quorum shall be present or represented. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting as originally notified.

Officers, directors and regular employees of Diametrics, who will receive no extra compensation for their services, may solicit proxies by telephone or in person. Expenses in connection with the solicitation of proxies will be paid by Diametrics. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners.

If the enclosed proxy is properly executed and returned, and if a shareholder specifies a choice on the proxy, shares of our common stock represented by the proxy will be voted in the manner directed by the shareholder. If the proxy is signed and returned but no direction is made, the proxy will be voted FOR the sale of substantially all of the assets used in the operation of our intermittent testing business and FOR an adjournment or postponement of the special meeting, if deemed necessary, in order to solicit additional proxies, to such time and place as designated by the presiding officer of the special meeting. Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Since the Minnesota Business Corporation Act requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to approve the sale of our intermittent testing business, a “broker non-vote” or an abstention on such proposal will have the same effect as a vote against the approval of the sale of our intermittent testing business. Proxies may be revoked at any time before being exercised by delivery to the Secretary of our company of a written notice of termination of the proxies’ authority or a duly executed proxy bearing a later date. Any proxy also may be revoked by the shareholder attending the special meeting and voting in person. A notice of revocation need not be on any specific form.

The sale of our intermittent testing business must be approved by the holders of a majority of all the outstanding shares of our common stock on the record date, whether or not present or represented by proxy at the special meeting. The approval of an adjournment or postponement of the special meeting in order to solicit additional proxies must be approved by holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

i

ii

SUMMARY TERM SHEET OF THE SALE OF

THE ASSETS OF OUR INTERMITTENT TESTING BUSINESS

The following summary briefly describes the material terms of the proposed sale of substantially all of the assets used in our intermittent testing business to International Technidyne Corporation, a Delaware corporation (“ITC”). This summary does not contain all the information that may be important for you to consider when evaluating the proposed transaction. We encourage you to read the entire proxy statement (including the Asset Purchase Agreement attached as Appendix A) before voting.

We have entered into an asset purchase agreement with ITC, dated as of July 17, 2003, pursuant to which we will sell and transfer to ITC substantially all of the assets used in the operation of our intermittent testing business, which manufacturers and sells intermittent blood testing products based upon electrochemical sensor technology, primarily consisting of our IRMA® SL Blood Analysis System and our Blood Analysis Portal measurement module.

The Parties to the Asset Purchase Agreement (See Page 10)

Diametrics Medical, Inc.

2658 Patton Road

Roseville, Minnesota 55113

Telephone: (651) 639-8035

Website: www.diametrics.com

Diametrics Medical, Inc. develops and manufactures critical care blood and tissue analysis systems that provide immediate or continuous diagnostic results at the point-of-patient care, rather than in laboratories located away from patients. Diametrics’ blood and tissue analysis systems consist of two sensor technology platforms. Our first platform includes intermittent blood testing products based upon electrochemical sensor technology (which measures electrical signal changes as the result of changes in chemical compounds as they interact with chemicals in the blood), primarily consisting of our IRMA® SL Blood Analysis System and our Blood Analysis Portal measurement module, which we co-developed with Philips Medical System, a division of Royal Philips Electronics. Our second platform consists of continuous monitoring products based upon fiberoptic sensor technology (which measures color changes optically via light transmitted through plastic fibers embedded with fluorescent dye sensitive to chemicals in blood and tissue), including the TrendCare® Continuous Blood Gas Monitoring Systems and the Neurotrend® Cerebral Tissue Monitoring System.

International Technidyne Corporation

8 Olsen Avenue

Edison, New Jersey 08820

Telephone: (732) 548-6677

Website: www.itcmed.com

International Technidyne Corporation, a wholly owned subsidiary of Thoratec Corporation, is a leading manufacturer in the fields of hemostasis management and point-of-care testing with over 30 years of knowledge and experience. ITC develops, manufactures and markets products in four distinct categories: HEMOCHRON® point of care coagulation instruments and reagents; skin incision products including tenderfoot®, Tenderlett® and Surgicutt®; the ProTime® Microcoagulation System for prothrombin time testing at home and for professional use; and ITC’s alternate site point-of-care testing, the Hgb Pro Professional Hemoglobin Testing System. ITC instruments and disposables are used in areas requiring point-of-care or near patient monitoring: cardiac surgery and interventional procedures, critical care and alternate site areas, including physician offices, clinics and patient self-testing.

Reasons for the Sale of Our Intermittent Testing Business (See Page 17)

We are proposing to sell our intermittent testing business to ITC, a wholly-owned subsidiary of Thoratec Corporation, because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our shareholders. The Board of Directors has identified various benefits that are likely to result from the sale of our intermittent testing business. The Board of Directors believes the sale of that business will:

•	allow us to direct our energies and resources to what the Board of Directors believes are the potentially better overall returns from our continuous monitoring business, by reducing our cash burn and expenses primarily associated with our intermittent testing business and increasing our cash balance;

•	provide an improved organizational focus and free up senior management from having to oversee two business units located on separate continents;

•	allow us to present a streamlined business plan that the Board of Directors believes will be more attractive to the investment community and, ultimately, lead to a greater return for our shareholders; and

•	allow us to increase our cash reserves from $1,271,339 at June 30, 2003, by the amount of cash we receive in this transaction and thereby provide us with a greater ability to develop our continuous monitoring business, strengthen our direct sales team and withstand business and economic slowdowns as we transition to our new business model. The amount of cash we receive in this transaction will vary, depending on some future contingencies, and is described on page 30 under “The Asset Purchase Agreement—Consideration.”

These and other reasons for approving and recommending the sale of our intermittent testing business are discussed further in this document.

Proceeds from the Sale of Our Intermittent Testing Business (See Page 19)

Our company will retain the proceeds of the sale of our intermittent testing business. We do not intend to distribute any of the proceeds to our shareholders, but will use the proceeds, along with our other cash and cash equivalents, in implementing our future business plans, including the development of our continuous monitoring business. However, upon the closing of the sale of our intermittent testing business, the holders of our Series E Convertible Preferred stock will have a put option, during the 30 day period immediately following the closing, to sell back to us up to 7,500 shares of our Series E Convertible Preferred stock at $100 per share, plus 1% interest for each month those shares were outstanding.

Terms of the Asset Purchase Agreement (See Page 29)

What We Will Receive (See Page 30)

ITC will acquire all of the assets of our intermittent testing business for the sum of $5.2 million in cash and the assumption of certain liabilities related to the intermittent testing business, including up to $550,000 in trade payables. This purchase price may be adjusted prior to closing for any payment made by ITC to terminate certain liens on the assets of our intermittent testing business on behalf of Diametrics, pursuant to the asset purchase agreement. The amount necessary to terminate such liens is currently estimated to be approximately $650,000, but this amount may change prior to closing. Of this $5.2 million cash payment, $780,000 will be placed in escrow by ITC for a period of 180 days following the close of the sale to cover any shortfall in collected receivables or any indemnification claims.

We believe that the source of funds with which ITC will use to pay the cash consideration will be from ITC’s working capital. ITC has represented to us that it has the financial capability, in the ordinary course of business and without seeking any additional third party financing, to fulfill their commitments under the asset purchase agreement.

What Is Being Sold (See Page 29)

We are selling to ITC substantially all of the assets used in the operation of our intermittent testing business and certain related trade receivables and payables. Our intermittent testing business manufactures and sells intermittent blood testing products based upon electrochemical sensor technology, primarily consisting of our IRMA® SL Blood Analysis System and our Blood Analysis Portal measurement module.

Assumed Liabilities (See Page 29)

As partial consideration for the purchase of our intermittent testing business assets, ITC will assume certain liabilities related to our intermittent testing business, including up to $550,000 in trade payables. As of the date of this proxy statement, the total trade payables associated with our intermittent testing business is estimated at approximately $350,000, but this amount may vary between now and the closing date.

Intellectual Property and Agreement Not To Compete (See Page 33)

As part of the sale of our intermittent testing business, we agreed with ITC not to compete, directly or indirectly, anywhere in the world in the intermittent testing market for a period of seven years or until there is a change in control of Diametrics. We will also assign to ITC all intellectual property rights related to the intermittent testing business, including current patents, patent applications, trademarks, trademark applications and invention disclosure and assignment agreements with employees and consultants. During the non-competition period, we will assign to ITC, for no additional compensation, all inventions by our employees and consultants related to the intermittent testing business. Our continuous monitoring business is not deemed to compete with the intermittent testing business.

Representations and Warranties (See Page 31)

The asset purchase agreement contains customary representations and warranties frequently included in similar transactions. The representations and warranties will survive the closing of this asset sale for a period of 270 days.

Termination and Termination Fee (See Page 35)

The asset purchase agreement may be terminated under certain circumstances, including the following:

•	upon the mutual written consent of Diametrics and ITC;

•	by either Diametrics or ITC if our shareholders do not approve the sale of the assets of our intermittent testing business at the special meeting in accordance with Minnesota Business Corporation Act and our charter documents;

•	by either Diametrics or ITC if any governmental entity takes any action to restrain, enjoin or otherwise prohibit the asset sale;

•	by either Diametrics or ITC if the sale of the assets of our intermittent testing business has not been consummated within 120 days after July 17, 2003, provided that the terminating party is not in material breach of the asset purchase agreement; and

•	by ITC if we become insolvent, file for bankruptcy or cease, wholly or substantially, the operations of our intermittent testing business.

If the asset purchase agreement is terminated because of failure to obtain shareholder approval or because the time limits specified above are not met, and if we enter into another transaction to sell the intermittent testing business, another party acquires direct or indirect ownership of more than 30% of the outstanding stock of Diametrics or any other business combination involving us occurs within 180 days after such termination, we will be obligated to pay ITC a termination fee of $500,000.

Conditions to Completion of Asset Purchase (See Page 34)

Each party’s obligation to complete the sale of our intermittent testing business is subject to the prior satisfaction or waiver of certain conditions. If any of the closing conditions are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from our shareholders is appropriate. No determination can be made at this time as to which, if any, of the closing conditions are likely to be waived by us or ITC. In addition to customary closing conditions, we have to comply with the following material conditions that must be satisfied or waived before completion of the sale of our intermittent testing business:

•	we will have entered into an escrow agreement for the escrow of $780,000, and certain of our officers, directors and major shareholders will have entered into voting agreements with ITC;

•	there must not be any events or conditions that have or could reasonably be expected to have a material adverse effect on our intermittent testing business or the assets related to that business;

•	we must obtain certain required consents or approvals to the assignment of specified material contracts by us to ITC;

•	the lease of our current facility located at 2658 Patton Road, Roseville, Minnesota will have been successfully renegotiated to provide that ITC will be entitled to use our current facility under terms which are reasonably acceptable to ITC;

•	we will have obtained approval by our shareholders of the sale in accordance with the Minnesota Business Corporation Act and our charter documents;

•	we will have given notice to terminate or assign our distribution contracts with certain distributors specified by ITC;

•	we will have obtained from all of the holders of our Series E Convertible Preferred stock a consent to the asset purchase agreement and a waiver of any rights they may have to the intermittent testing business assets;

•	we will have obtained from all of the holders of our 7% Convertible Senior Secured Fixed Rate Notes, due August 4, 2005, a consent to the asset purchase agreement and a waiver of any rights they may have to the intermittent testing business assets; and

•	we will have delivered to ITC evidence that all liens, security interests, mortgages, pledges, encumbrances or restrictions on the assets of our intermittent testing business have been terminated and removed.

Additional Agreements Related to the Asset Purchase Agreement (See Page 36)

Concurrently with the execution of the asset purchase agreement, certain of our major shareholders, including our executive officers, directors and our largest shareholder, BCC Acquisition II LLC, entered into voting agreements with ITC whereby these shareholders have granted ITC an irrevocable proxy to vote their shares at the special meeting or any adjournment thereof in favor of the sale of our intermittent testing business to ITC.

In conjunction with the closing of the sale of our intermittent testing business, we will enter into an escrow agreement with ITC and an escrow agent whereby $780,000 of the purchase price will be placed with the escrow agent by ITC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	WHAT IS THE PROPOSAL RELATING TO THE SALE OF OUR INTERMITTENT TESTING BUSINESS THAT I WILL BE VOTING ON AT THE SPECIAL MEETING?

A:	You will be asked to consider and vote upon a proposal to approve the sale by us of substantially all of the assets used in the operation of our intermittent testing business pursuant to the asset purchase agreement, dated as of July 17, 2003, by and between Diametrics and ITC. The asset purchase agreement is attached to this proxy statement as Appendix A.

Q:	WHY IS OUR COMPANY PROPOSING TO SELL ITS INTERMITTENT TESTING BUSINESS?

A:	We are proposing to sell our intermittent testing business to ITC because we believe that the sale will allow us to direct our energies and resources to what the Board of Directors believes are the potentially better overall returns from our continuous monitoring business by reducing our cash burn and expenses primarily associated with our intermittent testing business and increasing our cash balance; provide an improved organizational focus and free up senior management from having to oversee two business units located on separate continents; allow us to present a streamlined business plan that the Board of Directors believes will be more attractive to the investment community and, ultimately, lead to a greater return for our shareholders; and allow us to increase our cash reserves from $1,271,339 at June 30, 2003, by the amount of cash we receive in this transaction and thereby provide us with a greater ability to develop our continuous monitoring business, strengthen our direct sales team and withstand business and economic slowdowns as we transition to our new business model. The amount of cash we receive in this transaction will vary, depending on some future contingencies, and is described on page 30 under “The Asset Purchase Agreement—Consideration.”

Q:	WHAT IS THE PROPOSAL RELATING TO THE APPROVAL OF AN ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IN ORDER TO SOLICIT ADDITIONAL PROXIES, TO SUCH TIME AND PLACE AS DESIGNATED BY THE PRESIDING OFFICER OF THE MEETING?

A:	You will be voting on whether to grant authority to adjourn or postpone the special meeting, if deemed necessary, in order to solicit additional proxies, to a later time.

Q:	WILL ANY OF THE PROCEEDS FROM THE SALE OF THE INTERMITTENT TESTING BUSINESS BE DISTRIBUTED TO ME AS A SHAREHOLDER?

A:	No. We intend to retain the proceeds and use them to implement our future business plans, including the development of our continuous monitoring business.

Q:	WHO IS SOLICITING MY PROXY?

A:	Your Board of Directors.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE MATTERS PROPOSED?

A:	Your Board of Directors unanimously recommends that shareholders vote “FOR” each of the proposals submitted at the special meeting.

Q:	CAN I STILL SELL MY SHARES?

A:	Yes. Neither the asset purchase agreement nor the sale of our intermittent testing business assets will affect your right to sell or otherwise transfer your shares of our common stock.

Q:	WHAT WILL HAPPEN IF THE SALE OF OUR INTERMITTENT TESTING BUSINESS IS NOT APPROVED?

A:	If the sale is not approved, we will not complete the proposed sale, we will retain and continue to operate our intermittent testing business and continue to pursue other buyers; however, the market price of our common stock could decline and our ability to grow and implement our current business strategies could be substantially limited. If the asset purchase agreement is terminated due to our not completing the sale of the intermittent business within 120 days of the asset purchase agreement or our shareholders do not approve the asset sale and we enter into another transaction to sell the intermittent testing business, another party acquires direct or indirect ownership of more than 30% of the outstanding stock of our company or any other business combination involving us occurs within 180 days after such termination, we will pay ITC a termination fee of $500,000.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Only holders of record of our common stock as of the close of business on , 2003 will be entitled to notice of and to vote at the special meeting.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting of our shareholders will be held at 2658 Patton Road, Roseville, Minnesota, on , 2003, at a.m. local time.

Q:	WHERE CAN I VOTE MY SHARES?

A:	You can vote your shares where indicated by the instructions set forth on the proxy card, or you can attend and vote your shares at the special meeting of shareholders of Diametrics to be held on , 2003 at 2658 Patton Road, Roseville, Minnesota.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker may not be permitted to exercise voting discretion with respect to the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, and will not be counted in determining the number of shares necessary for approval. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. Just send in a written revocation or a later dated, signed proxy card before the special meeting or simply attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

Q:	WHAT DO I NEED TO DO NOW?

A:	Please vote your shares as soon as possible, so that your shares may be represented at the special meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting. Because a vote of a majority of the holders of our total outstanding shares is required to approve the sale of our intermittent testing business, your failure to vote is the same as your voting against the sale.

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF OUR INTERMITTENT TESTING BUSINESS TO THE SHAREHOLDERS?

A:	The sale of our intermittent testing business will not result in any federal income tax consequences to our shareholders.

Q:	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF THE INTERMITTENT TESTING BUSINESS TO THE COMPANY?

A:	The sale of our intermittent testing business will result in a taxable gain to us; however, it is anticipated that our currently available federal income tax net operating and net capital loss carryforwards are in excess of the estimated amount of the gain. For a more detailed discussion on the tax consequences see “Proposal One: Sale of the Assets of Our Intermittent Testing Business—Material United States Federal Income Tax Consequences” on page 22.

Q:	WILL SHAREHOLDERS HAVE DISSENTERS’ RIGHTS?

A:	Yes. Under Minnesota law you will have dissenters’ rights as a result of the sale of our intermittent testing business. For a more detailed discussion on your dissenters’ rights and the steps to exercise these rights, see “Proposal One: Sale of the Assets of Our Intermittent Testing Business—Dissenters’ Rights” on page 20.

Q:	WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A:	If you have questions about any of the proposals on which you are voting, you may call or write to:

David B. Kaysen

President and Chief Executive Officer

2658 Patton Road

Roseville, Minnesota 55113

Telephone: (651) 639-8035

Fax: (651) 638-1197

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is provided in connection with the Special Meeting of Shareholders of Diametrics Medical, Inc., and any adjournment or postponement of that meeting. The accompanying proxy is solicited by the Board of Directors. This proxy statement and the accompanying form of proxy are first being sent or given to shareholders beginning on or about August             , 2003.

Time and Place

The special meeting of shareholders of Diametrics will be held on             ,             , 2003, at our corporate headquarters located at 2658 Patton Road, Roseville, Minnesota, at              local time.

Purposes

At the special meeting, you will be asked:

1.    To approve the sale of substantially all of the assets used in the operation of our intermittent testing business, pursuant to an asset purchase agreement between Diametrics and ITC. Pursuant to the terms of the asset purchase agreement, ITC will pay us approximately $5.2 million in cash, which may be adjusted downward if any purchase price adjustments are required, and assume certain related liabilities, including up to $550,000 in trade payables. Of this $5.2 million cash payment, $780,000 will be placed in escrow by ITC for 180 days after the closing of the transaction and will be paid to us in the future, less an amount in cash equal to any shortfall in collected receivables or any indemnification claims; and

2.    To approve an adjournment or postponement of the special meeting, if deemed necessary, in order to solicit additional proxies, to such time and place as designated by the presiding officer of the meeting.

The Board of Directors knows of no other matters to be presented for action at the special meeting.

Record Date; Shareholders Entitled to Vote

Holders of record of our common stock at the close of business on             , 2003 will be entitled to vote on all matters at the special meeting or any adjournment thereof. Each share of our common stock will be entitled to one vote. At the close of business on             , 2003, a total of              shares of our common stock were outstanding.

Quorum

The holders of a majority of our common stock entitled to vote as of the record date shall constitute a quorum for the transaction of business at the special meeting. If such quorum shall not be present or represented at the special meeting, the shareholders present or represented at the special meeting may adjourn the special meeting from time to time without notice other than announcement at the special meeting, until a quorum shall be present or represented. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting as originally notified.

Vote Required

The sale of our intermittent testing business must be approved by the holders of a majority of all the outstanding shares of our common stock on the record date, whether or not present or represented by proxy at the special meeting. The approval of an adjournment or postponement of the special meeting, in order to solicit additional proxies, must be approved by holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Board Recommendation

The Board of Directors recommends that you vote in favor of each of the proposals listed in the proxy card.

Voting Your Shares

The Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing David B. Kaysen, our Chief Executive Officer, to vote your shares. If your proxy is properly signed and dated, it will be voted as you direct. If you attend the special meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the special meeting (i) by giving notice of revocation to us, in writing, (ii) by execution of a later dated proxy or (iii) by attending and voting at the special meeting. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

How Proxies are Counted

If your proxy is properly signed and dated, it will be voted as you direct. If you return a signed and dated proxy card but do not indicate how your shares are to be voted, those shares will be voted FOR the sale of substantially all of the assets used in the operation of our intermittent testing business and FOR an adjournment or postponement of the special meeting, in order to solicit additional proxies, to such time and place as designated by the presiding officer of the special meeting. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the special meeting.

Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. Abstentions with respect to any proposal will have the same effect as a vote against such proposal. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. Since the Minnesota Business Corporation Act requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to approve the sale of our intermittent testing business, a “broker non-vote” on such proposal will have the same effect as a vote against the approval of the sale of our intermittent testing business. Broker non-votes will have no effect on the outcome of the approval of an adjournment or postponement of the special meeting in order to solicit additional proxies.

Cost of Solicitation

We will pay all expenses in connection with this solicitation. Our officers, directors and other regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal solicitation. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners.

PROPOSAL ONE:

SALE OF THE ASSETS OF OUR INTERMITTENT TESTING BUSINESS

This section of the proxy statement describes certain aspects of the sale of substantially all of the assets used in the operation of our intermittent testing business. However, we recommend that you read carefully the complete asset purchase agreement for the precise legal terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Appendix A.

The Companies

Diametrics Medical, Inc.

We develop and manufacture critical care blood and tissue analysis systems that provide immediate or continuous diagnostic results at the point-of-patient care, rather than in laboratories located away from patients. Since our commencement of operations in 1990, we have transitioned from a development stage company to a full-scale development, manufacturing, sales and marketing organization. Our mission is to be a leading provider of innovative sensors to guide medical therapy of critically ill patients. Blood and tissue analysis is an integral part of patient diagnosis and treatment, and access to timely and accurate results is critical to effective patient care. We believe that our blood and tissue analysis systems will result in more timely therapeutic interventions by providing accurate, precise and immediate or continuous test results to health care professionals at the patient’s bedside, thereby allowing faster patient transfers out of expensive critical care settings and reducing patients’ length of stay.

Our blood and tissue analysis systems are built from two sensor technology platforms. The first platform includes intermittent blood testing products based upon electrochemical sensor technology (which measures electrical signal changes as the result of changes in chemical compounds as they interact with chemicals in the blood), consisting primarily of our IRMA® SL Blood Analysis System and our Blood Analysis Portal measurement module, which we co-developed with Philips Medical Systems, a division of Royal Philips Electronics. The second platform consists of continuous monitoring products based upon fiberoptic sensor technology (which measures color changes optically via light transmitted through plastic fibers embedded with fluorescent dye sensitive to chemicals in blood and tissue), including our TrendCare® Continuous Blood Gas Monitoring Systems and our Neurotrend® Cerebral Tissue Monitoring System.

Intermittent Testing Business.    Since our inception in 1990, we have developed, manufactured and marketed the IRMA (which stands for “Immediate Response Mobile Analysis”) system, an electrochemical-based blood analysis system that provides rapid and accurate diagnostic results at the point-of-patient care from intermittent blood testing. The IRMA system features portability and measurement integration, allowing caregivers immediate turnaround of biochemical information from blood samples injected into single use disposable cartridges. Results are viewed, printed, and/or transmitted for critical care blood tests, including tests for blood gases, including oxygen, carbon dioxide and acidity; electrolytes, including sodium, potassium, chloride, and ionized calcium; metabolytes, including glucose and blood urea nitrogen; and hematocrit (i.e. the concentration of red blood cells in whole blood). Under development are additional blood tests for lactate and creatinine. Released in 2002, our Blood Analysis Portal measurement module incorporates the technology of the IRMA system and is the blood analysis component of the Philips Blood Analysis Portal System, which integrates seamlessly with the Philips CMS acute care patient monitoring system and V24/V26 intermediate care patient monitors. Both systems use standard Diametrics’ cartridges and deliver results in approximately 90 seconds at the patient’s bedside. Complementing both the IRMA and the Blood Analysis Portal system is the Integrated Data Management System, an advanced software application specially designed to receive, manage and transmit data captured from point-of-care diagnostic instruments. The Integrated Data Management System manages point-of-care test results and information from multiple devices; provides convenient sorting, viewing and analysis capabilities for trending, reporting, and archiving data; and is the central command station for managing the point-of-care diagnostics program.

Continuous Monitoring Business. In 1996, we established our second product platform with the introduction of a number of new products based upon fiberoptic sensor technology through the acquisition of Biomedical Sensors, Ltd. (now known as Diametrics Medical, Ltd.). This product line includes continuous monitoring systems, consisting of a monitor, calibrator and disposable sensors. The TrendCare systems, including Paratrend® 7+ and Neotrend® L applications, provide immediate and continuous information on blood gases and temperature in adult, pediatric and neonatal patients via a small fiberoptic sensor placed through the patient’s arterial catheter. Neurotrend continuously monitors oxygen, carbon dioxide, acidity and temperature through sensors placed directly in brain tissue, providing critical information regarding blood supply and oxygen levels in the brain that can guide clinicians and surgeons in treating patients with head trauma or those requiring surgical intervention in the brain.

We market and distribute our products through our direct sales force in the United States, the United Kingdom and Germany, and through nonexclusive third-party distributors outside of these countries. Additionally, with the termination, effective November 1, 2002, of our exclusive worldwide distribution agreement with Philips Medical System, Philips has the nonexclusive right to distribute our disposable intermittent testing cartridges, TrendCare sensors and related accessories to Philips’ existing customer base and to sell the Philips Blood Analysis Portal System through October 31, 2004, but is no longer subject to minimum purchase requirements. Sales to Philips were $15.8 million in the first nine months of 2002 (94% of total revenue), $1.4 million in fourth quarter 2002 (73% of total revenue) and $1.0 million in first quarter 2003 (48% of total revenue), and are expected to continue to decline until the end of the current contract term on October 31, 2004. The Neurotrend Cerebral Tissue Monitoring System is distributed exclusively through Codman & Shurtleff, Inc., a Johnson & Johnson company. The exclusive agreement with Codman expires in October 2004 and is renewable for two years. The agreement provides for annual minimum purchase levels based on a percentage of the prior year’s purchases, or payment of 50% of any shortfall from those minimum levels. Purchases and payments in lieu of purchases by Codman were less than 5% of total revenue in 2002 and 2001, and less than 10% in 2000.

Subsequent to the completion of the sale of our intermittent testing business, our business will consist of our continuous monitoring business. We believe the application of continuous monitoring in critical care areas promises to transform the process of care. Continuous information gives caregivers the tools they need to evaluate a patient’s condition “breath to breath” and initiate therapeutic changes immediately. This revolutionary approach to critical care transfers decision-making power to the patient’s bedside. The advent of continuous blood gas monitoring positively impacts how care is administered, while delivering both economic and patient outcome benefits. We will continue to strive to raise the standard of care by:

•	expanding product applications of the continuous monitoring technology;

•	conducting clinical studies to demonstrate the cost and patient outcome benefits of our continuous monitoring products;

•	forging strategic manufacturing and distributor partnerships; and

•	enhancing company performance.

Set forth below is a summary of certain unaudited pro forma consolidated financial data that gives effect to the sale of our intermittent testing business. Please see “Unaudited Selected Pro Forma Financial Data” and “Unaudited Pro Forma Financial Statement” beginning on page 39 for further details.

	Fiscal Year Ended December 31, 2002
	Historical Consolidated	Intermittent Testing Business	Adjusted Diametrics Medical, Inc
	(in thousands) (unaudited)
Statement of Operations Data:
Revenues	18,698	12,328	6,370
Gross profit	3,983	2,034	1,950
Loss from continuing operations	(7,056)	(2,349)	(4,707)
Net loss	(7,531)	(2,339)	(5,192)

The unaudited pro forma consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our company or the actual results of operations that would have occurred had the sale of our intermittent testing business been consummated at the beginning of fiscal year ended December 31, 2002. We intend to make additional business changes, not reflected in the adjusted amounts above, with the objective of reducing our cost structure to be more in line with the reduced size of our ongoing business.

Our principal executive office is located at 2658 Patton Road, Roseville, Minnesota 55113, and our telephone number is (651) 639-8035. Our website is www.diametrics.com and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any other amendments to those reports are made available to the public free of charge, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC, by contacting us via telephone, mail or through our website.

International Technidyne Corporation

International Technidyne Corporation (“ITC”), a wholly owned subsidiary of Thoratec Corporation, is a worldwide leader in the development, manufacture and marketing of point of care hemostatis management products for use in hospitals, physician’s offices, and the home. ITC is also a leader in the manufacture of single use skin incision devices. ITC’s mission is to design, develop, manufacture and market high-quality test systems and services that provide fast and accurate results. ITC is committed to partnering with the healthcare community to reduce healthcare costs and improve patient outcomes.

ITC was founded in 1969 and set the standard for coagulation testing that the market still follows today. ITC is the leader in point-of-care hemostasis testing in cardiac bypass surgery, cardiac catheterization, and dialysis. ITC’s innovative line of HEMOCHRON® products provides the broadest menu of tests in the industry at a low cost to the customer. ITC’s innovative ProTime INR monitor was the first coagulation system to receive FDA approval for home use. ITC’s newest addition to alternate site point-of-care testing is the Hgb Pro Professional Hemoglobin Testing System.

ITC’s strategy is to build upon its leading market position in hemostasis by leveraging its proprietary point of care technology into new medical opportunities. ITC is expanding its marketing and selling efforts outside the U.S.; developing strategic alliances with other POC companies; and focusing internal product development on next generation products and new assays. In addition, ITC is dedicated to continuous improvement in the quality and reliability of its product lines.

The principal executive offices of ITC are located at 8 Olsen Avenue, Edison, New Jersey 08820 and its telephone number is (732) 548-5700. Its website is located at www.itcmed.com.

Thoratec Corporation

Thoratec Corporation (NASDAQ: THOR) is engaged in the research, development, manufacturing and marketing of medical devices for circulatory support and vascular graft applications. The Thoratec® VAD System is the only ventricular assist device that is approved for use both as a bridge to transplant and for recovery from open-heart surgery. Thoratec is also a leader in the research, development and manufacture of implantable left ventricular assist systems (LVAS). Its air-driven and electric HeartMate® heart assist devices, which are approved for sale in the U.S., Europe and Canada, are implanted alongside the natural heart and take over the pumping function of the left ventricle for patients whose hearts are too damaged or diseased to produce adequate blood flow.

In addition, Thoratec’s Vectra® vascular access graft, which is used in patients undergoing hemodialysis, is approved for sale in the U.S., Europe and Japan and a number of other foreign countries. Its Aria™ coronary artery bypass graft, which is designed for use by patients having too few suitable native blood vessels, is currently in clinical trials in the U.S.

Thoratec also supplies whole-blood coagulation testing equipment and related disposables, as well as single-use skin-incision devices through its wholly-owned subsidiary, ITC.

The principal executive offices of Thoratec Corporation are located at 6035 Stoneridge Drive, Pleasanton, California 94588, and its telephone number is (952) 847-8600. Its website is located at www.thoratec.com.

Background of the Sale of Our Intermittent Testing Business

The decision of the Board to approve and recommend the asset purchase agreement was the result of an extended evaluation process. During the last few years, the Board and senior management have, from time to time, evaluated and considered a number of alternatives, including strategic partnerships, mergers and acquisition transactions.

In June 1999, we entered into an exclusive worldwide distribution agreement with Hewlett Packard Company (“HP”) to market, sell and distribute our TrendCare continuous blood gas monitoring systems and the IRMA® SL point-of-care blood analysis system. Under the terms of the distribution agreement, we transferred full responsibility for marketing, sales and distribution of these products to HP. The initial term of the distribution agreement was three and a half years, with an option for extensions. The distribution agreement also provided for minimum purchase commitments of our products, market development commitments, research and development funding and royalty payments. In November 1999, HP assigned the distribution agreement, with all its related rights and obligations, to Agilent Technologies, Inc. (“Agilent”), a subsidiary of HP and a leading provider of test and measurement solutions and communications components. In August 2001, Agilent completed the sale of its healthcare business to Royal Philips Electronics, including its equity investment in us. Also as part of this transaction, our exclusive distribution agreement with Agilent was assigned to Philips Medical Systems, a division of Royal Philips Electronics.

In August 2001, we engaged the investment banking group of UBS Warburg LLC to search for a merger/acquisition partner. Though several potential opportunities were discussed, none were forthcoming and nothing materialized from this relationship.

Our relationship with Philips never generated the results that either party originally anticipated. Our revenue from Philips for the years ended December 31, 2002, 2001 and 2000 was 92%, 90% and 82%, respectively, of our total revenue. However, revenue from Philips included product purchases by Philips to fulfill its internal product requirements associated with the sales and services processes and customer financing programs in addition to sales to its end-user customers, as well as purchases by Philips to satisfy contractual purchase commitments and royalties under the distribution agreement. As a result, the level of our sales to Philips during any period was not indicative of Philips’ sales to its end-user customers during that period, and were estimated to be substantially less than our sales to Philips in each of the last three years. During 2002, we engaged in extensive discussions with Philips with the objective of creating a new relationship that would better serve the interests of both parties.

In the Spring of 2002 our Board of Directors began evaluating the potential sale of our intermittent testing business. The Board determined to undertake this review as the Board believed that the gross margins for our intermittent testing business were low and therefore this business required substantially greater sales to reach profitability. In addition, the intermittent testing business required new test menu items, the cost of which was beyond our ability to effectively fund and develop. After this extensive evaluation, the Board concluded that the continuous monitoring business presented greater potential returns.

During 2002, we implemented operational changes intended to better align our resources with our evolving strategy, improve efficiency, achieve a more competitive cost structure and contain costs. These changes involved work force reductions affecting 45 employees. In addition to these changes, on April 18, 2002, we announced the resignation of our Chief Executive Officer and President, effective June 1, 2002. Projected savings associated with these changes approximate $1,800,000 on an annualized basis, and are currently expected to be reinvested to support further expansion of our marketing and distribution capabilities and other strategic initiatives.

Philips had the option to extend the existing exclusive arrangement between the two companies on or before July 31, 2002, but chose not to exercise that option. Discussions with Philips regarding a new relationship continued through the third and fourth quarters of 2002. Our exclusive distribution agreement with Philips ended on October 31, 2002, and was subsequently amended on April 10, 2003. As provided for under the terms of that amended agreement, Philips will continue to sell and provide support for disposable cartridges, sensors and related accessories for our IRMA blood analysis and TrendCare continuous blood gas monitoring systems and the Philips Blood Analysis Portal System on a non-exclusive basis to its existing customer base through October 31, 2004. Additionally, both Philips and Diametrics will have the right to distribute the Blood Analysis Portal System worldwide. As a result of the change in our distribution relationship with Philips, we have reestablished a direct sales force in the United States, the United Kingdom and Germany, as well as nonexclusive third-party distributors outside of these countries for the distribution of our TrendCare continuous blood gas monitoring systems and IRMA intermittent testing point-of-care blood analysis system.

On December 2, 2002, we announced the appointment of David B. Kaysen as President and Chief Executive Officer, bringing with him more than 25 years of executive management, sales and marketing experience in the medical products and services industry. Mr. Kaysen immediately engaged in his own assessment of the strengths and weaknesses of Diametrics and the respective potential of each of the intermittent testing business and the continuous monitoring business.

On January 15, 2003, the Board of Directors retained The Seidler Companies to provide financial advisory services to Diametrics in pursuing two projects, specifically:

•	assisting us in raising capital from the issuance of equity or equity-oriented securities, and

•	assisting us in completing a transaction for our intermittent testing business, through a commercial development and marketing relationship, a joint venture or a sale of the intermittent testing business.

From January 2003 to February 2003, The Seidler Companies conducted a review of our intermittent testing business. The Board authorized management and The Seidler Companies to contact potential parties who might be interested in a strategic relationship involving our intermittent testing business. At this time the Board had not made any decision as to what course of conduct to pursue with respect to our intermittent testing business. The Board also authorized management and The Seidler Companies to contact potential parties that might be interested in a strategic relationship involving our continuous monitoring business.

From February 2003 to May 2003, The Seidler Companies and our management contacted approximately 20 potential strategic acquirers and financial investors to gauge interest in a possible transaction involving part or all of our intermittent testing business or our continuous monitoring business. Presentations were made and meetings held with a number of interested parties in the U.S. and in Europe. A complete overview of the business opportunity, product line strengths and weaknesses, rationale for various types of transactions and financial data was presented to the interested parties. Varying degrees of interest were expressed at that time ranging from no further interest, to subsequent meetings, to facility visits. During this process, management became more focused on the continuous monitoring business becoming the surviving entity, assuming a favorable transaction could be consummated on the intermittent testing business.

During the first days of April 2003, the Board held two meetings to discuss progress on discussions with parties interested in either our intermittent testing business or our continuous monitoring business. During the meetings, the Board discussed organizations that various directors felt would be logical candidates to talk with concerning both businesses, including ITC. Meetings were subsequently arranged with certain of these entities.

On April 3, 2003, Mr. Kaysen met with Larry Cohen, President of ITC, a subsidiary of Thoratec Corporation, at ITC’s headquarters in Edison, N.J. to discuss partnering opportunities between the two companies. The conversation ultimately progressed to the possibility of ITC acquiring our intermittent testing business as the most logical transaction that would be beneficial for both parties. Mr. Cohen agreed to contact his board of directors and Thoratec Corporation to discuss acquiring our intermittent testing business. On April 4, 2003, Mr. Cohen contacted Mr. Kaysen by phone and indicated that ITC was interested in pursuing an acquisition of our intermittent testing business.

In the meantime, on April 7, 2003, we renegotiated the terms of our 7% Convertible Senior Secured Fixed Rate Notes due August 4, 2003, to extend repayment of the notes to August 4, 2005. In exchange for the extension of repayment, we agreed to reduce the conversion price of the notes to $3.51 per share for the majority of the notes, and to use 50% of the net proceeds from the issuance of any equity securities prior to August 4, 2005, in excess of $10 million, to pay down the principal of the notes. In addition, we issued to the lenders five-year warrants to purchase approximately 4.26 million shares of our common stock, at an exercise price of $0.94 per share.

On April 16, 2003, representatives of ITC visited our facilities in Roseville, Minnesota to further explore the potential acquisition of our intermittent testing business. Department heads from several of ITC’s departments attended these meetings and met with key personnel from Diametrics.

On May 12, 2003, with the assistance of The Seidler Companies, we completed a $1.5 million interim financing through the sale of 15,000 shares of Series E Convertible Preferred stock at $100 per share. The preferred stock is convertible at any time into our common stock at 88% of the volume weighted average trading price of our common stock for the five consecutive trading days before the conversion date, but at an exercise price no greater than $0.75 per share and no less than $0.35 per share. The preferred stock is callable by us during the first 12 months at the original purchase price plus a return of 2% per month from the date of investment, and 50% of the preferred stock may be put back to us upon the sale of our intermittent testing business, at the original purchase price plus a return of 1% per month. Five-year warrants to purchase 735,000 shares of our common stock at $0.35 per share were also issued in conjunction with the financing. The warrants are exercisable after the conversion of the preferred stock. The agreement with the investors also provides that, if we do not sell our intermittent testing business within 120 days of the closing date, the investors will be entitled to a lien on the assets of the intermittent testing business.

On May 13, 2003, we received a proposal from ITC outlining the general terms under which they would be willing to move forward with a transaction with Diametrics, which included a price range for the intermittent testing business between $4 million and $7 million, subject to further due diligence by ITC. The proposal also anticipated a holdback of $1.5 million from the purchase price for 180 days to cover claims for indemnification and undisclosed liabilities. The Board met that day to discuss the term sheet at length. Subsequently, the Board instructed management to respond to ITC with changes and clarification on a number of items on the term sheet.

On May 13, 2003 and May 14, 2003, representatives from ITC, Thoratec and Diametrics met in Minneapolis, Minnesota to review personnel, policies and procedures and to conduct further due diligence.

On May 22, 2003, our Annual Meeting of Shareholders was held, at which meeting the shareholders approved, among other items, an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock. The Board believes that the availability of additional shares will provide greater flexibility to issue stock for a variety of corporate purposes, such as raising additional capital. Following the Annual Meeting, the Board met to discuss Diametrics’ strategic and financial alternatives and organizational structure. The Board also discussed the proposal submitted by ITC, and directed management to respond with recommended changes to the proposed price range, escrow terms and contingencies.

On June 3, 2003 and June 4, 2003, representatives of ITC and Thoratec conducted an onsite due diligence review of our company at our Roseville facility, and on June 15, 2003, ITC presented us with a revised proposal for the acquisition of the intermittent testing business. The revised proposal included a cash price of $4.5 million and the assumption of certain liabilities, and contemplated an escrow of 15% of the purchase price for 180 days.

On June 17, 2003, the Board met to discuss the revised terms submitted by ITC. The Board directed management to respond with a counterproposal. Mr. Kaysen promptly contacted representatives of ITC and discussed the Board’s response on June 18, 2003.

On June 19, 2003, the Board met again to review ITC’s response to Mr. Kaysen. Our legal counsel also participated. After carefully evaluating the revised proposal, the Board determined to accept the proposal made by ITC, subject to negotiation of definitive agreements. At this time, the material terms of the ITC proposal consisted of ITC acquiring substantially all of the assets of our intermittent testing business in exchange for cash consideration of $5.2 million, subject to adjustments, and the assumption of up to $550,000 trade payables associated with our intermittent testing business, which were estimated to be approximately $350,000 at that time. The $5.2 million cash portion of the purchase price was to be subject to adjustments and indemnification obligations as described in this proxy statement, including $780,000 to be held in escrow for 180 days. As part of the transaction, the terms also provided for a seven year noncompetition agreement. On June 20, 2003, we entered into a non-binding letter of intent to negotiate a definitive agreement with ITC. Subsequent to that date, representatives of Diametrics and ITC continued their due diligence efforts and began to work on the terms of an asset purchase agreement.

Between June 20, 2003 and July 2, 2003, there were numerous telephone discussions variously involving representatives of our company and representatives of ITC. The purpose of these discussions was to attempt to come to agreement on any remaining open issues, including certain issues related to the employees of our intermittent testing business, certain transition issues involving our Roseville facility and the status of our distributors and suppliers, and to continue moving towards execution of definitive agreements.

Between July 2, 2003 and July 10, 2003, negotiations and discussions of a definitive asset purchase agreement between our company and our legal counsel and ITC and its legal counsel progressed in earnest. On July 11, 2003, the Board of Directors held another meeting to discuss the progress of the negotiations with ITC, including negotiations regarding the cash consideration to be received, the terms of any proposed indemnification and escrow arrangements, conditions to closing and termination provisions and the proposed termination fee. The Board instructed management to continue to negotiate with ITC to attempt to finalize the details of the cash component of the purchase price, the indemnification and escrow terms, the ancillary documents and the schedules to the asset purchase agreement and to continue movement towards execution of definitive agreements.

From July 11, 2003 through the execution of the definitive asset purchase agreement, ITC and its legal counsel continued their due diligence efforts. During this time we and our legal counsel and ITC and its legal counsel participated in a series of negotiations finalizing the terms of the asset purchase agreement and the other related agreements. These negotiations largely covered the provisions related to the indemnification and escrow terms, the closing conditions and termination provisions, finalizing the terms of the ancillary agreements and completing the schedules to the asset purchase agreement. The changes made to the asset purchase agreement during this time were not material and did not alter the consideration to be received by Diametrics as previously discussed with the Board. The purchase price was determined based upon arms-length negotiations.

On July 17, 2003, the Board approved a transaction to sell our intermittent testing business to ITC. In making its determination to approve this transaction, the Board of Directors considered the cash to be received, the liabilities to be assumed and the overall structure of the transaction and the terms of the asset purchase agreement. The Board of Directors also unanimously resolved to recommend that our shareholders approve and adopt the asset purchase agreement and the sale of substantially all of the assets used in the operation of our intermittent testing business to ITC.

The asset purchase agreement was executed as of July 17, 2003. We announced the execution of the asset purchase agreement on July 18, 2003.

Reasons for the Sale of Our Intermittent Testing Business

We are proposing to sell our intermittent testing business to ITC, a wholly-owned subsidiary of Thoratec Corporation, because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our shareholders. The Board of Directors has identified various benefits that are likely to result from the sale of our intermittent testing business. The Board of Directors believes the sale of that business will:

•	allow us to direct our energies and resources to what the Board believes are the potentially better overall returns from our continuous monitoring business, by reducing our cash burn and expenses primarily associated with our intermittent testing business and increasing our cash balance;

•	provide an improved organizational focus and free up senior management from having to oversee two business units located on separate continents;

•	allow us to present a streamlined business plan that the Board believes will be more attractive to the investment community and, ultimately, lead to a greater return for our shareholders; and

•	allow us to increase our cash reserves from $1,271,339 at June 30, 2003, by the amount of cash we receive in this transaction and thereby provide us with a greater ability to develop our continuous monitoring business, strengthen our direct sales team and withstand business and economic slowdowns as we transition to our new business model. The amount of cash we receive in this transaction will vary, depending on some future contingencies, and is described on page 30 under “The Asset Purchase Agreement—Consideration.”

In arriving at its determination that the asset sale is in the best interests of our company and our shareholders, the Board of Directors carefully considered the terms of the asset purchase agreement as well as the potential impact of the asset sale on our company. As part of this process, the Board of Directors consulted with our senior management and considered the advice and assistance of our legal counsel. In determining to authorize the asset sale, the Board of Directors considered the factors set out above as well as the following factors:

•	the fact that ITC’s offer was the only favorable offer we received, both in terms of aggregate consideration and proposed transaction structure, following an extended search and evaluation process, and the Board’s belief that it was not likely that any party other than ITC would propose and complete a transaction on terms more favorable to our company and our shareholders;

•	the amount of cash included in ITC’s offer that would be paid at closing and the fact that ITC would assume certain liabilities of the intermittent testing business;

•	the terms and conditions of the asset purchase agreement, including the fiduciary out provision negotiated by the Board, which allows the Board to consider unsolicited offers to purchase the intermittent testing business, and the Board’s belief that the asset purchase agreement can be rapidly consummated without significant regulatory obstacles;

•	the fact that the sale of our intermittent testing business must be approved by the holders of a majority of our company’s common stock, which ensures that the Board will not be taking action of which the shareholders disapprove; and

•

the fact that Minnesota law entitles shareholders, who do not vote in favor of the asset purchase agreement and related transactions and who file a written notice of intent with us, to obtain the “fair value” of their shares, as determined in accordance with Minnesota’s statutory procedure, if the transactions described in the asset purchase agreement are completed.

The Board believed that each of the above factors generally supported its determination. The Board did, however, consider the potential adverse effects of other factors on the proposed asset sale, including the following:

•	the risk that, after the asset sale, we will have a less diversified business which would leave us dependent on the performance of our continuous monitoring business;

•	the fact that the intermittent testing business accounted for approximately 66% of our revenues for both the quarter ended March 31, 2003 and the year ended December 31, 2002, and approximately 43% and 56% of our costs and expenses for the quarter ended March 31, 2003, and for the year ended December 31, 2002, respectively;

•	the fact that we have suffered cash flow problems and will still need to raise additional capital to develop our continuous monitoring business;

•	the fact that upon the closing of the sale of our intermittent testing business, the holders of our Series E Convertible Preferred stock will have a put option, during the 30 day period immediately following the closing, to sell back to us up to 7,500 shares of our Series E Convertible Preferred stock at $100 per share, plus 1% interest for each month those shares were outstanding;

•	the risk that we could be exposed to future indemnification payments for a breach of the representations, warranties and covenants contained in the asset purchase agreement;

•	the risk that we may not receive, or we may only receive a portion of, the $780,000 to be placed in escrow by ITC if we are required to cover any shortfall in collected receivables or if we are required to pay indemnity claims; and

•	the risk that the asset sale might not be consummated, which could result in a decline in the price of our common stock, limit our ability to grow and implement our current business strategies and, under certain circumstances, result in our paying ITC a termination fee of $500,000.

In view of the variety of factors considered in connection with its evaluation of the asset sale, the Board of Directors did not find it practical to and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. In addition, individual members of the Board may have given different weight to different factors and therefore may have viewed certain factors more positively or negatively than others. The Board of Directors did not engage an independent financial advisor to determine the fairness of the transaction to our shareholders and determined, based upon the factors set forth above in this section, that the transactions contemplated by the asset purchase agreement are fair to our shareholders. Further, based on the procedural safeguard of the unanimous approval of all of our directors, including those directors who are not employees, the required approval of our shareholders and the availability of dissenter’s rights, the Board believes that the transactions contemplated by the asset purchase agreement are procedurally fair to shareholders. A fairness opinion from an independent financial advisor typically entails a substantial fee to the requesting company. In the context of an asset sale, the financial advisor would typically review our historical and projected revenues, operating earnings and net income of our intermittent testing business and certain other publicly held companies in businesses it believed to be comparable to our intermittent testing business, and make certain assumptions regarding the value, including the liquidation value, of our assets and liabilities associated with our intermittent testing business, which may be difficult to predict, in order to render its opinion. In addition to the speculative nature of any such analyses, the Board believes undertaking these analyses would involve a significant unnecessary expense that would reduce the amount of cash received in the proposed transaction that could be used to develop the continuous monitoring business and also result in delay in closing the transaction. After consultation with legal counsel on the reasons for and against obtaining a fairness opinion, the Board believes that the approval of the asset purchase agreement by the shareholders, together with the right of any shareholder that objects to the transaction to exercise dissenter’s rights under Minnesota law to obtain the fair value of their shares of our common stock, provide procedural safeguards to the shareholders in reaching its determination that the transactions contemplated by the asset purchase agreement are fair to our shareholders. See the section below entitled “Dissenter’s Rights.”

In arriving at its determination that the asset sale is in the best interests of our company and our shareholders, the Board did not apply a discount factor to the $780,000 to be placed in escrow by ITC to account for the time value of money to reflect that $780,000 in the future is worth less than $780,000 in the present. The Board did not apply a time value of money discount due to the low interest rate environment that currently exists, and due to the relatively short duration of the deposit in escrow for 180 days. Using the rate that we currently earn on our cash balances annually of 1% to discount the escrow deposit to present value, a discount amount of approximately $4,000 would result, which we consider immaterial in the context of the magnitude of this transaction.

The Board also did not apply a discount factor to the $780,000 to be placed in escrow to reflect the possibility that these escrowed funds may not be paid to us. The Board did not apply this possibility of non-payment discount to the escrowed amount because the information available to the Board at that time indicated that all of the escrowed funds would, in all reasonable likelihood, be disbursed to us. This information reflected that, as of June 30, 2003, the amount of the receivables being sold to ITC is $840,710, well above the $600,000 minimum, and are collectible in the ordinary course of business. Further, when the Board approved the transaction, it did not believe that there would be any indemnity claims payable due to our active negotiation of the representations and warranties in the asset purchase agreement, the review of the representations and warranties made by us and our related investigations to ascertain the accuracy of those representations and warranties, together with the fact that we are not liable for indemnity claims until the aggregate of all such claims exceeds $52,000.

Because future events are at times difficult to foresee, however, we can give no assurances that either or both of these adjustments will not occur. Shareholders may decide to apply discount factors to the $780,000 to be placed in escrow when assessing how to vote on the proposal to sell substantially all of the assets of our intermittent testing business. Using the rate that we currently earn on cash balances of 1% annually to account for the time value of money and discounting the $780,000 by 10% to account for the possibility that there will be a shortfall in receivables collected and/or indemnity claims exceeding $52,000, the assumed discounted value of the $780,000 to be placed in escrow would be approximately $698,000. Different assumptions pertaining to the present value discount or pertaining to the possibility of non-payment discount could provide different results. The effort to present these discounts is designed to show the impact that these types of discounts may have on a valuation of $780,000 to be received in the future, and is not intended to represent what amount we may actually receive. The Board did not take these discounts into account in authorizing this transaction for the reasons noted above. Nonetheless, in deciding how to vote, you may wish to value the $780,000 to be received in the future using discount factors and the discounted value of $780,000 may affect how you may wish to vote.

Recommendation of the Board of Directors

The Board of Directors has determined that the sale of our intermittent testing business is in the best interests of our company and our shareholders. The Board of Directors has unanimously approved the asset purchase agreement and unanimously recommends that the shareholders vote in favor of the proposal to approve the sale of substantially all of the assets used in the operation of our intermittent testing business to ITC pursuant to the asset purchase agreement and the transactions contemplated by the asset purchase agreement.

Proceeds of the Sale of Our Intermittent Testing Business

We will retain the proceeds of the sale of our intermittent testing business. It is the intention of the Board of Directors to use the proceeds, along with our other cash and cash equivalents, to grow our continuous monitoring business by expanding product and service offerings, increasing our sales force and to potentially further expand through acquisitions of complementary businesses pursuant to our future business plan. At this time, however, we do not have any formal acquisition plans or proposals outstanding or other arrangements to pursue alternate business opportunities with potential acquisition targets.

Shareholder Approval of the Sale of Our Intermittent Testing Business; Vote Required

Under Section 661 of the Minnesota Business Corporation Act, the sale of “all or substantially all” of our assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock on the record date. We, in consultation with our legal counsel, have determined that the sale of substantially all of the assets used in the operation of our intermittent testing business to ITC might be deemed to constitute a sale of “all or substantially all” of our assets based on interpretations of that term. The asset purchase agreement provides that, as a condition to ITC’s obligation to consummate the transactions contemplated by the asset purchase agreement, we must obtain the consent of our shareholders pursuant to the Minnesota Business Corporation Act. Therefore, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of our common stock on the record date must be obtained.

Dissenters’ Rights

Our shareholders will not experience any change in their rights as shareholders as a result of the sale of substantially all of the assets used in the operation of our intermittent testing business, and we will continue to operate our remaining business. Our shares will remain publicly traded on the Over-the-Counter Bulletin Board following the asset sale. We are, however, organized under the corporate laws of the State of Minnesota. Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide each shareholder of Diametrics the right to dissent from the sale of substantially all of the assets used in the operation of our intermittent testing business, and obtain payment for the “fair value” of the shareholder’s shares upon the consummation of the asset sale. As discussed above, we, in consultation with our legal counsel, have determined that the sale of substantially all of the assets used in the operation of our intermittent testing business to ITC might be deemed to constitute a sale of “all or substantially all” of our assets based on interpretations of that term.

The following summary of the applicable provisions of sections 302A.471 and 302A.473 of Minnesota law does not purport to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of these sections attached as Appendix B to this proxy statement. Any shareholder who wishes to exercise dissenters’ rights, or who wishes to preserve the right to do so, should review these sections carefully since failure to comply with the procedures set forth in the sections will result in the loss of that shareholder’s dissenters’ rights.

Under the Minnesota Business Corporation Act, our shareholders have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the sale of substantially all of the assets used in the operation of our intermittent testing business and to receive from us payment in cash of the “fair value” of their shares upon the consummation of the asset sale. The term “fair value” means the value of the shares immediately before the effective date of the asset sale without any appreciation or depreciation in anticipation of the asset sale. “Fair value” for this purpose, however, may not necessarily be equal to the quoted trading price of our common stock on the Over-the-Counter Bulletin Board for this purpose.

A person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect any dissenters’ rights the beneficial owner may have.

Shareholders of record who desire to exercise their dissenters’ rights must satisfy all of the following conditions:

•	A written notice of intent to demand fair value for our common stock held by the shareholder must be received at our executive offices of at 2658 Patton Road, Roseville, Minnesota 55113. This written demand should specify the shareholder’s name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of its, his or her shares before the taking of the shareholder vote at the special meeting to approve the sale of substantially all of the assets used in the operation of our intermittent testing business. This written demand must be in addition to and separate from any proxy or vote against approval of the sale of substantially all of the assets used in the operation of our intermittent testing business. Voting against, abstaining from voting or failing to vote to approve the sale of substantially all of the assets used in the operation of our intermittent testing business does not constitute a demand for appraisal within the meaning of Minnesota law.

•

Shareholders electing to exercise their dissenters’ rights under the Minnesota Business Corporation Act must not vote for the approval of the sale of substantially all of the assets used in the operation of our intermittent testing business. A shareholder’s failure to vote against approval of the sale of substantially all of the assets used in the operation of our intermittent testing business will not constitute a waiver of the shareholder’s dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the sale of substantially all of the assets used in the operation of our intermittent testing business or direction to abstain, the proxy will be voted for approval of the sale of substantially all of the assets used in the operation of our intermittent testing business and the shareholder’s dissenters’ rights will be waived.

A shareholder may not assert dissenters’ rights as to less than all of the shares registered in such holder’s name except where certain shares are beneficially owned by another person but registered in such holder’s name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares who is not the record owner of such shares may assert dissenters’ rights as to shares held on the beneficial owner’s behalf, provided that the beneficial owner submits a written consent of the record owner to us at or before the time the beneficial owner asserts his, her or its dissenter’s rights.

After approval of the sale of substantially all of the assets used in the operation of our intermittent testing business by the shareholders at the special meeting, we will send a written notice to each shareholder who delivered written demand to us for his, her or its dissenters’ rights. The notice will contain the address to which the shareholder must send both the demand for payment and the stock certificates to be exchanged for said payment in order to perfect the shareholder’s dissenters rights and the date by which they must be received and other related information.

In order to receive fair value for his, her or its shares, a dissenting shareholder must, within 30 days after the date we give the notice described in the preceding paragraph, demand payment and send the relevant stock certificates, and all other information specified in the notice from us, to the address specified in the notice. A dissenting shareholder will retain all rights as a shareholder until the effective date of the sale of substantially all of the assets used in the operation of our intermittent testing business. After a valid demand for payment and the related stock certificates and other information are received by us, or after the effective date of the sale of substantially all of the assets used in the operation of our intermittent testing business, whichever is later, we will remit to each dissenting shareholder who has perfected his, her or its dissenters’ rights under the Minnesota Business Corporation Act the amount that we estimate to be the fair value of the dissenting shareholder’s shares, with interest at a rate prescribed by statute. We will also send our closing balance sheet and statement of operations for a fiscal year ending not more than 16 months before the effective date of the sale of substantially all of the assets used in the operation of our intermittent testing business, together with the latest available interim financial statements, an estimate of the fair value of the shareholder’s shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment and copies of sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

If the dissenting shareholder believes that the amount remitted by us is less than the fair value of his, her or its shares plus interest, the shareholder may mail or deliver written notice to Diametrics of his, her or its own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to our executive offices at 2658 Patton Road, Roseville, Minnesota 55113. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by Diametrics.

Within 60 days after receipt of a demand for supplemental payment, we must either pay the shareholder the amount demanded or agreed to by the shareholder after discussion with us, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with Diametrics. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate, whether or not used by Diametrics or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court’s determination will be binding on all shareholders who properly exercised dissenters’ appraisal rights and did not agree with Diametrics as to the fair value of their shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, were remitted to those shareholders by Diametrics. The shareholders will not be liable to Diametrics for any amounts paid by us that exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Diametrics, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

Shareholders considering exercising dissenters’ rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or less than the consideration they would receive if they did not seek appraisal of their shares and instead, sold their shares on the open market.

Cash received pursuant to the exercise of dissenters’ rights may be subject to federal or state income tax. Any holder who fails to comply fully with the statutory procedure summarized above will forfeit that shareholder’s dissenters’ rights.

Regulatory Matters

No material regulatory approvals, filings or consents, other than filings in compliance with applicable SEC requirements, are required to complete the sale of our intermittent testing business.

Accounting Treatment

The proposed sale of substantially all of the assets used in the operation of our intermittent testing business and certain related liabilities is expected to be accounted for as a sale of assets classified as discontinued operations.

Material United States Federal Income Tax Consequences

The following describes the material United States federal income tax consequences of the proposed sale of our intermittent testing business to ITC that are generally applicable to our company and our shareholders. The following discussion is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

The proposed sale of our intermittent testing business to ITC will be a transaction taxable to Diametrics for United States federal income tax purposes. We will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold, including the amount of any cash subsequently received from the amounts escrowed at closing, plus the amount of related liabilities assumed by ITC.

Although the sale of our intermittent testing business to ITC will result in a taxable gain to Diametrics, our available federal income tax net operating and net capital loss carry forwards, as currently reflected on our consolidated federal income tax returns, are in excess of the estimated amount of the gain. However, for purposes of computing our Alternative Minimum Tax liability, Internal Revenue Code Section 56(d) does not permit a corporation’s net operating loss carryforwards to offset more than 90% of the corporation’s alternative taxable income. Due to this limitation and depending upon the operating results during the remaining quarters of our fiscal year ending December 31, 2003, we may incur Alternative Minimum Tax, which, in general, will result in an effective tax rate of approximately two percent. The availability and amount of tax loss carry forwards are subject to audit and adjustment by the Internal Revenue Service. In the event that the Internal Revenue Service adjusts the loss carry forwards, we may incur a tax liability.

Our shareholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of our intermittent testing business to ITC.

We file income tax returns in more than one state. Because state income tax laws do not necessarily follow federal law, and because state laws themselves differ, the state income tax consequences of the sale of our intermittent testing business to ITC will vary state by state. The tax loss carry forwards in a particular state may not completely offset state taxable income, and state income tax may be incurred on the sale. However, it is not anticipated that the sale will result in a material amount of state income taxes.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE SALE, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES BASED ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES.

Voting by Our Directors and Executive Officers

Our directors, executive officers and our largest shareholder, BCC Acquisition II LLC, holding in the aggregate approximately 18% of the outstanding shares of our common stock on the record date, have agreed to vote at the special meeting in favor of the proposal to sell substantially all of the assets used in the operation of our intermittent testing business to ITC pursuant to the terms of voting agreements entered into by such directors, executive officers, BCC Acquisition II LLC and ITC.

Interests of Certain Persons in the Sale of Our Intermittent Testing Business

The executive officers and directors of Diametrics do not have interests in the sale of our intermittent testing business that are different from or in addition to their interests as shareholders generally. Although the majority of our employees that are involved with our intermittent testing business will be joining ITC following the sale, none of our executive officers will be transferring to ITC as part of this transaction. However, upon the closing of the sale of our intermittent testing business, the holders of our Series E Convertible Preferred stock will have a put option, during the 30 day period immediately following the closing, to sell back to us up to 7,500 shares of our Series E Convertible Preferred stock at $100 per share, plus 1% interest for each month those shares were outstanding.

Our Operations Following the Sale of Our Intermittent Testing Business

Following the sale of our intermittent testing business, we will no longer engage in that business and, furthermore, we will be prohibited from engaging in that business anywhere in the world for seven years or until there is a change of control of Diametrics. Our remaining business operations will consist primarily of our continuous monitoring business, which we believe will produce better overall returns in the long run. Please see “The Asset Purchase Agreement—Covenants and Agreements” on page 33 for further details.

Special Considerations You Should Take into Account in Deciding How to Vote on the Proposal to Sell Our Intermittent Testing Business

You should carefully consider the special considerations described below as well as other information provided to you in this document in deciding how to vote on the proposal to sell our intermittent testing business. The special considerations described below are not the only ones facing our company. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Special Considerations Regarding the Proposal to Sell Our Intermittent Testing Business

The amount of cash we receive in this transaction will vary, depending on some future contingencies, so that we may not receive all of the cash provided for in the asset purchase agreement.

Pursuant to the terms of the asset purchase agreement, the purchase price may be adjusted downward prior to closing for any payment made by ITC on our behalf to terminate certain liens on the assets of our intermittent testing business. The amount that will be necessary to terminate such liens is currently estimated to be $650,000, but may change prior to closing. We will also enter into an escrow agreement at the closing with ITC and an escrow agent, whereby $780,000 of the cash purchase price will be placed into escrow with the escrow agent to cover any shortfall in collected receivables or any potential indemnification claims. The escrowed amount will be used to pay the difference if the amount of trade receivables that is assigned to ITC as part of the sale of our intermittent testing business is less than $600,000 or the amount collected on those trade receivable within 180 days of closing the asset sale is less than $600,000, or for losses incurred by ITC arising out of or resulting from:

•	any inaccuracy in any representation or the breach of any warranty made by us in the asset purchase agreement;

•	our failure to duly perform or observe any covenant or agreement in the asset purchase agreement that we are required to perform or observe, whether prior to, at or after the date of closing;

•	our failure to assign or terminate specified distribution agreements related to our intermittent testing business; or

•	liabilities and obligations that ITC has not assumed.

ITC also has the option to pay for any trade payables of our intermittent testing business in excess of $550,000 that we have failed to pay or provide for and deduct such amount from the $780,000 escrowed amount. As such, while the $780,000 is to be held in escrow for 180 days and is to be distributed to us subject to these contingencies, we may not receive the escrowed funds, or the amount we actually receive may be less than the $780,000 escrowed amount. In addition to the escrowed funds, our obligations to indemnify ITC for losses as specified above continue until the 270th day after the closing of the asset purchase agreement, and may involve an amount up to the total cash consideration we receive.

We will be unable to compete in the intermittent testing business for seven years from the date of closing, which may limit our ability to develop future products.

We have agreed that, without the prior written consent of ITC, we will not compete with ITC or its parent company Thoratec Corporation in the intermittent blood testing business, either directly or indirectly, through the manufacture, sale, marketing, licensing or distribution in the United States or anywhere throughout the world of any intermittent blood testing products for a period of seven years from the closing of the asset purchase or until there is a change of control of Diametrics. We have also agreed that we will take all reasonable actions necessary to ensure that our employees and consultants irrevocably assign or transfer to ITC all of their respective rights, title and interest in and to any intellectual property related to our intermittent testing business developed during the non-competition period for no additional consideration. Our continuous monitoring business is not deemed to compete with the intermittent testing business.

There is no plan to distribute any of the proceeds of the sale of our intermittent testing business to our shareholders.

We do not intend to distribute any portion of the proceeds from the sale of our intermittent testing business to our shareholders. Currently, we intend to use the proceeds from the sale of that business to fund and grow our continuous monitoring business. However, upon the closing of the sale of our intermittent testing business, the holders of our Series E Convertible Preferred stock will have a put option, during the 30 day period immediately following the closing, to sell back to us up to 7,500 shares of our Series E Convertible Preferred stock at $100 per share, plus 1% interest for each month those shares where outstanding.

Management could spend or invest the proceeds from the sale of our intermittent testing business in ways with which our shareholders may not agree, including the possible pursuit of other market opportunities.

Our management could spend or invest the proceeds from the sale of our intermittent testing business in ways with which our shareholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because the market for our continuous monitoring business is evolving, in the future we may discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. This action may require us to limit or abandon our currently planned focus on continuous monitoring products based on fiberoptic sensor technology. If we change our business focus we may face risks that may be different from the risks associated with the continuous monitoring market.

The asset purchase agreement will expose us to contingent liabilities that could have a material impact on our financial condition.

Under the asset purchase agreement, we have agreed to indemnify ITC for 270 days after the close of the asset purchase agreement for any breach of our representations, warranties or covenants contained in the asset purchase agreement and for other matters, subject to certain limitations, up to the aggregate cash purchase price we receive. For example, an indemnification claim by ITC might result if we are inaccurate in any of our representations about the assets comprising our intermittent testing business. Significant indemnification claims by ITC could have a material adverse effect on our business, including the loss of up to the entire cash consideration we receive for this transaction. Such claims will first be taken out of the $780,000 escrowed amount.

The failure to complete the sale of our intermittent testing business may result in a decrease in the market value of our common stock and may create substantial doubt as to our ability to grow and implement our current business strategies.

The sale of our intermittent testing business is subject to a number of contingencies and other customary closing conditions, including the requirement that we obtain the approval of the sale by our shareholders, and we cannot predict whether we will succeed in obtaining this approval. In addition, the asset purchase agreement may be terminated if the sale is not closed within 120 days of the asset purchase agreement through no fault of the terminating party; if any governmental entity takes action to enjoin the asset sale; or if we became insolvent, file for bankruptcy or cease, wholly or substantially, the operation of our intermittent testing business.

We cannot guarantee that we will be able to meet the closing conditions set forth in the asset purchase agreement or the events that would lead to termination of the asset purchase agreement will not happen. As a result, we cannot assure you that the sale of our intermittent testing business will be completed. If our shareholders fail to approve the proposal at the special meeting or if the sale of our intermittent testing business is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the sale of our intermittent testing business may substantially limit our ability to grow and implement our current business strategies. Finally, we cannot support the cash flow requirements of running both our intermittent testing business and our continuous monitoring business and, in the event sufficient additional funding cannot be secured on a timely basis, we may not be able to sustain our operations if our intermittent testing business cannot be sold in the near future.

If our shareholders do not approve the sale of our intermittent testing business, there may not be any other offers from potential acquirors.

If our shareholders do not approve the sale of our intermittent testing business, we may seek another purchaser for our intermittent testing business. Although we had discussions with various parties concerning such a purchase, none of these parties may now have an interest in such a sale or be willing to offer a reasonable purchase price. In addition, if the asset purchase agreement is terminated because our shareholders do not approve the transaction or if the sale is not closed within 120 days of the asset purchase agreement, and if we enter into a similar transaction with another party within 180 days of the termination, ITC will be entitled to a fee of $500,000, which could discourage other potential purchasers of our intermittent testing business. Finally, if we do not sell our intermittent testing business within 120 days of May 12, 2003, the holders of our Series E Convertible Preferred stock have the right to place a lien on the assets of our intermittent testing business, which could also discourage other potential purchasers.

Special Considerations Relating to Our Company if Our Intermittent Testing Business is Sold

Our financial success will depend upon our ability to successfully implement our new business model.

In accordance with our current restructuring efforts, we are currently transitioning our business and realigning our strategic focus towards our continuous monitoring products. Many factors may negatively impact our ability to implement our strategic focus, including our ability or possible inability to manage the implementation and development of our continuous monitoring business, sustain the productivity of our workforce and retain key employees, manage operating expenses and quickly respond to and recover from unforeseen events associated with the restructuring. We may be required by market conditions and other factors to undertake additional restructuring efforts in the future. Our business, results of operations or financial condition could be materially adversely affected if we are unable to manage the implementation and development of our new business strategy, sustain the productivity of our workforce and retain key employees, manage our operating expenses or quickly respond to and recover from unforeseen events associated with any future restructuring efforts.

We have received a “going concern” opinion from our independent auditors, have a history of operating losses, and may not achieve profitability sufficient to generate a positive return on your investment.

We have incurred net operating losses since our inception. We have prepared our consolidated financial statements for the year ended December 31, 2002 on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities and other commitments in the normal course of business. The report of our independent auditors covering the December 31, 2002 consolidated financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern as a result of negative working capital, recurring losses and negative cash flows. Our net loss for the three months ended March 31, 2003 was $2,890,621 and we incurred net losses of $7,531,016, $3,875,899 and $2,647,617 for the years ended December 31, 2002, 2001 and 2000, respectively. Our accumulated deficit as of March 31, 2003 was $146,309,107. We expect financial results for the year ending December 31, 2003 to show an increase in net loss relative to 2002, due to lower expected revenue, primarily impacted by our transition to our new distribution and direct sales force channel model, partially offset by expected net gain from the refinancing of our convertible notes and reduced operating loss and net gain from the sale of our intermittent testing business. We expect to incur net operating losses at least through 2004. We cannot assure you that we will ever generate substantial revenues or achieve profitability at a level sufficient to generate a positive return on your investment. If we are unable to raise an adequate level of additional capital or generate sufficient cash flows from operations, our ability to execute our business plan and remain a going concern will be significantly impaired.

We may be unable to raise additional funds or generate sufficient cash from operations to meet our future capital requirements and execute our business plan.

Our long-term capital requirements for the development of our continuous monitoring business will depend upon numerous factors, including the impact of changes in distribution relationships and methods on revenue, the rate of market acceptance of our products, the level of resources devoted to expanding our business and manufacturing capabilities, and the level of research and development activities. However, as described above, we have a history of operating losses. Cash and marketable securities decreased by approximately $2.5 million during the three months ended March 31, 2003 to $1.5 million. We are monitoring our cash position carefully and evaluating our future operating cash requirements in the context of our strategy, business objectives and expected business performance. As part of this, we have elected to delay project spending and capital expenditures, and are implementing other cost-cutting measures across all areas of our operations, including personnel, facilities and discretionary spending. A significant amount of available instrument inventory will allow a reduction of our inventory purchases and production requirements during 2003. Further, we are positioning our business for future sales and earnings growth with the pursuit of strategic partners for our business as well as the expansion of our global distribution channels, including a direct sales force in the United States, the United Kingdom and Germany, and third-party distributors outside of these countries. Proceeds from the sale of our intermittent business will increase our cash reserves, and the sale will reduce our cash burn rate. This combined with proceeds from the sale of $1,500,000 of Series E Convertible Preferred stock on May 12, 2003, are expected to meet our funding requirements for support of our operations for approximately the next year. This period could be shortened if the holders of our Series E Convertible Preferred stock elect to exercise their put option to sell up to 7,500 shares of the outstanding Series E Convertible Preferred stock back to us after completion of the asset sale. We will be required to raise additional capital during that period in order to sustain and fund our operations over the long term. We may pursue the issuance of additional equity or debt securities to the extent funding raised from other business alternatives is not sufficient to meet our funding requirements. While we believe that we will be able to raise adequate funding to meet our operational requirements, there can be no assurance that adequate funds will be available when needed and on acceptable terms.

Our common stock is traded on the Over-the-Counter Bulletin Board, which may result in reduced liquidity for our common stock.

On July 1, 2003, we announced that we received a notice from The Nasdaq Stock Market indicating that, following a review of the appeal we presented on June 5, 2003, the Nasdaq Listing Qualifications Panel determined to delist Diametrics’ common stock from The Nasdaq SmallCap Market effective with the open of business on Wednesday, July 2, 2003. Our common stock became immediately eligible to trade on the OTC Bulletin Board effective with the open of business on July 2, 2003 under the symbol “DMED”. Trading Diametrics’ common stock through the OTC Bulletin Board may be more difficult because of lower trading volumes, transaction delays and reduced security analyst and news media coverage of Diametrics. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. Trading of our common stock in an over-the-counter market may also attract a different type of investor in our common stock, which may limit further our future equity funding options.

Conversion of our Series E Convertible Preferred Stock to common stock may have a dilutive effect to our common shareholders and a negative effect on the trading price of our common stock.

On May 12, 2003, we completed the sale in a private placement of 15,000 shares of Series E Convertible Preferred stock, at a price of $100 per share, resulting in aggregate gross proceeds of $1,500,000. The stock is convertible at any time into common stock at 88% of the volume weighted average trading price of the common stock for the five consecutive trading days before the conversion date, but at an exercise price no greater than $0.75 per share and no less than $0.35 per share. The closing trading price for our common stock on May 12, 2003 was $1.18. The holders of the Series E Convertible Preferred stock have agreed not to short sell our common stock. Nevertheless, conversion of the Series E Convertible Preferred stock into common stock at a discount to market may have a dilutive effect to our common shareholders and result in a decline in the trading price of our common stock.

Our financial success depends upon acceptance of our continuous monitoring devices by the medical community.

Our success depends upon acceptance of our products by the medical community as reliable, accurate and cost-effective. Our point-of-care continuous monitoring devices represent an alternative practice in critical or stat blood testing, which is currently performed primarily by central and stat laboratories of hospitals, or by point-of-care intermittent blood testing devices. Although professional awareness of continuous blood gas monitoring is increasing, most acute care hospitals have already installed expensive blood testing instruments and may be reluctant to change standard operating procedures or incur additional capital expenditures for new blood analysis equipment. We are unable to predict how quickly, if at all, our products will be accepted by the medical community or, if accepted, predict the volume of our products or the related disposable sensors we can expect to sell.

We face significant competition in the medical device industry that may have a negative impact on our prices and market share.

The medical technology industry is characterized by rapidly evolving technology and intense competition. Many of our competitors have substantially greater capital resources, research and development staff, and facilities than we do, and many of these companies also have greater experience in research and development, obtaining regulatory approvals, manufacturing, and sales and marketing. We cannot assure you that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than ours that could render our products obsolete or noncompetitive. Although we believe that our products may offer certain technological advantages over our competitors’ current products, earlier entrants in the market in a therapeutic area often obtain and maintain significant market share. Our product pricing is competitive with alternative products of other suppliers. In the future, we may experience competitive pricing pressures that may cause a decrease in unit prices and sales levels.

Our financial success will depend upon our ability to manage any growth in our business with limited resources.

If we are successful in increasing the revenues of our continuous monitoring business, we may be required to expand our operations. If we are required to expand our operations, expansion will likely result in new and increased responsibilities for our management personnel and place significant strain on our management, operating and financial systems and other resources. To accommodate any such growth and compete effectively, we will be required to implement improved information systems, procedures and controls, and to expand, train, motivate and manage our work force. Our future success will depend to a significant extent on the ability of our current and future management personnel to operate effectively both independently and as a group. We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our future operations.

THE ASSET PURCHASE AGREEMENT

We believe this summary describes the material terms of the asset purchase agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the asset purchase agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Appendix A.

Assets Sold

Subject to and upon the terms and conditions of the asset purchase agreement, we are selling to ITC substantially all of the assets used in the operation of our intermittent testing business, including the following assets:

•	all machinery, equipment, tools, vehicles, furniture, fixtures, leasehold improvements, office equipment, materials and supplies, plant, inventory, video libraries and archives, spare parts and other tangible personal property of every kind and description used in connection with the intermittent testing business;

•	all of the contracts relating primarily to or necessary for the conduct of the business or operations of the intermittent testing business;

•	all licenses, permits, construction permits, registrations and other authorizations issued by any federal, state, or local governmental authorities to us, used or held by us for use in connection with our intermittent testing business and conduct of the business or operations in our Roseville Minnesota facility, and all applications therefor;

•	all pending and approved marketing authorizations relating to our intermittent testing business and other applications for governmental regulatory approvals relating to our intermittent testing business and all federal, state, local and foreign device establishment registrations and device listings and all of the supporting documents for such licenses and approvals;

•	all of the trademarks, trademark applications, domain names, patents, patent applications, assumed names, trade names, copyrights, trade secrets or invention disclosures used or necessary for the operation of our intermittent testing business;

•	our accounts receivable related to our intermittent testing business;

•	all of our finished good, raw materials, parts, supplies and accessories used in connection with our intermittent testing business; and

•	all other assets currently used in connection with the intermittent testing business.

Assumed Liabilities

As partial consideration for the purchase of the assets, ITC will assume certain liabilities related to our intermittent testing business, including the following:

•	liabilities under the contracts assumed by ITC and obligations to customers that exist on or before the closing date;

•	all liabilities under contracts assumed by ITC and obligations that arise after the closing date;

•	purchase commitments relating to goods or services ordered prior to the closing date in the ordinary course of our intermittent testing business but received after the closing date and of which ITC will receive the use, benefit or revenue;

•	all contractual warranty obligations on our intermittent testing products in effect on or after the closing date; and

•	trade payables relating to goods or services from suppliers or vendors ordered prior to the closing date in the ordinary course of our intermittent testing business and received prior to the closing date, up to a maximum amount of $550,000.

As of the date of this proxy statement, our trade payables are estimated at approximately $350,000, but this amount may vary between now and the closing date.

Closing Date

The closing of the sale of our intermittent testing business will take place as soon as practicable and in any event no later than within five business days after all closing conditions are satisfied. It is the intent of the parties to complete the sale of our intermittent testing business as soon as practicable following approval by our shareholders of the sale of the intermittent testing business.

Consideration

ITC will pay us approximately $5.2 million in cash, subject to certain purchase price adjustments, and assume certain liabilities associated with our intermittent testing business, including up to $550,000 in trade payables. The purchase price may be adjusted downward prior to closing for any payment made by ITC on our behalf to terminate certain liens on the assets of our intermittent testing business. The amount necessary to terminate such liens is currently estimated to be approximately $650,000, but this amount may change prior to closing. Of this $5.2 million, ITC will place $780,000 in escrow with an escrow agent to cover any shortfall in collected receivables or any potential indemnification claims. The escrowed funds will be disbursed to us, less any shortfall in collected receivables or any payment for indemnification claims 180 days after the closing date.

While $780,000 is to be escrowed and is to be distributed to us 180 days after the closing date, we may not receive the escrowed funds, or the amount we actually receive may be less than the amount escrowed. In assessing the escrow provisions, the Board did not apply a discount for the time value of money or a discount to take into account the potential risk of nonpayment in determining to approve this transaction. See “Proposal One: Sale of the Assets of Our Intermittent Testing Business—Reasons for the Sale of Our Intermittent Testing Business” on page 17.

The escrowed amount will be used to pay the difference if the amount of trade receivables that is assigned to ITC as part of the sale of our intermittent testing business is less than $600,000 or the amount collected on those trade receivables within 180 days of closing the asset sale is less than $600,000, or if there are losses incurred by ITC arising out of or resulting from:

•	any inaccuracy in any representation or the breach of any warranty made by us in the asset purchase agreement;

•	our failure to duly perform or observe any covenant or agreement in the asset purchase agreement that we are required to perform or observe, whether prior to, at or after the date of closing;

•	our failure to assign or terminate specified distribution agreements related to our intermittent testing business; or

•	liabilities and obligations that ITC has not assumed.

ITC also has the option to pay for any trade payables of our intermittent testing business in excess of $550,000 that we have failed to pay or provide for and deduct such payment from the $780,000 escrowed amount.

As of the date of this proxy statement, we anticipate that the purchase price adjustment will equal approximately $650,000 and that there will not be any shortfall in collected receivables, any indemnity claims or any outstanding trade payables in excess of $550,000. Our belief that there will not be any collected receivables shortfall adjustments is based on our review of our financial statements and certain information available to us which indicates that our receivables for the intermittent testing business significantly exceeds $600,000 and we believe that at least $600,000 of those receivables will be collectable within 180 days of the closing of the asset purchase. Our belief that there will not be any indemnification claims payable by us is based on our active negotiation of the representations and warranties in the asset purchase agreement, our review of the representations and warranties made by us and our related investigations to ascertain the accuracy of these representations and warranties, together with the fact that we are not liable for indemnification claims until the aggregate of all such claims exceeds $52,000. Our belief that there will not be any outstanding trade payables in excess of $550,000 that we have not provided for is based on our review of our financial statements which indicates that our outstanding trade payable balance is currently below $550,000 and we do not intend to increase such payables prior to closing. Because future events are at times difficult to foresee, however, we can give no assurances that these adjustments or indemnifications will not occur.

We believe that the source of the cash that ITC will use to pay the cash consideration will be from ITC’s working capital. ITC has represented to us that they have the financial capability, in the ordinary course of business and without seeking any additional third-party financing, to fulfill their commitments under the asset purchase agreement. While we cannot be certain that ITC will have the necessary cash on hand to consummate the transaction, we believe that it is reasonable to assume that they will have the cash on hand based upon ITC’s representations to that effect and based upon the general business reputation of ITC and its parent corporation Thoratec Corporation.

Representations and Warranties

Representations and Warranties of the Company

In the asset purchase agreement, we make customary representations and warranties to ITC, including with respect to the matters set forth below and have agreed to indemnify ITC for any breach or default of our representations and warranties, subject to certain limitations:

•	subject to the approval of the asset purchase agreement by our shareholders, certain filings required under the federal securities laws or local permit laws and obtaining certain third party consents, there are no conflicts between the asset purchase agreement and our charter documents, our contracts or applicable law;

•	the assets sold to ITC constitute all of the assets necessary to operate our intermittent testing business in the manner that it is currently being operated;

•	we have set forth on a schedule the various material licenses that are necessary to conduct our intermittent testing business as it is currently being conducted and each of these licenses is validly issued to us. These licenses are in full force and effect, we have conducted our intermittent testing business in accordance with these licenses and except as described in the asset purchase agreement, these licenses are assignable to ITC;

•	our company has good and valid title to, or a valid leasehold or license interest in, the assets used in the operation of our intermittent testing business and our facility located in Roseville, Minnesota;

•	we have made available to ITC true and correct copies of material contracts that relate primarily to or are necessary for the conduct of our intermittent testing business and except as described in the asset purchase agreement, all of these contracts are in full force and effect, are assignable to ITC and to our knowledge there are no outstanding or threatened disputes under these contracts;

•	we have properly made all required filings with the SEC under federal securities laws;

•	the financial statements provided are materially complete and correct and have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, our financial condition;

•	we are in material compliance with all applicable laws relating to employment and employment practices, there are no unemployment discrimination or unfair labor practice charges or complaints pending against us and we are not bound by any collective bargaining agreements;

•	except as described in the asset purchase agreement, there are no legal proceedings related to our intermittent testing business or the assets being purchased by ITC;

•	our company is in material compliance with applicable laws and possesses all material licenses required to operate our intermittent testing business;

•	we are in compliance in all material respects with all applicable environmental laws, we possess all licenses under applicable environmental laws and there is no contingent liability relating to any environmental laws;

•	except as described in the asset purchase agreement, there are no agreements or arrangements relating to the business or operations of our intermittent testing business between us and any of our affiliates;

•	except as described in the asset purchase agreement, we have entered into proprietary rights and information agreements with all of our employees and consultants who have worked on or contributed to the development of our intellectual property;

•	except as described in the asset purchase agreement, since March 31, 2003, we have conducted our business in the ordinary course and no events have happened which would cause a material adverse effect on our intermittent testing business;

•	we have paid all taxes related to the assets used in the operation of our intermittent testing business and there are no liens for taxes due and payable on any of such assets or such business;

•	we own or license the rights to the intellectual property necessary to the operation of our intermittent testing business and we are not infringing the rights of any third party;

•	except as described in the asset purchase agreement, no party is entitled to a finder’s fee, brokerage commission or similar payment for our sale of substantially all of the assets used in our intermittent testing business;

•	we are not conducting or contemplating negotiations with any party regarding any acquisition, merger or similar transactions related to our intermittent testing business;

•	except as described in the asset purchase agreement, all of the inventory in our intermittent testing business has been produced and packaged in accordance with all applicable laws and is usable or salable in the ordinary course of business;

•	the accounts receivable being transferred are generated in the ordinary course of business, are valid and bona fide and not subject to defense, set-off or counterclaim;

•	except as described in the asset purchase agreement, neither our distributors nor our suppliers have notified us that they intend to materially vary the amount of products such suppliers or distributors sell to or buy from us; and

•	all of the liabilities related to our intermittent testing business are either reflected on our financial statements, incurred in the ordinary course of business after March 31, 2003 or disclosed in the asset purchase agreement.

Representations and Warranties of ITC

In the asset purchase agreement, ITC makes customary representations and warranties to us, including with respect to the matters set forth below and have agreed to indemnify us for any breach or default of these representations and warranties, subject to certain limitations:

•	there are no conflicts between the asset purchase agreement and ITC’s charter documents, contracts or applicable law;

•	ITC is not obligated to obtain any consents as a result of entering into and performing its obligations under the asset purchase agreement; and

•	ITC has the financial capability, in the ordinary course of business and without seeking additional third party financing, to fulfill its obligations under the asset purchase agreement.

Covenants and Agreements

In the asset purchase agreement, among other things, ITC and Diametrics have agreed that:

•	each party will cooperate to prepare and file all filings and secure all necessary approvals to consummate and effect the transactions set forth in the asset purchase agreement;

•	we will use commercially reasonable efforts to provide assistance in the transition of our intermittent testing business to ITC, including making certain of our employees and systems reasonably available for consultation and training in our intermittent testing business for up to 90 days after the closing of the asset purchase;

•	we have agreed that for a period of seven years from the closing of the sale of our intermittent testing business, we will not compete, directly or indirectly, with ITC or its parent, Thoratec Corporation, in the intermittent testing business anywhere in the world, provided, however, that the noncompetition period will terminate upon a change of control of Diametrics. In this context, a change of control means the closing of a merger, consolidation, or other transaction in which our shareholders who beneficially own all of our voting securities immediately before such transaction, beneficially own less than 50% of our voting securities immediately after such transaction. We will also assign to ITC all intellectual property rights related to the intermittent testing business, including current patents, patent applications, trademarks, trademark applications and invention disclosure and assignment agreements with employees and consultants. During the non-competition period, we will take all reasonable actions necessary to assign to ITC, for no additional compensation, all inventions by our employees and consultants related to the intermittent testing business;

•	during the first six months after the sale of the assets of our intermittent testing business or until substantially all of the consents necessary to transfer the marketing authorizations or other governmental authorizations have been obtained, or ITC is able to conduct the intermittent testing business in its own right, whichever comes first, we will produce reasonable amounts of our intermittent testing products at cost when requested by ITC;

•	we have agreed to guarantee that the receivables transferred to ITC as part of the sale of the assets of our intermittent testing business will equal at least $600,000 and also that at least $600,000 of these receivables will be collectable within 180 days of the close of the asset sale. ITC in return has agreed that it will use commercially reasonable efforts consistent with its normal collection practices to collect those receivables within the 180-day period. However, should the receivables transferred be less than $600,000 or if such receivables are not collectable within 180 days of the close of the asset sale, ITC will be able to recover the difference from the $780,000 escrowed amount and the uncollectable receivables will be assigned back to us;

•

we have agreed that our Board of Directors will hold a special shareholders’ meeting as soon as practicable to consider the sale of the assets of our intermittent testing business. Our Board of Directors has agreed to recommend that our shareholders approve the adoption of the asset purchase agreement and the sale of substantially all of the assets used in our intermittent testing business in the proxy statement unless our Board determines by a majority vote, after consultation with our outside legal counsel, in its good faith judgment that our Board’s fiduciary duty obligates it to modify or withdraw such recommendation;

•	we have agreed that until the asset purchase agreement is terminated, neither we nor our affiliates or agents will initiate or encourage any discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other dispositions of our intermittent testing business or any of the assets to be sold to ITC, or enter into any agreement to do so, unless our Board determines by a majority vote, after consultation with our outside legal counsel, in its good faith judgment that our Board’s fiduciary duty obligates it to take such action;

•	after the execution of the asset purchase agreement, we will cooperate with ITC to assign or if we cannot assign, to terminate, any distributor agreements relating to our intermittent testing business as are specified in the asset purchase agreement; and

•	no later than three (3) business days prior to the closing, we will deliver to ITC information sufficient for ITC to pay off and terminate certain liens on the assets of our intermittent testing business and ITC shall pay off and terminate such liens on our behalf prior to closing.

Conditions to Completion of Asset Purchase

Each party’s obligation to complete the sale of our intermittent testing business is subject to the prior satisfaction or waiver of certain conditions. If any of the closing conditions are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from our shareholders is appropriate. No determination can be made at this time as to which, if any, of the closing conditions are likely to be waived by us or ITC. In addition to customary closing conditions, the following conditions must be satisfied or waived before completion of the sale of our intermittent testing business:

•	there will be no effective injunction against the consummation of the transactions contemplated by the asset purchase agreement and no lawsuit or proceeding will have been commenced to obtain such injunction;

•	we will have entered into an escrow agreement for the escrow of $780,000, and certain of our officers, directors and major shareholders will have entered into voting agreements with ITC;

•	there will not have been any events or conditions that have or could reasonably be expected to have a material adverse effect on our intermittent testing business or the assets related to that business;

•	we will have obtained certain required consents or approvals to the assignment of specified material contracts by us to ITC;

•	other than certain regulatory approvals for which we have submitted all documentation necessary for transfer to ITC, all regulatory approvals required to consummate the asset sale will have been obtained and be in full force and effect;

•	the lease of our current facility located at 2658 Patton Road, Roseville, Minnesota will have been successfully renegotiated to provide that ITC will be entitled to use our current facility under terms which are reasonably acceptable to ITC;

•	we will have obtained approval by our shareholders of the sale in accordance with the Minnesota Business Corporation Act and our charter documents;

•	we will have given notice to terminate or assign our distribution contracts with certain distributors specified by ITC;

•	we will have obtained from all of the holders of our Series E Convertible Preferred stock a consent to the asset purchase agreement and a waiver of any rights they may have with respect to the intermittent testing business assets;

•	we will have obtained from all of the holders of our 7% Convertible Senior Secured Fixed Rate Notes, due August 4, 2005, a consent to the asset purchase agreement and a waiver of any rights they may have with respect to the intermittent testing business assets; and

•	we will have delivered to ITC evidence that all liens, security interests, mortgages, pledges, encumbrances or restrictions on the assets of our intermittent testing business have been terminated and removed.

Termination of the Asset Purchase Agreement

Termination

Notwithstanding approval by our shareholders of the asset purchase agreement and the transactions contemplated by the asset purchase agreement, the asset purchase agreement may be terminated, and the sale of our intermittent testing business may be abandoned, at any time prior to the closing, in any of the following ways:

•	upon the mutual written consent of Diametrics and ITC;

•	by either Diametrics or ITC if our shareholders do not approve the sale of the assets of our intermittent testing business at the special meeting in accordance with Minnesota Business Corporation Act and our charter documents;

•	by either Diametrics or ITC if any governmental entity takes any action to restrain, enjoin or otherwise prohibit the asset sale;

•	by either Diametrics or ITC if the sale of the assets of our intermittent testing business has not been consummated within 120 days after July 17, 2003, provided that the terminating party is not in material breach of the asset purchase agreement; or

•	by ITC if we become insolvent, file for bankruptcy or cease, wholly or substantially, the operations of our intermittent testing business.

Effect of Termination

If the asset purchase agreement is terminated, we and ITC will have no liability or obligations to one another other than for agreements contained in the asset purchase agreement regarding confidentiality, publicity, the termination fee described below and damages for breach of the asset purchase agreement, if any.

Termination Fee

If the asset purchase agreement is terminated because of failure to obtain shareholder approval or because the time limits specified above are not met, and if we enter into another transaction to sell the intermittent testing business, another party acquires direct or indirect ownership of more than 30% of our outstanding stock or any other business combination involving us occurs within 180 days after such termination, we will be obligated to pay ITC a termination fee of $500,000.

Indemnification

Indemnification

Under the asset purchase agreement, we are obligated to indemnify and hold harmless ITC from and against all losses that ITC incurs arising out of or resulting from:

•	any inaccuracy in any representation or the breach of any warranty made by us in the asset purchase agreement;

•	our failure to duly perform or observe any covenant or agreement in the asset purchase agreement that we are required to perform or observe, whether prior to, at or after the date of closing;

•	our failure to assign or terminate the specified distribution agreements prior to closing; and

•	the liabilities and obligations that ITC has not assumed that relate to the operation and ownership of our intermittent testing business prior to the closing of the asset sale.

The asset purchase agreement provides that ITC will indemnify and hold harmless Diametrics from and against all losses that we incur arising out of or resulting from:

•	any inaccuracy in any representation or the breach of any warranty made by ITC in the asset purchase agreement;

•	ITC’s failure to duly perform or observe any covenant or agreement in the asset purchase agreement that it is required to perform or observe, whether prior to, at or after the date of closing;

•	any liabilities and obligations that result from the operation of the intermittent testing business after the closing of the asset sale; and

•	the liabilities and obligations assumed by ITC.

Limits on Indemnification

Neither we nor ITC will be obligated to indemnify the other party for any losses under the asset purchase agreement until the aggregate amount of those losses exceeds $52,000 for such party, in which event such indemnity shall apply to all such claims. Also, except for fraud where there is no limitation on indemnification, we will not be obligated to indemnify ITC for any losses in excess of the total cash consideration paid to us by ITC for the purchase of our intermittent testing business, and ITC will not be obligated to indemnify us for any losses in excess of the escrowed amount. Finally, both we and ITC will only be liable to indemnify the other party if that party delivers to the indemnifying party a written notice, setting forth in reasonable detail the identity, nature and amount of losses for which the indemnification is claimed, on or prior to the 270th day after the closing date of the asset purchase agreement. Any indemnification that we are obligated to pay to ITC will first be deducted from the $780,000 escrowed amount.

Expenses

Each party to the asset purchase agreement will bear its own expenses incurred in connection with the sale of our intermittent testing business. Our expenses include the costs of preparing, filing with the SEC, printing and mailing this proxy statement.

Additional Agreements Related to the Asset Purchase Agreement

Concurrently with the execution of the asset purchase agreement, certain of our major shareholders, including our executive officers, directors and our largest shareholder, BCC Acquisition II LLC, entered into voting agreements with ITC whereby these shareholders have granted ITC an irrevocable proxy to vote their shares at the special meeting or any adjournment thereof in favor of the sale of our intermittent testing business to ITC.

In conjunction with the closing of the sale of our intermittent testing business, we will enter into an escrow agreement with ITC and an escrow agent whereby $780,000 of the purchase price will be placed with the escrow agent by ITC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED SALE OF SUBSTANTIALLY ALL OF THE ASSETS USED IN THE OPERATION OF OUR INTERMITTENT TESTING BUSINESS.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This proxy statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of our company and the effects of the asset sale. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described under the caption “Proposal One: Sale of the Assets of Our Intermittent Testing Business—Special Considerations You Should Take into Account in Deciding How to Vote on the Proposal to Sell Our Intermittent Testing Business.” We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for Diametrics Medical, Inc. as of the dates and for the periods indicated. The consolidated balance sheet data and the consolidated operations data for fiscal years 1998 through 2002 have been derived from our audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods. The consolidated balance sheet data as of March 31, 2003 and the consolidated operations data for the three months ended March 31, 2003 have been derived from our unaudited consolidated financial statements included in our Form 10-Q for the quarter ended March 31, 2003.

	Years ended December 31,					Three Months Ended March 31, 2003
	1998	1999	2000	2001	2002
	(in thousands, except share and per share amounts)
Statement of Operations Data:
Revenue	$12,156	$18,687	$25,258	$24,489	$18,698	$2,177
Operating loss	(17,175)	(10,044)	(2,743)	(3,578)	(7,056)	(2,761)
Net loss	(17,388)	(10,244)	(2,648)	(3,876)	(7,531)	(2,891)
Net loss per share	(0.79)	(0.41)	(0.10)	(0.14)	(0.28)	(0.11)
Weighted average shares outstanding	21,996,382	24,719,038	26,490,826	26,762,684	26,816,130	26,835,451

Balance Sheet Data:
Working capital (deficit)	$11,415	$15,009	$14,334	$11,876	$(1,005)	$3,637
Total assets	25,346	31,972	27,811	23,461	13,451	10,544
Long-term liabilities	8,.345	7,823	7,886	8,533	2,789	10,072
Shareholders’ equity	11,366	13,841	14,185	9,529	671	(2,165)

The year ended December 31, 2002 includes several unusual items as follows:

(1)	Revenue includes a $2.7 million payment from Philips Medical Systems in lieu of minimum product purchases for that year.
(2)	Operating loss and net loss include a $1.2 million write-off for estimated excess instrument component inventory; a $721,000 write-down of capitalized costs of purchased software to be sold due to the redesign of the majority of the code, and the disposal of cartridge production equipment primarily due to production line upgrades; severance costs from workforce reductions of $383,000; and costs resulting from the resignation of Diametrics’ Chief Executive Officer and President of $504,000.

UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

The following table sets forth unaudited selected pro forma financial data for the statements of operations for the periods indicated. The selected pro forma financial data for each period is presented for illustrative purposes only, and gives effect to the sale of our intermittent testing business assuming that the sale occurred as of the beginning of each of the periods presented. This information is not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold our intermittent testing business as of those dates. We intend to make additional business changes, not reflected in the following selected pro forma financial data, with the objective of reducing our cost structure to be more in line with the reduced size of our ongoing business. The selected pro forma financial data should be read in conjunction with our historical financial statements included in our filings on Form 10-K for fiscal years 1998 through 2002 and Form 10-Q for the three months ended March 31, 2003.

	Years ended December 31,					Three Months Ended March 31, 2003
	1998	1999	2000	2001	2002
	(in thousands, except share and per share amounts)
Pro Forma Statement of Operations Data:
Revenue	$4,489	$11,521	$14,179	$10,630	$6,370	$737
Operating loss	(8,058)	(4,215)	(1,427)	(2,678)	(4,677)	(2,011)
Net loss	(8,134)	(4,415)	(1,332)	(2,976)	(5,162)	(2,141)
Net loss per share	(0.37)	(0.18)	(0.05)	(0.11)	(0.19)	(0.08)
Weighted average shares outstanding	21,996,382	24,719,038	26,490,826	26,762,684	26,804,451	26,835,451

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma financial statements give effect to the sale of our intermittent testing business.

The unaudited pro forma consolidated balance sheet and statements of operations filed with this report are presented for illustrative purposes only. The pro forma balance sheet as of March 31, 2003 has been prepared to reflect the sale of the assets and liabilities of our intermittent testing business to ITC as if such sale had taken place on March 31, 2003, and is not necessarily indicative of the financial position of Diametrics Medical, Inc. had such sale occurred on that date. The pro forma results of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 have been prepared assuming that the sale of our intermittent testing business occurred as of the beginning of each of these periods, and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold our intermittent testing business as of those dates. The pro forma financial statements, including notes thereto, should be read in conjunction with the historical financial statements of Diametrics Medical, Inc. included in our Form 10-K for the year ended December 31, 2002, and the unaudited financial statements filed in our Form 10-Q for the quarter ended March 31, 2003.

The intermittent testing business was the primary operation of our U.S. entity located in Roseville, Minnesota, along with our corporate headquarters. The continuous monitoring business was the primary operation of our wholly-owned subsidiary located in the United Kingdom. Due to this separation, most amounts attributable to the intermittent testing business are readily identifiable. Costs of the U.S. field sales organization were allocated based on estimated level of effort applied to sell the respective product lines. The payment received in lieu of product purchases from Philips in 2002, was not specifically attributable to products. Therefore, that amount was allocated based on the relative ratio of products purchased by Philips year-to-date in 2002, prior to making that payment.

Costs and expenses attributed to the intermittent testing business are specific, direct costs primarily associated with that business. As such, they do not reflect general corporate allocations or other non-direct cost savings that may occur as a result of focusing our efforts on just the continuous monitoring business going forward. We intend to make additional business changes, not reflected in the following pro forma financial statements, with the objective of reducing our cost structure to be more in line with the reduced size of our ongoing business.

DIAMETRICS MEDICAL, INC.

The following unaudited pro forma statements represent the March 31, 2003 balance sheet adjusted to reflect the sale of the assets and liabilities of the intermittent testing business to ITC as if such sale had taken place on March 31, 2003:

PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2003

(UNAUDITED)

		Proforma Adjustments
	Consolidated March 31, 2003	Net Assets To Be Sold/ Consideration Received		Other Adjustments		Pro Forma March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,452,794	$4,420,000	(a)	$(400,825	)(e)	$5,471,969
Accounts receivable	1,105,979	(631,507	)(b)	—		474,472
Amounts due from ITC	—	780,000	(d)	—		780,000
Inventories	3,491,589	(1,437,622	)(b)	—		2,053,967
Prepaid expenses and other current assets	224,501	(7,913	)(b)	—		216,588

Total current assets	6,274,863	3,122,958		(400,825)		8,996,996

Property and equipment, net	4,262,114	(2,083,563	)(b)	—		2,178,551

Other assets	6,700	—		—		6,700

	$10,543,677	$1,039,395		$(400,825)		$11,182,247

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,347,954	$(550,000	)(b)	$120,000	(f)	$917,954
Accrued expenses	1,090,598	(30,000	)(b)	(298,612	)(e)	761,986
Capital lease obligations and other borrowings	198,860	—		—		198,860
Deferred gain	—	780,000	(d)	—		780,000

Total current liabilities	2,637,412	200,000		(178,612)		2,658,800

Long-term liabilities:
Long-term liabilities, excluding current portion	7,508,512	—		—		7,508,512
Accrued retirement plan benefit	2,563,201	—		—		2,563,201

Total liabilities	12,709,125	200,000		(178,612)		12,730,513

Shareholders’ equity (deficit):
Common stock	271,827	—		(428	)(g)	271,399
Additional paid-in capital	148,489,706	—		(106,687	)(g)	148,383,019
Accumulated deficit	(146,309,107)	839,395	(c)	(257,918	)(h)	(145,727,630)
Deferred compensation	(549,807)	—		142,820	(g)	(406,987)
Accumulated other comprehensive loss	(4,068,067)	—		—		(4,068,067)

Total shareholders’ equity (deficit)	(2,165,448)	839,395		(222,213)		(1,548,266)

	$10,543,677	$1,039,395		$(400,825)		$11,182,247

Pro forma adjustments to reflect the sale of the intermittent testing business to ITC include:

a)	Proceeds to be received at the closing of the sale of our intermittent testing business.
b)	Assets sold to and liabilities assumed by ITC under the asset purchase agreement.

c)	The net consideration received at closing of $4,420,000 less the net assets sold represents the pro forma gain at closing, assuming the transaction occurred on March 31, 2003.
d)	Fifteen percent of the total transaction consideration ($780,000) placed in escrow by ITC for 180 days after closing to fund indemnification obligations, if any, that arise. At the time amounts in escrow are released, we will recognize additional gain on the transaction.
e)	Includes payment at the closing date of accrued vacation and accrued retention bonus in the amount of $298,612 earned by employees of our intermittent testing business that are either transferring to ITC or leaving Diametrics. The cash reduction also includes payment of severance totaling $102,213 for personnel reductions in our intermittent testing business which will occur as a result of the transaction.
f)	Accrual of estimated transaction related expenses including legal and accounting fees.
g)	Reflects the net impact, under the terms of our retention agreement, of a partial acceleration of vesting of restricted stock and cancellation of remaining unvested restricted stock and deferred compensation resulting from the transfer of certain employees of our intermittent testing business to ITC.
h)	Net impact of other adjustments.

DIAMETRICS MEDICAL, INC.

The following pro forma and unaudited statement of operations for the three months ended March 31, 2003, represents the results of operations as if the sale to ITC occurred on December 31, 2002:

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(UNAUDITED)

	Three Months Ended March 31, 2003
	As Reported	Pro Forma Adjustments (a)	Pro Forma Adjusted (b)

Net Revenue	$2,176,667	$(1,439,455)	$737,212
Cost of Revenue	1,757,746	(1,142,689)	615,057

Gross profit	418,921	(296,766)	122,155

Operating expenses:
Research and development	1,131,506	(541,787)	589,719
Selling, general and administrative	2,048,493	(504,809)	1,543,684

Total operating expenses	3,179,999	(1,046,596)	2,133,403

Operating loss	(2,761,078)	749,830	(2,011,248)
Interest income	7,486	—	7,486
Interest expense	(138,527)	—	(138,527)
Other expense, net	1,498	—	1,498

Net loss	$(2,890,621)	$749,830	$(2,140,791)

Basic and diluted net loss per common share	$(0.11)	$0.03	$(0.08)

Weighted average number of common shares outstanding	26,835,451	26,835,451	26,835,451

Pro forma adjustments to reflect the sale of the intermittent testing business to ITC include:

a)	Elimination of operating results of the intermittent testing business.
b)	We intend to make additional business changes, not reflected in the adjusted amounts above, with the objective of reducing our cost structure to be more in line with the reduced size of our ongoing business.

DIAMETRICS MEDICAL, INC.

The following pro forma and unaudited statement of operations for the year ended December 31, 2002 represents the results of operations as if the sale to ITC occurred on December 31, 2001.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

(UNAUDITED)

	Year ended December 31, 2002
	As Reported	Pro Forma Adjustments (a)	Pro Forma Adjusted (b)
Revenue
Product revenue	$15,962,187	$(10,476,250)	$5,485,937
Other Revenue	2,736,000	(1,851,858)	884,142

	18,698,187	(12,328,108)	6,370,079
Cost of revenue	14,714,856	(10,294,347)	4,420,509

Gross profit	3,983,331	(2,033,761)	1,949,570

Operating expenses:
Research and development	4,772,775	(2,529,765)	2,243,010
Selling, general and administrative	5,379,967	(1,184,349)	4,195,618
Restructuring and other charges	886,744	(698,374)	188,370

Total operating expenses	11,039,486	(4,412,488)	6,626,998

Operating loss	(7,056,155)	2,378,727	(4,677,428)
Interest income	86,441	—	86,441
Interest expense	(545,976)	—	(545,976)
Other expense, net	(15,326)	(10,100)	(25,426)

Net loss	$(7,531,016)	$2,368,627	$(5,162,389)

Basic and diluted net loss per common share	$(0.28)	$0.09	$(0.19)

Weighted average number of common shares outstanding	26,804,451	26,804,451	26,804,451

Pro forma adjustments to reflect the sale of the intermittent testing business to ITC include:

a)	Elimination of operating results of the intermittent testing business.
b)	We intend to make additional business changes, not reflected in the amounts above, with the objective of reducing our cost structure to be more in line with the reduced size of our ongoing business.

PROPOSAL TWO:

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

Our Board of Directors is requesting that the shareholders approve an adjournment or postponement of the special meeting, if deemed necessary by the Board of Directors to solicit additional proxies, to such time and place as designated by the presiding officer of the meeting. We may use the time from the initial convening of the special meeting until it is reconvened to solicit votes for the approval of any of the items for which shareholder approval is being sought pursuant to this proxy statement. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will give notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, TO SEEK ADDITIONAL PROXIES, TO SUCH TIME AND PLACE AS DESIGNATED BY THE PRESIDING OFFICER OF THE MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock, as of June 30, 2003 by: (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers of Diametrics as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
BCC Acquisition II LLC (2) c/o Bay City Capital LLC 750 Battery Street, Suite 600 San Francisco, CA 94111	3,400,541	11.9

Mercator Momentum Fund, L.P. (3) 555 S. Flower Street Suite 4500 Los Angeles, CA 90071	3,188,141	9.99

Philips Electronics North America Corporation (4) 1251 Avenue of the Americas New York, NY 10020	1,809,524	6.6

Amarfour, L.L.C. (5) 200 West Madison Street Suite 3800 Chicago, IL 60606	1,789,100	6.6

Mark B. Knudson, Ph.D. (6)	438,620	1.5

Gerald L. Cohn (7)	334,907	1.2

Roy S. Johnson (8)	289,865	1.1

Laurence L. Betterley (9)	288,444	1.1

André de Bruin (10)	250,893	*

David B. Kaysen (11)	150,000	*

Stephen Emery (12)	25,000	*

Carl S. Goldfischer, M.D. (13)	21,500	*

All directors and executive officers as a group (8 persons) (14)	1,799,229	6.4

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of our common stock subject to options, warrants or other securities currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2003 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(2)	In a Schedule 13D dated as of July 15, 1999, BCC Acquisition II LLC indicated that it is the beneficial owner of 3,400,541 shares of our common stock with shared voting and dispositive power with respect to such shares. Includes 650,731 shares of our common stock issuable upon the exercise of outstanding warrants, and 797,619 shares of our common stock issuable upon the conversion of outstanding convertible notes.
(3)

In a Schedule 13G dated as of May 12, 2003, Mercator Momentum Fund, L.P., jointly with its affiliates Mercator Momentum Fund II, L.P., Mercator Focus Fund, L.P., Mercator Advisory Group, LLC, and David F. Firestone, indicated that they are the beneficial owners of 3,188,141 shares of our common stock issuable upon conversion of outstanding Series E Convertible Preferred stock with shared voting and dispositive power with respect to such shares. Assuming all 15,000 shares of the Series E Convertible Preferred stock were converted at the minimum conversion price of $0.35 per share, Mercator Momentum Fund, L.P. and its affiliates would receive 4,285,715 shares of our common stock. Mercator Momentum Fund, L.P. also received warrants to acquire up to a total of 735,000 shares of our common stock. If Mercator Momentum Fund, L.P. were to convert all of the Series E Convertible Preferred stock and exercise all of the related warrants, it and its affiliates would collectively own 5,020,715 shares of our common stock; however, pursuant to the terms of its subscription agreement, the number of shares of our common stock issuable upon conversion of the Series E Convertible Preferred stock and exercise of the warrants is limited so that such conversion and exercise shall in no event equal more than 9.99% of our then outstanding common stock (which would be 3,188,141 shares so calculated in their Schedule 13G).

(4)	In a Schedule 13D/A dated as of April 10, 2003, Philips Electronics North America Corporation, jointly with its parent companies Koninklijke Philips Electronics N.V. and Philips Holding USA Inc., indicated that it is the beneficial owner of 1,809,524 shares of our common stock with sole voting and dispositive power with respect to such shares. Includes 452,381 shares of our common stock issuable upon full exercise of an outstanding warrant.
(5)	In a Schedule 13G dated as of August 4, 1998, Amarfour, L.L.C. (“Amarfour”) indicated that it is the beneficial owner of 1,789,100 shares of our common stock, with sole voting and dispositive power with respect to such shares. Amarfour also indicated that an affiliate of Amarfour (the “RA Trusts”) directly owned 25,319 shares of our common stock, and that such affiliate owned indirect interests in each of BCC Acquisition II LLC, The Bay City Capital Fund I, L.P., Bay City Capital Management LLC and Bay City Capital LLC, which entities had acquired beneficial ownership of up to 3,400,541 shares of our common stock as of such date. Amarfour also indicated that as of August 4, 1998 certain trusts primarily for the benefit of the lineal descendants of Nicholas J. Pritzker, deceased (the “Hoinfad Trusts”) owned less than a 10% interest in AEOW 96, LLC (“AEOW”), and that as of August 4, 1998, AEOW acquired beneficial ownership of 30,953 shares of our common stock, and, as of such date, beneficially owned an aggregate of 91,042 shares of our common stock. Different individuals serve as trustees of the member trusts of Amarfour and the RA Trusts on the one hand and the Hoinfad Trusts on the other hand, and there is no overlap in trusteeships between the Hoinfad Trusts and the member trusts of Amarfour, but there is overlap in trusteeships between the member trusts of Amarfour and the RA Trusts. Amarfour disclaims the existence of any group and beneficial ownership of such shares.
(6)	Includes 107,500 shares of our common stock issuable upon the exercise of outstanding options. Includes 156,250 shares of our common stock beneficially owned by Medical Innovation Fund II (“MIF II”). Dr. Knudson is a general partner of Medical Innovation Partners II, the general partner of MIF II. Dr. Knudson disclaims beneficial ownership of these securities except to the extent of his proportionate pecuniary interest in the partnerships. Excludes 459,254 shares of our common stock held by Medical Innovation Fund (“MIF”). Medical Innovation Partners (“MIP”) is the general partner of MIF. Dr. Knudson is a partner of MIP. Dr. Knudson disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interests in such partnerships.
(7)	Includes 126,899 shares of our common stock held by the Gerald L. Cohn Revocable Trust, as well as 47,619 shares issuable to the Gerald L. Cohn Revocable Trust upon the conversion of outstanding convertible notes. Includes 3,000 shares owned by Mr. Cohn’s spouse, as well as 667 shares issuable to Mr. Cohn’s spouse upon the exercise of outstanding warrants. Also includes 75,000 shares of our common stock issuable upon exercise of outstanding options. Excludes 3,400,541 shares beneficially owned by BCC Acquisition II LLC. On August 4, 1998, BCC Acquisition II LLC, a Delaware limited liability company, acquired shares of our common stock, warrants to acquire additional shares of our common stock and notes convertible into shares of our common stock. Mr. Cohn disclaims direct beneficial ownership in our securities held by BCC Acquisition II LLC and any transaction therein.
(8)	Includes 50,772 restricted shares of our common stock received under a Retention Agreement dated August 1, 2002, and 235,000 shares of our common stock issuable upon exercise of outstanding options.
(9)	Includes 52,796 restricted shares of common stock received under a Retention Agreement dated August 1, 2002, and 205,000 shares of our common stock issuable upon the exercise of outstanding options.
(10)	Includes 249,793 shares of our common stock issuable upon exercise of outstanding options.
(11)	Includes 150,000 shares of our common stock issuable upon exercise of outstanding options.
(12)	Includes 25,000 shares of our common stock issuable upon exercise of outstanding options.
(13)	Includes 21,500 shares of our common stock issuable upon exercise of outstanding options.
(14)	See Notes (6)—(13) above.

SHAREHOLDER PROPOSALS

Pursuant to federal securities laws, any proposal by a shareholder to be presented at the 2004 Annual Meeting of Shareholders and to be included in Diametrics’ proxy statement and form of proxy must be received at our executive offices, 2658 Patton Road, Roseville, Minnesota 55113, no later than the close of business on December 26, 2003. Proposals should be sent to the attention of the Secretary. Pursuant to our bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting no later than February 23, 2004. Each such notice should be sent to the attention of the Secretary, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our bylaws. We intend to exercise our discretionary authority with respect to any matter not properly presented by such date in accordance with the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Our Board of Directors does not presently know of any matters to be presented for consideration at the special meeting other than the matters described in the notice of special meeting mailed together with this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the Securities Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at http://www.sec.gov.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR ATTACHED HERETO AS AN APPENDIX TO VOTE ON THE MATTERS SET FORTH ABOVE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED             , 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors

DAVID B. KAYSEN

President and Chief Executive Officer

Appendix A

ASSET PURCHASE AGREEMENT

by and between

DIAMETRICS MEDICAL, INC.

and

INTERNATIONAL TECHNIDYNE CORPORATION

Dated as of July 17, 2003

i

(Continued)

ii

(Continued)

Page
11.3.	Benefit and Binding Effect	A-28
11.4.	Further Assurances	A-29
11.5.	GOVERNING LAW	A-29
11.6.	Headings	A-29
11.7.	Entire Agreement	A-29
11.8.	Severability	A-29
11.9.	Waiver of Compliance; Consents	A-29
11.10.	Counting of Time	A-29
11.11.	Counterparts	A-30

Exhibits
Form of Voting Agreement		Exhibit A
Form of Escrow Agreement		Exhibit B

iii

ASSET PURCHASE AGREEMENT, dated as of July 17, 2003, by and between DIAMETRICS MEDICAL, INC., a Minnesota corporation (the “Seller”), and INTERNATIONAL TECHNIDYNE CORPORATION, a Delaware corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, those assets which relate to the Seller’s Intermittent Testing Business, and the Purchaser is willing to assume certain liabilities which relate to the Intermittent Testing Business, subject to the terms and upon the conditions set forth herein;

WHEREAS, the board of directors of the Seller have determined that it is advisable and in the best interests of its shareholders to enter into this Agreement pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the execution of this Agreement, and as an inducement to the Purchaser to enter into this Agreement, certain principal shareholders of the Seller identified on Schedule A hereto (collectively, the “Major Shareholders”) will have executed and delivered to the Purchaser, concurrently with the execution and delivery of this Agreement by the parties hereto, a Voting Agreement in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.    CERTAIN DEFINITIONS

1.1.    Terms Defined in this Section.

The following terms, as used in this Agreement, have the meanings set forth in this Section:

“Acquired Assets” means the Tangible Personal Property, the Assumed Contracts, the Licenses, the Transferred Regulatory Approvals, the Intellectual Property, the Receivables, the Inventory, all other assets currently used by the Seller in connection with the Intermittent Testing Business and other assets listed or described as the Acquired Assets on Schedule 1.1(a) hereto, except for the Excluded Assets set forth in Schedule 2.4 hereto.

“Affiliate”, with respect to any Person, means any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” means direct or indirect ownership of at least a majority of the voting interest or income interest in a corporation or entity, and the terms “controlled by” and “under common control with” have meanings corresponding to the meaning of “control”.

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Assumed Liabilities” means (a) all liabilities under the Assumed Contracts and obligations to customers that exist on or before the Closing Date, (b) all liabilities under the Assumed Contracts and obligations to customers that arise after the Closing Date, (c) purchase commitments relating to goods or services from suppliers or vendors ordered prior to the Closing Date in the ordinary course of the Intermittent Testing Business but received after the Closing Date and of which the Purchaser will receive the use, benefit, or revenue, (d) all contractual warranty obligations on the Intermittent Business Testing Products in effect on or after the Closing Date, and (e) any trade payables relating to goods or services from suppliers or vendors ordered prior to the Closing Date in the ordinary course of the Intermittent Testing Business as conducted by the Seller and received prior to the Closing Date.

“Business Day” means any day (other than a day which is a Saturday or Sunday) on which banks are permitted to be open for business in the City of San Francisco.

“Closing” means the consummation of the acquisition of the Acquired Assets and assumption of the Assumed Liabilities pursuant to this Agreement, in accordance with the provisions of Section 7.

“Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 7.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consents” means the consents, permits, or approvals of Governmental Entities and other third parties, including consents as may be required in connection with the Transferred Regulatory Approvals, that are necessary to transfer the Acquired Assets to the Purchaser, or otherwise to consummate the transactions contemplated by this Agreement in compliance with any provision of law or the terms of any mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which any party to this Agreement is a party or by which any party to this Agreement or its properties may be bound legally.

“Confidentiality Agreement” means the Confidentiality Agreement signed April 19, 2003 between the Seller and the Purchaser.

“Continuing Employees” means the employees of the Seller listed on Schedule 10.2 hereto and who accept employment with the Purchaser.

“Convertible Senior Secured Fixed Rate Notes” means the Seller’s 7% Convertible Senior Secured Fixed Rate Notes due August 4, 2005.

“Effective Time” means 12:01 a.m., Pacific time, on the Closing Date.

“Environmental Laws” means all currently effective federal, state, local, and foreign statutes, regulations, ordinances, all judicial and administrative orders and determinations, and all common law concerning public health, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means such party selected by mutual agreement of the Seller and the Purchaser prior to the Closing Date.

“Escrow Agreement” means that agreement referenced in Section 2.4 in substantially the form attached hereto as Exhibit B.

“Intermittent Testing Business” means the worldwide manufacture, sale, marketing and distribution of Intermittent Testing Business Products.

“Intermittent Testing Business Products” means intermittent blood testing system hardware, software and testing cartridges or other consumable single or multi-use assays and any data management systems that can be used in connection therewith in point of care testing locations. Point of care testing locations are locations where tests are performed outside of a central laboratory and where care is or can be administered to a patient. Without limitation, examples of these locations would be operating, intensive care, critical care, and emergency rooms or units and physician offices or clinics. Notwithstanding anything herein to the contrary, Intermittent Testing Business Products specifically excludes any continuous blood testing and monitoring products, whether currently manufactured and sold by the Seller or that may be manufactured and sold by the Seller in the future.

“Inventory” means all of Seller’s inventory of finished goods, raw materials, parts, supplies and accessories of every kind, nature and description used or for use in connection with the Intermittent Testing Business, including, without limitation, all such inventory held in the Roseville Facility or in other locations in the control of the Seller, or held by distributors, field representatives or any third parties on behalf of the Seller, for use in connection with the Intermittent Testing Business.

“Lease” means the Real Property Lease Agreements dated July 31, 1996, between Commers-Klodt, a Minnesota General Partnership, and the Seller, and all amendments thereto.

“Licenses” means all licenses, permits, construction permits, registrations, and other authorizations issued by any Governmental Entities to the Seller and used or held by the Seller for use in connection with the Intermittent Testing Business and conduct of the business or operations of the Roseville Facility in connection with the Intermittent Testing Business, and all applications therefor, and including the Transferred Regulatory Approvals.

“Material Adverse Effect” means (a) with respect to the Seller, a material and adverse effect on the Acquired Assets or the business, results of operations, properties, financial condition, assets, or liabilities of the Intermittent Testing Business and (b) with respect to the Purchaser, a material and adverse effect on the business, results of operations, properties, financial condition, assets or liabilities of the Purchaser and its Affiliates, taken as a whole; provided, however, that a Material Adverse Effect will not include any material and adverse effect resulting from (i) general economic conditions (provided that the Intermittent Testing Business is not disproportionately affected thereby), (ii) conditions generally affecting the medical device industry (provided that the Intermittent Testing Business is not disproportionately affected thereby) and (iii) actions of the parties in connection with the obligations set forth in this Agreement.

“Permitted Liens” means, with respect to any Acquired Asset, (a) liens for current taxes not yet due and payable, (b) statutory liens that were created in the ordinary course of business, and (c) easements and restrictions that are disclosed on Schedule 1.1(b), to the extent, in the case of clauses (a) and (b), that such liens relate to obligations that will be discharged by the Seller.

“Person” means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, Governmental Entity, or other entity or organization.

“Prohibited Transaction” means any transaction or series of related transactions involving (i) any sale, lease, exchange, transfer, license, acquisition or disposition of the Intermittent Testing Business in whole or substantial part, (ii) any purchase from the Seller or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding Seller Common Stock, or any security, note, instrument, or right convertible by its terms into Seller Common Stock or other voting stock of the Seller, or the common stock of any of its Affiliates or any tender offer or exchange offer that if converted, exercised or consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the Seller Common Stock or the common stock of any of its Affiliates or (iii) any merger, consolidation, business combination or similar transaction involving the Seller.

“Receivables” means the accounts receivable of the Seller related to the Intermittent Testing Business as reflected in the Updated Asset and Liabilities List.

“Roseville Facility” means the premises leased by the Seller pursuant to the Lease.

“Seller Common Stock” means Diametrics Medical, Inc. Common Stock, $.01 par value.

“Series E Convertible Preferred Stock” means Diametrics Medical, Inc. Series E Convertible Preferred Stock, $.01 par value.

“Tangible Personal Property” means all machinery, equipment, tools, vehicles, furniture, fixtures, leasehold improvements, office equipment, materials and supplies, plant, Inventory, video libraries and archives, spare parts, and other tangible personal property of every kind and description used in connection with the Intermittent Testing Business and listed on Schedule 1.1(a).

“Transferred Regulatory Approvals” means the pending and approved marketing authorizations relating to the Intermittent Testing Business and other applications for governmental regulatory approvals relating to the Intermittent Testing Business and all federal, state and local device establishment registrations and device listings, as listed on Schedule 1.1(c), part A, all foreign equivalents of the foregoing, including, but not limited to, those listed on Schedule 1.1(c), part B, and all documentary support for all the foregoing authorizations, approvals, registrations and applications.

“Voting Agreement” means that agreement referenced in the Recitals, the form of which is attached hereto as Exhibit A.

1.2.    Terms Defined Elsewhere in This Agreement.

For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Annual Financial Statements	Section 3.10
Assumed Contracts	Section 3.8
Claimant	Section 9.4(a)
Closing Consideration	Section 2.2
Distributors	Section 3.24(a)
Employees	Section 3.11
Escrow Consideration	Section 2.2
Exchange Act	Section 3.3(a)
Excluded Assets	Section 2.4
Governmental Entity	Section 3.3(a)
Indemnifying Party	Section 9.4(a)
Intellectual Property	Section 3.19
Labor Matters	Section 3.11(a)
Latest Balance Sheet	Section 3.10
Latest Financial Statements	Section 3.10
Losses	Section 9.2
Major Shareholders	Recitals
Non-Competition Period	Section 5.3
Proprietary Rights and Information Agreement	Section 3.16
Proxy Statement	Section 3.3(a)
Purchase Price Allocation	Section 2.8
Purchaser	Recitals
Receivables Gross-Up	Section 5.6(b)
Receivables Reduction Amount	Section 5.6(a)
Requisite Governmental Approval	Section 3.3(a)
Securities Act	Section 3.9
SEC	Section 3.3(a)
Seller	Recitals
Seller SEC Reports	Section 3.9
Seller Special Meeting	Section 5.7(a)
Suppliers	Section 3.24(b)
Tax(es)	Section 3.18(d)
Tax Return	Section 3.18(d)
Total Consideration	Section 2.2
Transfer Tax(es)	Section 10.1
Transition Employees	Section 5.1(b)
Transition Services	Section 5.1(b)
UCC Financing Statements	Section 5.12
Updated Asset and Liabilities List	Section 7.2(f)
Updated Disclosure Schedule	Section 5.12

1.3.    Terms Generally.

The definitions in Section 1.1 and elsewhere in this Agreement will apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words “include”, “includes”, and “including” are not limiting. Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day. As used in this Agreement, “knowledge” of the Seller or the Purchaser is limited to the actual knowledge of the officers of the Seller or the Purchaser respectively. As used in this Agreement, “as presently conducted” and “as currently operated” in reference to the Intermittent Testing Business refers to the date of this Agreement.

SECTION 2.    ACQUISITION OF ACQUIRED ASSETS AND CONSIDERATION

2.1.    Acquisition of Acquired Assets.

Subject to the terms and conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, the Seller will sell, assign, transfer, convey, and deliver to the Purchaser, by bills of sale, assignments and other instruments of transfer in form consistent with this Agreement, and the Purchaser will purchase and acquire, all of Seller’s right, title and interest, as of the Closing Date, in and to the Acquired Assets, free and clear of any claims, liabilities, liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. The Acquired Assets will include at least $600,000 in Receivables related to the Intermittent Testing Business pursuant to Section 5.6.

2.2.    Consideration.

In consideration of the sale, transfer, conveyance, assignment, and delivery to the Purchaser of the Acquired Assets pursuant to this Agreement, the Purchaser will deliver at the Closing (a) $4,420,000 in the form of cash by wire transfer to the Seller in immediately available funds, as may be adjusted pursuant to Section 5.13 (the “Closing Consideration”); and (b) $780,000, except as may be adjusted pursuant to the provisions of Section 5.6, in the form of cash by wire transfer to the Escrow Agent in immediately available funds (the “Escrow Consideration” and, together with the Closing Consideration, the “Total Consideration”).

2.3.    Assumption of Assumed Liabilities.

In addition to the payment and delivery of the Total Consideration, on and as of the Closing Date the Purchaser will assume and agree to pay or perform, or cause to be paid or performed in accordance with their terms or otherwise satisfy, and will release and indemnify the Seller from, the Assumed Liabilities, provided, however, that the total dollar amount of those trade payables included in the definition of Assumed Liabilities will in no event exceed $550,000. In the event that such trade payables exceed $550,000 as of the Closing Date, the Seller covenants and agrees to pay such trade payables as such obligations become due. The Purchaser will indicate in writing to the Seller those payments in excess of $550,000 that are to be paid by the Seller. With respect to such trade payables in excess of $550,000, if any, if Seller fails to pay or provide for such trade payables, or if the Purchaser reasonably determines that failure to make any payments will impair the Purchaser’s use or enjoyment of the Acquired Assets or conduct of the Intermittent Testing Business, the Purchaser may, at any time after the Closing Date, elect to make all or any part of such payments directly (but will have no obligation to do so), as the Purchaser in its sole discretion will determine, and set off and deduct the full amount of all such payments from the Escrow Consideration. The Purchaser will not be responsible for any liabilities, obligations, claims or assessments of the Seller, whether known, unknown, contingent or otherwise, other than the Assumed Liabilities.

2.4.    Excluded Assets.

Notwithstanding anything set forth in the definition of Acquired Assets, the Seller will not sell and the Purchaser will not acquire any right, title or interest in or to the assets identified in Schedule 2.4 attached hereto (the “Excluded Assets”).

2.5.    Escrow.

At the Closing, the Purchaser will, pursuant to the terms of the Escrow Agreement in substantially the form attached hereto as Exhibit B, deliver to the Escrow Agent the Escrow Consideration.

2.6.    Consents.

Nothing in this Agreement will be construed as an attempt or agreement to assign any lease, contract or other agreement or any License which cannot be assigned, transferred, subleased or sublicensed without the consent or waiver of the party or parties thereto (other than the Seller) or any third party (including a government or governmental unit) unless such consent or waiver has been obtained, or if such assignment, transfer, sublease or sublicense or attempt to assign, transfer, sublease or sublicense would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement will not constitute an assignment, transfer, sublease or sublicense thereof. Seller will use all reasonable efforts prior to and, if necessary with respect to the Acquired Assets after, the Closing, to obtain such Consents, if any, as may be required for the assignment or transfer by the Seller of the Acquired Assets listed on Schedule 3.3, it being understood that all reasonable efforts will not include any requirement to (a) pay any consideration or (b) offer or grant financial accommodations to any third party with respect to such lease, contract, agreement or License. The Purchaser will cooperate with the Seller, in such manner as may be reasonably requested, in connection therewith. If any such Consent is not obtained prior to the Closing, then the Seller will use all reasonable efforts to enter into an arrangement with respect to any such lease, contract, agreement or License to provide the Purchaser with all of the benefits enjoyed by the Seller under any such License, lease, contract or other agreement, and the Purchaser will perform all of the obligations under such Licenses, leases, contracts and other agreements as though they had been assigned to the Purchaser.

2.7.    Basic Prorations; Utilities; Taxes.

On the Closing Date, or as promptly as practicable following the Closing Date, minimum rent, percentage rent, water, gas, electricity and other utilities, common area maintenance reimbursements to lessor and other similar periodic charges or expenses relating to the Roseville Facility will be prorated with the Purchaser paying the Seller such prorated amount; provided, however, that if Purchaser enters into a new lease for the Roseville Facility effective as of the Closing Date, the provisions of this Section 2.7 will not apply. Utility meter readings for such property will be determined as of the Closing Date for purposes of establishing utility costs for the first month. All prorations will be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.

2.8.    Purchase Price Allocation.

Within sixty (60) days after the Closing Date, the Seller will prepare and, following approval by the Purchaser (which approval will not be unreasonably withheld), deliver to the Purchaser an allocation of the Total Consideration and the Assumed Liabilities among the Acquired Assets (the “Purchase Price Allocation”) in accordance with Section 1060 of the Code and applicable IRS regulations. The Seller and the Purchaser will file IRS Form 8594 consistent with such Purchase Price Allocation, and neither party will take any contrary position regarding such allocation in any Tax filing or contest.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise disclosed in or pursuant to this Agreement, the Seller represents and warrants to the Purchaser that:

3.1.    Organization, Standing, and Authority.

The Seller (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota; (b) has all requisite corporate power to own and lease the Acquired Assets and to carry on the Intermittent Testing Business as now being conducted, and (c) has all requisite corporate power to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Seller hereunder.

3.2.    Authorization and Binding Obligation.

The execution, delivery and performance by the Seller of this Agreement and of all of the agreements, documents and/or instruments to be executed and/or delivered by the Seller pursuant to or in connection with this Agreement have been duly authorized by all necessary action of the Seller, subject to the approval on or prior to the Closing Date of the sale of the Acquired Assets in accordance with the Minnesota Business Corporation Act and the Seller’s Articles of Incorporation and Bylaws. This Agreement has been duly executed and delivered by the Seller and such agreement constitutes the legal, valid, and binding obligation of the Seller, subject to the approval on or prior to the Closing Date of the sale of the Acquired Assets in accordance with the Minnesota Business Corporation Act and the Seller’s Articles of Incorporation and Bylaws, enforceable against it in accordance with its terms, subject as to enforcement: (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights; and (b) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

3.3.    Absence of Conflicting Agreements; Consents; Governmental Requirements.

(a)        Subject to obtaining the Consents listed on Schedule 3.3, other than in connection with or in compliance with the specific provisions of (i) Minnesota law and the Seller’s Articles of Incorporation and Bylaws relating to the approval of this Agreement and the sale of the Acquired Assets by the Seller’s shareholders, (ii) the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder (collectively, the “Exchange Act”), relating to (I) the filing with, and clearance by, the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Proxy Statement”) relating to the Seller Special Meeting referred to in Section 5.7 and (II) the filing of any other reports and documents with the SEC relating to this Agreement or any of the transactions contemplated hereby, and (iii) applicable local permit laws, rules and regulations pertaining to the operation of the Intermittent Testing Business, the execution, delivery and performance of this Agreement by the Seller does not and will not: (1) violate any provision of the Articles of Incorporation or Bylaws of the Seller; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority, federal, state, local or foreign (a “Governmental Entity”), applicable to the Intermittent Testing Business or by which any of the Acquired Assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity (a “Requisite Governmental Approval”); or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any lien, security interest, charge or encumbrance on any of the Acquired Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation to which the Seller is a party, or by which any of the Acquired Assets is bound or affected, except (A) in the case of sub-clause (2) above, where the failure to obtain or make any such filing, permit, consent, or approval or the failure to give such notice or (B) in the case of sub-clause (4) above, where such violation, breach, conflict, default or creation of any lien, security interest, charge or encumbrance, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller.

(b)        None of the information included in the Proxy Statement (other than information supplied by or on behalf of Purchaser for inclusion in the Proxy Statement) will contain, at the date it is first mailed to the Seller’s shareholders or at the time of the Seller Special Meeting, any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Seller Special Meeting or any amendment or supplement thereto.

3.4.    Sufficiency of Acquired Assets.

The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Intermittent Testing Business in the manner presently operated by the Seller.

3.5. Licenses.

Schedule 3.5 is a true and complete list as of the date of this Agreement of all material Licenses necessary to conduct the Intermittent Testing Business as presently conducted, exclusive of any Licenses with respect to state or local sales, use or other taxes. Each such License has been validly issued, and the Seller is the authorized legal holder thereof. Such Licenses are in full force and effect, and the conduct of the Intermittent Testing Business has been and is now in accordance therewith in all material respects. As of the date of this Agreement, no request has been made by the Seller or other Person seeking the revocation or limitation of any such Licenses. Except as is indicated on Schedule 3.5, there are no restrictions on Seller’s ability to transfer such Licenses to the Purchaser.

3.6.    Leasehold Property.

Except as set forth on Schedule 3.6, the Seller has enforceable rights to nondisturbance and quiet enjoyment to the Roseville Facility, and no third party holds any interest in the leased premises with the right to foreclose upon the Seller’s leasehold or subleasehold interest. No other Person, except as indicated on Schedule 3.6, has any rights as lessee of such property, and the Seller has not subleased or licensed any others to occupy or use any portion of the Roseville Facility. The Lease is in full force and effect. Except as set forth on Schedule 3.6, the Seller has not received any notice of default and has no knowledge of any default or event or circumstance which, with notice or passage of time or both, would give rise to a default, under the Lease. Except as set forth on Schedule 3.6, the Lease has not been amended or modified and the Purchaser has been given a true, complete and accurate copy of the Lease. The Seller has paid all applicable rent and other applicable charges and fees, including allocated taxes, under the Lease through July 31, 2003.

3.7.    Tangible Personal Property.

Schedule 1.1(a) lists all items of Tangible Personal Property having an original cost of $1000 or more used to conduct the Intermittent Testing Business as presently conducted. Except as described in Schedule 1.1(a) and except for Tangible Personal Property leased pursuant to any Assumed Contract, the Seller owns and has good and marketable title to each item of Tangible Personal Property, and none of the Tangible Personal Property is subject to any liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens. Upon consummation of the transactions contemplated by the Agreement, the Purchaser will own and have good and marketable title to, free and clear of any liens, security interests or pledges (except for Permitted Liens), each and every item of Tangible Personal Property that is owned by the Seller. Except as is set forth on Schedule 1.1(a), each item of Tangible Personal Property listed on Schedule 1.1(a) is in good working condition (subject to normal wear and tear) and is available for immediate use in the Intermittent Testing Business.

3.8.    Contracts.

Schedule 3.8 is a true and complete list as of the date of this Agreement of all the contracts (exclusive of purchase orders received from customers for which products have not been supplied and purchase orders from vendors for which products have not been received and which were entered into in the ordinary course of business that individually, or in the aggregate if from the same vendor or customer, call for a payment or receipt of less than $5,000) being transferred by the Seller to the Purchaser relating primarily to or necessary for the conduct of the Intermittent Testing Business (the “Assumed Contracts”). The Seller has made available to the Purchaser true and complete copies of all written Assumed Contracts. Except as disclosed on Schedule 3.8, all of the Assumed Contracts are in full force and effect and are valid and binding agreements of the parties thereto, enforceable in accordance with their terms. Neither the Seller nor, to the knowledge of the Seller, any other party is in default in any material respect under any of the Assumed Contracts, nor does any condition exist that with the giving of notice or the lapse of time or both would constitute such a default. There are no outstanding and, to the Seller’s knowledge, no threatened disputes or disagreements with respect to any Assumed Contract. Except for the need to obtain the Consents listed on Schedule 3.3, the Seller has full legal power and authority to assign its rights under the Assumed Contracts to the Purchaser, in accordance with this Agreement, and such assignments together will not affect the validity, enforceability, or continuation of any of the Assumed Contracts. Except as disclosed on Schedule 3.8, as of the date of this Agreement, no party to any Assumed Contract has informed the Seller of its intention (a) to terminate such Assumed Contract or amend the terms thereof, (b) to refuse to renew the Assumed Contract upon expiration of its term, or (c) to renew the Assumed Contract upon expiration only on terms and conditions that are more onerous than those now existing.

3.9.    SEC Filings.

The Seller has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 2000 are referred to herein as the “Seller SEC Reports”). All of the Seller SEC Reports complied as to form, when filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) and the Exchange Act. Accurate and complete copies of the Seller SEC Reports have been made available to the Purchaser. The Seller SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.10.    Financial Statements.

(a)        Seller has delivered to Purchaser copies of (a) the unaudited balance sheet, as of March 31, 2003, of Seller (the “Latest Balance Sheet”) and the unaudited statements of operations, shareholders’ equity and cash flows of Seller for the three-month period ended March 31, 2003 (such statements and the Latest Balance Sheet being herein referred to as the “Latest Financial Statements”) and (b) the audited balance sheets, as of December 31, 2001 and December 31, 2002, of the Seller and the audited statements of operations, shareholders’ equity and cash flows of the Seller for each of the years ended December 31, 2001 and December 31, 2002 (collectively, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of Seller and fairly present, in all material respects, the financial condition of the Seller as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles) consistently with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) present.

3.11.    Personnel.

(a)        Employees and Compensation. Schedule 3.11 contains a true and complete list as of the date of this Agreement of all employees of the Seller engaged in the Intermittent Testing Business (collectively, the “Employees”) and a description of all compensation arrangements affecting them, including all written or oral employment agreements, all accrued vacation and other obligations that have accrued as of the date of this Agreement, such schedule to be updated prior to the Closing pursuant to Section 5.12. Except as set forth in Schedule 3.11, all Employees of the Seller are employed “at will” and may be terminated at any time with or without cause, without payment of additional compensation beyond accrued salary and vacation, and with no more than two weeks notice. There is no organized labor strike, dispute, slowdown or stoppage, collective bargaining or unfair labor practice claim, union representation question or arbitration or grievance proceeding, (collectively, “Labor Matters”), pending, or to the knowledge, of the Seller threatened, against or affecting the Seller. Schedule 3.11 lists each Labor Matter that involves a claim or potential claim against, or that enjoins or compels or seeks to enjoin or to compel any activity by the Seller with respect to the Intermittent Testing Business. The Seller is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices. There is no unemployment discrimination or unfair labor practice charge or complaint against the Seller pending or, to the knowledge of the Seller, threatened before the National Labor Relations Board, Office of Federal Contract Compliance Programs, U.S. Equal Employment Opportunity Commission, or any comparable state, local or foreign agency. The Seller has not experienced any material work stoppage in the last 18 months. The Seller is not delinquent in payments to any of its Employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them or amounts required to be reimbursed to such Employees. Upon termination of the employment of any of the Employees of the Seller before or after the Closing Date, neither the Purchaser, or except as set forth in Schedule 3.11, the Seller, will be liable to such employees for severance pay. The Seller is not a party to or bound by any collective bargaining agreements.

(b)        Neither the Seller nor any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code and/or Section 4001(b) of ERISA, has incurred or could reasonably be expected to incur any material liability under Title IV of ERISA.

3.12.    Claims and Legal Actions.

Except as disclosed on Schedule 3.12, as of the date of this Agreement, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the Seller’s knowledge threatened, against or relating to the Seller or any of its Affiliates with respect to the Acquired Assets, the Assumed Liabilities, the Intermittent Testing Business, or with respect to the Intermittent Testing Business Products sold by the Seller prior to the Closing Date.

3.13.    Compliance with Laws.

The Seller has complied with the Licenses and all federal, state, and local laws, rules, regulations, ordinances, judgments, orders, and decrees applicable or relating to the Intermittent Testing Business, including without limitation all Food and Drug Administration rules and regulations applicable to the Intermittent Testing Business and Intermittent Testing Business Products, except for any noncompliance that would not have a Material Adverse Effect or impair or hinder the ability of the Seller to perform its obligations under this Agreement.

3.14.    Environmental Matters.

(a)        The Seller has complied and is in compliance with all Environmental Laws as they apply to the Intermittent Testing Business, except for such noncompliance as would not have a Material Adverse Effect.

(b)        The Seller possesses all Licenses required under applicable Environmental Laws to conduct the Intermittent Testing Business as presently conducted, and each such License is in full force and effect. To the knowledge of the Seller, there has not been any disposal, spill, discharge, or release of any petroleum products, hazardous materials, substances or wastes on, at, or under the Roseville Facility that could reasonably be expected to require investigation, removal, or remedial or corrective action. Except as disclosed on Schedule 3.14(b), the Seller has not transported or arranged for the transportation of any petroleum products, hazardous materials, substances or wastes to any location that is listed or proposed for listing as a contaminated, or potentially contaminated, site under federal or state Environmental Laws. To the knowledge of the Seller, there has not been any underground or above ground storage tanks containing petroleum products, hazardous materials, substances, or waste at the Roseville Facility.

(c)        The Seller, with respect to the Intermittent Testing Business or the Acquired Assets, has not received any written notice regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, arising under Environmental Laws.

3.15.    Transactions with Affiliates.

Except as set forth on Schedule 3.15, there are no agreements relating to the Intermittent Testing Business between the Seller and any of its Affiliates, the Seller has not been involved in any material business arrangement or relationship relating to the Intermittent Testing Business or the Acquired Assets with any of its Affiliates, and no Affiliate of the Seller owns any property or right, tangible or intangible, that is used in the Intermittent Testing Business.

3.16.    Protection of Intangible Property.

Schedule 3.16A sets forth a true and complete list of all employees and consultants who have worked on or contributed to the development of the Seller’s Intellectual Property and other proprietary rights. Except as disclosed on Schedule 3.16A, each of such persons has executed a proprietary rights and information agreement in the form delivered to the Purchaser (the “Proprietary Rights and Information Agreement”). The Seller’s rights under such Proprietary Rights and Information Agreements are freely assignable to the Purchaser. Complete and correct copies of all such Proprietary Rights and Information Agreements have been made available to the Purchaser. Schedule 3.16B sets forth, to the Seller’s knowledge, a list of all persons or entities to whom the Seller has disclosed any of its source codes relating to the Intermittent Testing Business.

3.17.    Conduct of Business.

Except as set forth in Schedule 3.17, since the date of the Latest Balance Sheet:

(a)        There has been no event or condition that has or would reasonably be expected to have a Material Adverse Effect on the Seller;

(b)        There has been no impairment, damage, destruction, loss or claim affecting any Acquired Assets that has or would reasonably be expected to have a Material Adverse Effect;

(c)        There has not been any sale, assignment, lease, or other transfer or disposition of any of the assets used in the Intermittent Testing Business of the types described as Acquired Assets other than in the normal and usual course of business with suitable replacements being obtained therefor;

(d)        There has not been any claim, settlement or judgment by a tribunal of competent jurisdiction regarding the breach or infringement of the Intellectual Property;

(e)        There has not been any material change or indication of an intention to discontinue or materially change the Seller’s relationships with suppliers, customers, distributors, lessors or third parties who have an existing relationship with the Seller relating to the Intermittent Testing Business;

(f)        There has not been any material change in the credit practices, promotional practices or pricing practices of the Seller with respect to the Intermittent Testing Business except in the ordinary course of business;

(g)        There has not been any action that would result in a default under any Assumed Contract by which any of the Acquired Assets is bound; and

(h)        There has not been any increase in the compensation or benefits payable or to become payable by the Seller to any Continuing Employee, except for increases in the normal course of business and except for increases involving payments or obligations on the part of the Seller that in the aggregate for all Continuing Employees are less than Fifty Thousand Dollars ($50,000) per annum.

3.18.    Taxes.

(a)        Except as set forth in Schedule 3.18(a), the Seller has made available to the Purchaser all Tax Returns filed by the Seller for all periods ending on or after December 31, 2000 and before the date of this Agreement, all Tax elections, claims for refunds of Taxes, correspondence, and any other information supplied to or received from the taxing authorities for all such periods. The Seller has filed all Tax Returns required by law to be filed by it prior to the date of this Agreement, and those Tax Returns are true, complete and correct in all material respects.

(b)        The Seller has paid or made adequate provision in the Latest Financial Statements for the payment of all Taxes that have accrued or become due prior to the date of this Agreement. All Taxes that the Seller has been required to withhold or to collect have been duly withheld or collected, and all withholdings and collections either have been duly and timely paid over to the appropriate Governmental Entities or are not yet due and are duly reflected on the Latest Financial Statements or, for the period after June 30, 2003, are reflected on the books and records of the Seller.

(c)        There are no audits, examinations, administrative proceedings or court proceedings, pending or, to the Seller’s knowledge, proposed, with regard to any Taxes or Tax Returns filed by the Seller. The Seller has not given or been requested to give waivers or extensions of any statute of limitations relating to the filing of Tax Returns or the assessment of Taxes, except for any waiver or extension which has expired or any extensions resulting from the filing of a Tax Return after its original due date in the ordinary course of business. The Seller has not received from any Governmental Entity in a jurisdiction where the Seller does not file Tax Returns any notice that it either is or may be subject to taxation by that jurisdiction. The Tax Returns of the Seller for any taxable period ending after December 31, 2000 have not been audited by the Internal Revenue Service.

(d)        For the purposes of this Section, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment thereof.

3.19.    Intellectual Property.

Schedule 3.19 is a true and complete list of each trademark, trademark application, domain name, patent, patent application, assumed name, trade name, copyright, trade secret or invention disclosure owned by, licensed to or licensed by the Seller which is or, to the extent reasonably available, was used in, or is necessary for the operation of, the Intermittent Testing Business as presently conducted or which has been developed by the Seller in contemplation of future use in connection with the Intermittent Testing Business (the “Intellectual Property”),

together with a designation of ownership. The conduct of the Intermittent Testing Business as presently conducted by the Seller does not infringe any trademark, trademark application, domain name, patent, patent application, assumed name, trade name, copyright, or other proprietary right of any other Person. No litigation is pending or has been threatened against the Seller or any officer, director, shareholder, employee or agent of the Seller, for the infringement of any patents, trademarks or trade names of any other party or for the misuse or misappropriation of any patent, trade secret, know-how or other proprietary right owned by any other party and related in any way to the Intermittent Testing Business; nor, to the knowledge of the Seller, does any basis exist for any such litigation. Except as disclosed on Schedule 3.19, to the knowledge of the Seller, there has been no infringement or unauthorized use by any other Person of any Intellectual Property belonging to the Seller.

3.20.    Brokers.

Schedule 3.20 lists all Persons entitled to a finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement. The Seller will indemnify and hold the Purchaser harmless against all claims for brokers’ or finders’ fees made or asserted by any party claiming to have been employed by the Seller or any shareholder, director, officer, employee or agent of the Seller and all costs and expenses (including the reasonable fees of counsel) of investigating and defending such claims.

3.21.    Negotiations with Other Parties.

Neither the Seller nor any other Person on their behalf is presently conducting or contemplating negotiations with any other party regarding any acquisition, merger, sale of assets or similar transaction with respect to the Intermittent Testing Business.

3.22.    Inventory.

All of the Inventory has been produced and packaged in accordance with all applicable laws, regulations and orders and is usable, leasable or salable in the ordinary course of business, except for inventory items set forth on Schedule 3.22, if any, which have been written down in the Latest Balance Sheet to realizable fair market value or for which adequate reserves have been provided therein.

3.23.    Receivables.

The Receivables were generated in the ordinary course of business, and, except as set forth on Schedule 3.23, are not subject to any set-offs, counterclaims, deductions, rights to return, or agreements for deduction, free goods, discounts or other deferred price or quantity adjustments which do not have a sufficient corresponding accrual on the Latest Balance Sheet.

3.24.    Distributors and Suppliers.

(a)        Schedule 3.24(a) contains a true and correct list of all distributors which have purchased the Intermittent Testing Business Products (whether from the Seller or otherwise) for the period from January 1, 2003 through the date of this Agreement showing the total unit purchases by each such distributor during that period (the “Distributors”). As of the date of this Agreement, except as set forth on Schedule 3.24(a), the Seller has not received notice that any of such Distributors intends to materially decrease its level of purchases of the Intermittent Testing Business Products from that reflected on Schedule 3.24(a) before or after the Closing.

(b)        Schedule 3.24(b) contains a list of all suppliers to the Intermittent Testing Business for the most recent fiscal year (the “Suppliers”). As of the date of this Agreement, the Seller has not received notice that any of such Suppliers intends to materially decrease the quantity of materials sold by such Supplier to the Seller from that reflected on the Schedule 3.24(b), before or after the Closing.

3.25.    Undisclosed Liabilities.

With respect to the Acquired Assets or the operations of the Intermittent Testing Business, the Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Latest Balance Sheet, (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit which individually or aggregated with any other liability or liabilities arising from similar or related circumstances exceeds $5,000), (iii) the trade payables of the Seller, included in the definition of Assumed Liabilities, listed in Schedule 3.25 hereto, or (iv) as otherwise set forth in Schedule 3.25.

3.26.    Disclosure.

(a)        No representation or warranty or other statement made by the Seller in this Agreement, including the exhibits and schedules referenced herein, contains any untrue statement or omits to state a material fact necessary to make any such representation, warranty or other statement not misleading.

(b)        The Seller does not have knowledge of any fact that has specific application to the Seller (other than general economic or industry conditions) and that may be reasonably expected to have a Material Adverse Effect that has not been set forth in this Agreement or in the exhibits and schedules referenced herein.

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

4.1.    Organization, Standing, and Authority.

The Purchaser (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Purchaser hereunder.

4.2.    Authorization and Binding Obligation.

The execution, delivery, and performance of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorized by all necessary actions on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject as to enforcement: (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights; and (b) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

4.3.    Absence of Conflicting Agreements.

The execution, delivery, and performance by the Purchaser of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party (including any Governmental Entity); (b) will not conflict with the Articles of Incorporation or Bylaws of the Purchaser; (c) will not violate, conflict with, or result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any Governmental Entity applicable to the Purchaser; and (d) will not violate, conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which the Purchaser is a party or by which the Purchaser may be bound legally.

4.4.    Ability to Pay.

Purchaser has the financial capability, in the ordinary course of business and without seeking any additional third party financing, to fulfill all of its obligations hereunder.

SECTION 5.    SPECIAL COVENANTS AND AGREEMENTS.

5.1.    Cooperation.

(a)        Upon the terms and subject to the conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperating in the preparation and filing of the Proxy Statement, and any amendments thereto, (ii) using its commercially reasonable efforts to make all required regulatory filings and applications and to obtain all Requisite Governmental Approvals and Consents, and (iii) cooperating in the preparation and filing of any filings with the SEC related to the consummation of this Agreement or the sale of the Acquired Assets subsequent to the Closing, including but not limited to commercially reasonable efforts to ensure that the Seller’s independent auditing firm is available to assist the Purchaser (at the Purchaser’s sole expense) in the preparation of audited financial statements required upon consummation of the transactions contemplated by this Agreement. The Seller will use all reasonable efforts to provide the audited financial statements of the Intermittent Testing Business required upon consummation of the transactions contemplated by this Agreement as of the Closing Date. Notwithstanding anything to the contrary in the foregoing sentence, the Seller will provide the aforementioned financial statements to the Purchaser no later than thirty (30) days after the Closing Date. The Seller will promptly furnish to the Purchaser copies of all notices, documents, requests, court papers, or other materials given to or received from any Governmental Entity or any other third party with respect to the transaction contemplated by this Agreement. To the extent practicable in the circumstances and subject to applicable laws or existing confidentiality agreements, the Seller will provide the Purchaser with the opportunity to review any information relating to such party, or any of its Affiliates, which appears in any filing made with, or written materials submitted to, any Governmental Entity or any non-governmental person in connection with obtaining the Requisite Governmental Approvals, or with respect to the Transferred Regulatory Approvals. To the extent such disclosure is prohibited by an existing confidentiality agreement, the Seller will use all reasonable efforts to obtain a consent to or waiver of the rights of any party to such confidentiality agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party will use their commercially reasonable efforts to take all such necessary action. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, the Purchaser will have no obligation to agree to any adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto.

(b)    The Seller will use its commercially reasonable efforts to provide assistance in the transition of the Intermittent Testing Business to the Purchaser. For the period commencing on the Closing Date and continuing for up to ninety (90) days after the Closing Date, the Seller will make the employees of the Seller listed on Schedule 5.1(b) (subject to any voluntary termination or termination of employment for cause by the Seller of such employees) (the “Transition Employees”) reasonably available (compatible with the business needs of the Seller) to the Purchaser in the United States to provide consultation and training (the “Transition Services”) to assist and enable the Purchaser to transition and operate the Intermittent Testing Business. As part of the Transition Services, the Seller will make available to the Purchaser the Transition Employees, and where applicable, systems, to provide consultation and training with respect to the Intermittent Testing Business in the areas of sales and marketing, technical support, procurement, human resources and employee benefits, as well as financial and accounting systems, processes and services. On or before the Closing Date, the Seller will provide the Purchaser with the name of the Seller’s Transition Services project coordinator, who will be responsible for coordinating the provision of the Transition Services to the Purchaser.

5.2. Access	to Books and Records.

To the extent requested for any reasonable business purposes hereunder, and subject to the following two sentences of this Section 5.2, (a) the Seller will provide the Purchaser access and the right to copy for a period of seven (7) years from the Closing Date any books and records of the Seller (or true and complete copies thereof) relating to the Intermittent Testing Business or the Acquired Assets but not included in the Acquired Assets, and (b) the Purchaser will provide the Seller access and the right to copy for a period of seven (7) years from the Closing Date any books and records of the Purchaser (or true and complete copies thereof) relating to the Intermittent Testing Business or the Acquired Assets with respect to periods prior to the Closing that are included in the Acquired Assets. Any party that is required to grant any other party access and the right to copy any books and records (or true and complete copies thereof) pursuant to this Section 5.2 may, before doing so, redact or remove therefrom any information contained therein that does not relate to the Intermittent Testing Business or the Acquired Assets.

5.3.    Restrictions on Competitive Activities.

As an inducement to the Purchaser to enter into this Agreement, the Seller agrees that for a period of seven (7) years from and after the Closing Date (the “Non-Competition Period”), the Seller, either directly or with or through another entity, will not compete with the Purchaser or Thoratec Corporation in the Intermittent Testing Business through the manufacture, sale, marketing, licensing or distribution in the United States or anywhere throughout the world of any Intermittent Testing Business Products, provided, however, that the Non-Competition Period will terminate upon the closing of a merger, consolidation, or other transaction in which the shareholders of the Seller who beneficially own all of the voting securities of the Seller immediately before such transaction, beneficially own securities representing less than 50% of the voting securities of the Seller immediately after such transaction. The Seller will take all reasonable actions necessary to ensure that employees and consultants of the Seller irrevocably assign or otherwise transfer to Seller all of their respective right, title and interest in and to any and all Intellectual Property related to the Intermittent Testing Business developed during the Non-Competition Period, and that such Intellectual Property is promptly transferred and assigned to the Purchaser for no additional consideration.

5.4.    No Inconsistent Action.

Except as otherwise provided in this Agreement, no party to this Agreement will take any action that is inconsistent with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement by the termination date set forth in Section 8.1(d).

5.5.    Supply of Products by the Seller for the Purchaser.

(a)        From and after the Closing Date until the earlier of such time as (a) the date six (6) months from the Closing Date or (b) substantially all the consents necessary to transfer the Transferred Regulatory Approvals have been obtained or (c) the Purchaser is able to conduct the manufacture of the Intermittent Testing Business Products in its own right, the Seller will supply the Purchaser with reasonable quantities of the Intermittent Testing Business Products for sale by the Purchaser, pursuant to a license granted hereby specifically to allow those activities of the Seller described in this Section (a). The Purchaser will submit to the Seller orders, including commercially reasonable delivery dates, with respect to such requirements, and the Purchaser will pay to the Seller upon tender of the Intermittent Testing Business Products in the name of the Seller an amount equal to the Seller’s cost thereof. For purposes hereof, the Seller’s cost will equal the purchase price paid by the Seller to the Purchaser pursuant to paragraph (b) below, plus any expenses directly incurred by the Seller as a result of the performance of this Section 5.5(a)

(b)        The Seller hereby engages the Purchaser to manufacture on its behalf all requirements of the Intermittent Testing Business Products necessary to satisfy its obligations pursuant to paragraph (a) above. Such Intermittent Testing Business Products will be supplied at the Purchaser’s manufacturing cost.

5.6.    Collection of Receivables.

(a)        As an inducement to the Purchaser to enter into this Agreement, the Seller hereby guarantees that the Acquired Assets will include at least $600,000 in Receivables. In the event that the Acquired Assets do not include at least $600,000 in Receivables as of the Closing Date, the Purchaser will be entitled to immediately remove from the Escrow Consideration an amount equal to the “Receivables Reduction Amount”. The Receivables Reduction Amount will be equal to (i) $600,000 minus (ii) the aggregate dollar amount of the Receivables as of the Closing Date.

(b)        As further inducement to the Purchaser to enter into this Agreement, the Seller hereby guarantees the collection by the Purchaser of at least $600,000 in Receivables related to the Intermittent Testing Business within one hundred eighty (180) days after the Closing Date. If at the end of such one hundred eighty (180) days the Purchaser has failed to collect at least $600,000 in Receivables, the Purchaser will be entitled to withhold from the Escrow Consideration an amount equal to the “Receivables Gross-Up”. The Receivables Gross-Up will be equal to (a) $600,000 minus (b) the dollar amount of Receivables collected by the Purchaser during the one hundred eighty (180) day period. The Purchaser hereby agrees to use commercially reasonable efforts consistent with Purchaser’s normal collection practices and procedures to collect the Receivables during the one hundred eighty (180) day period, and will not renegotiate the terms of the Receivables to the extent such revised terms will result in a Receivables Gross-Up payment to Purchaser. Any Receivables which have not been collected by Purchaser during such one hundred eighty (180) days and for which Purchaser has submitted a claim against the Escrow Consideration pursuant to this Section 5.6(b) will be immediately assigned to Seller, which Seller may then collect for its own account, and Purchaser will cooperate with Seller in its efforts to collect such Receivables. In the event that the Purchaser has deducted the Receivables Reduction Amount from the Escrow Consideration, the Receivables Gross-Up will be reduced by an amount equal to the Receivables Reduction Amount.

(c)        At the Closing, the Purchaser will acquire hereunder, and thereafter the Purchaser or its designee will have the right and authority to collect for the Purchaser or its designee’s account, all Receivables, letters of credit and other items which constitute a part of the Acquired Assets, and the Seller will within five (5) Business Days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to the Purchaser any letters of credit, documents, cash or checks received on account of or otherwise relating to any such Receivables, letter of credit or other items.

5.7.    Seller Special Meeting.

(a)        In order to obtain shareholder approval of this Agreement, the Seller, acting through its board of directors, will duly call, give notice of, convene and hold a special meeting of the shareholders of the Seller for the purpose of considering and voting on the adoption of this Agreement and the sale of the Acquired Assets (the “Seller Special Meeting”), provided, however, that if the board of directors of the Seller takes action to comply with its fiduciary duties pursuant to Section 5.7(c) (including, without limitation, canceling, adjourning or terminating the Seller Special Meeting prior to the shareholder vote on the sale of the Acquired Assets), such action will not result in a breach of the Seller’s obligations pursuant to this section. The Seller Special Meeting will be held as soon as practicable after the execution of this Agreement.

(b)        As promptly as practicable, but in no event later than five (5) Business Days after the execution of this Agreement, the Seller will prepare and, following approval by the Purchaser (which approval will not be unreasonably withheld), file with the SEC a preliminary form of the Proxy Statement for the Seller Special Meeting. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act except that the Seller has no liability with respect to any information supplied by or on behalf of the Purchaser for inclusion in the Proxy Statement. As promptly as practicable following receipt of SEC comments on such preliminary Proxy Statement, if any, the Seller will prepare a response to such comments. The Purchaser will be given a reasonable opportunity to review and comment on any response letter and amended Proxy Statement prior to filing with the SEC. Upon resolution of all comments or expiration of any waiting period, the Seller will, as promptly as practicable following such resolution, mail the definitive Proxy Statement to the shareholders of the Seller as of the record date for the Seller Special Meeting. The Seller will use all commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as practicable. The Purchaser and the Seller will promptly furnish to each other all information, and take such other actions (including, without limitation, using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.7(b). The Seller and the Purchaser will each correct any information provided by it for use in the Proxy Statement which will have become false or misleading.

(c)        The Proxy Statement will contain the recommendation of the board of directors of the Seller in favor of the adoption of this Agreement and the sale of the Acquired Assets. Notwithstanding the foregoing, the board of directors of the Seller may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby or (ii) resolve or announce its intention to do so if, after consultation with outside legal counsel, such board determines by a majority vote of directors in their good faith judgment that taking such action is necessary to comply with the fiduciary duties of such board under applicable law.

5.8.    No Other Discussions.

Until this Agreement is terminated as provided in this Agreement, none of the Seller, its Affiliates, employees, agents, and representatives will: (i) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale, or other disposition of any part of the Acquired Assets or the Intermittent Testing Business (whether by merger, consolidation, sale of stock, sale of assets, or otherwise); or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions, unless, after consultation with outside counsel, the board of directors determines by a majority vote of directors in their good faith judgment that taking such action is necessary to comply with the fiduciary duties of such board under applicable law. The Seller will immediately notify the Purchaser if any third party attempts to initiate any solicitation, discussion, or negotiation with respect to any of the foregoing transactions. Nothing contained in this Section 5.8 will prevent the board of directors of the Seller from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

5.9.    Confidentiality.

Each party recognizes that it will receive confidential information regarding the other parties hereto during the course of the negotiations contemplated by this Agreement. Accordingly, each of the Purchaser and the Seller will prevent the unauthorized disclosure of any confidential information concerning the other party that has been disclosed previously or is disclosed during the course of the negotiations and investigations contemplated by this Agreement. The obligations of this paragraph do not apply to information that: (a) is or becomes part of the public domain (other than through breach of this Agreement or any other agreement between the parties relating to confidentiality), (b) is received by the receiving party from a third party without breach of a nondisclosure obligation of the third party, or (c) is independently developed. This Section 5.9 and the Confidentiality

Agreement by and between the Seller and the Purchaser will survive the Closing and/or any termination of this Agreement.

5.10.    Distribution Agreements.

From and after the date of this Agreement, the Purchaser will indicate to the Seller which of the Distributors set forth on Schedule 3.24(a) the Seller will be required to terminate with respect to the Intermittent Testing Business, effective on or prior to the Closing Date. Additionally, the Purchaser will indicate to the Seller which of the applicable distributor agreements relating to the Distributors set forth on Schedule 3.24(a) the Seller will assign to the Purchaser or amend to have the Purchaser replace the Seller, and the Seller hereby agrees to use its best efforts to cause such assignment and amendment and to procure any required consents of third parties to such assignment, it being understood that such best efforts will not include any requirement to (a) pay consideration or (b) offer or grant financial accommodations to any Distributor. The Seller will be required to immediately terminate any of the applicable distributor agreements relating to the Distributors set forth on Schedule 3.24(a) as soon as the Seller ascertains that it is unable to assign to the Purchaser or amend to have the Purchaser replace the Seller. The Seller will bear the cost of terminating the agreements with respect to all Distributors with whom Seller terminates agreements pursuant to this section. In the case of distributor agreements that cover other products or businesses of the Seller in addition to the Intermittent Testing Business, only that portion of the distributor agreement relating to the Intermittent Testing Business will be assigned to the Purchaser or terminated. All such assignments and/or amendments will be effective as of the Closing Date.

5.11.    Publicity.

All notices, releases, statements and communications to employees, suppliers, distributors and customers and any person other than their respective officers, directors, shareholders, representatives or agents of Seller, Purchaser and to the general public and the press relating to the transactions contemplated by this Agreement will be made only at such times and in such manner as may be mutually agreed upon in writing by Seller and Purchaser, provided, however, that any party will be entitled to make a public announcement or statement or other public disclosure relating to the transactions contemplated hereby if, in the opinion of its legal counsel, such announcement or statement or other public disclosure is required to comply with any law (including, without limitation, federal securities laws) or any subpoena or other process; provided, further, however, that such party gives prior written notice of its intention to make such disclosure, the content of such disclosure and the provision of law, subpoena or process requiring such disclosure and further, provided, the Seller and the Purchaser will be permitted to file this Agreement and to describe the transactions contemplated hereby in a Current Report on Form 8-K, a Quarterly Report on Form 10-Q and/or a proxy statement on Schedule 14A, filed under the Exchange Act, or if the board of directors of the Seller or the Purchaser, respectively, deems it to be necessary or advisable to make such a filing.

5.12.    Updated Schedules and Evidence of Clear Title.

No later than three (3) Business Days prior to the Closing, the Seller will deliver to the Purchaser updated schedules reflecting items arising or changes occurring in connection with the operation of the Intermittent Testing Business between the date of this Agreement and the Closing Date (the “Updated Disclosure Schedule”). The Updated Disclosure Schedule will also include complete and current searches in the name of the Seller and other appropriate parties of all Uniform Commercial Code Financing Statements records (the “UCC Financing Statements”) maintained by the Secretary of State of Minnesota, and wherever else the Seller or the Purchaser know that a UCC Financing Statement has been filed, and all other liens, security interests, mortgages, pledges, encumbrances, or restrictions that to the Seller’s knowledge apply to the Acquired Assets, together with such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all Acquired Assets to be sold under this Agreement are free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions, other than the Permitted Liens. No additional disclosure made in the Updated Disclosure Schedule will be deemed to be a breach of any representation or warranty of the Seller contained in this Agreement unless the item disclosed results from conduct in violation of this Agreement; provided, however, that no disclosure set forth in the Updated Disclosure Schedule will be deemed to cure any inaccuracy or misrepresentation in the Disclosure Schedule that existed as of the date of this Agreement, and provided, further, that disclosure in the Updated Disclosure Schedule of matters occurring prior to the Closing Date may be taken into account for purposes of determining whether an event may be deemed to have had a Material Adverse Effect for the purposes of Section 6.1(g).

5.13.    Termination of Permitted Liens

No later than three (3) Business Days prior to the Closing, the Seller will prepare and deliver to the Purchaser all information and instructions necessary to enable the Purchaser to pay, on behalf of the Seller, the amounts required to terminate the Permitted Liens. Pursuant to the instructions, the Purchaser will deliver at the Closing, by wire transfer to the holders of the Permitted Liens, the amounts set forth in the instructions, and such amounts will be deemed to be paid on behalf of the Seller, will be considered part of the Closing Consideration, and will be deducted from the Closing Consideration to be paid to the Seller. The Seller will take all additional action necessary to cause the holders of the Permitted Liens to terminate and release the Permitted Liens. The Seller will deliver fully executed releases, termination statements and other documents as are necessary to provide reasonable evidence that the Permitted Liens have been terminated as set forth in Section 7.2(g).

SECTION 6.    CONDITIONS TO OBLIGATIONS OF PARTIES AT CLOSING.

6.1.    Conditions to Obligations of the Purchaser.

All obligations of the Purchaser at the Closing are subject at the Purchaser’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)    Injunction, etc. There will be no effective injunction, writ, or preliminary restraining order or any order of any nature issued by a Governmental Entity to the effect that transactions contemplated by this Agreement may not be consummated as herein provided, no proceeding or lawsuit will have been commenced and be continuing by any Governmental Entity for the purpose of obtaining any such injunction, writ, or preliminary restraining order, and no written notice directed to either the Seller or the Purchaser will have been received from any such Governmental Entity indicating an intent to restrain, prevent, materially delay, or restructure the transactions contemplated by this Agreement; provided, however, that the Purchaser will have used all commercially reasonable efforts to prevent the entry of any such injunction or other order that may be entered.

(b)    Voting Agreements. The Major Shareholders will have entered into and delivered to the Purchaser the Voting Agreement.

(c)    Consents. All Consents, approvals and filings described on Schedule 3.3 will have been obtained or made in a manner reasonably satisfactory to the Purchaser.

(d)    Performance. The Seller will have performed in all material respects all obligations that this Agreement requires it to perform on or before the Closing Date.

(e)    Representations and Warranties. Except as otherwise provided pursuant to Section 5.12, (i) the representations and warranties of the Seller contained in this Agreement that contain an express materiality qualification will be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties will be true and correct in all respects, on and as of such particular date), with the same force and effect as if then made and (ii) the representations and warranties of the Seller contained in this Agreement that do not contain an express materiality qualification will be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the Closing (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties will be true and correct in all material respects, on and as of such particular date), with the same force and effect as if then made.

(f)        Regulatory Approvals. All Requisite Governmental Approvals will have been obtained and will remain in full force and effect except for the Transferred Regulatory Approvals, as to which the Seller will have submitted all documentation necessary on its part to be submitted requesting transfer thereof.

(g)        Material Adverse Change. Since the date of this Agreement, there will have occurred no event or other occurrence which will have caused or may reasonably be expected to cause a Material Adverse Effect with respect to the Seller.

(h)        Extension of Lease. The Lease will have been amended, or a new lease will have been executed, whereby the Purchaser will be entitled to use of the Roseville Facility pursuant to terms which are reasonably acceptable to the Purchaser.

(i)        Deliveries. The Seller will have made all the deliveries to the Purchaser set forth in Section 7.2.

(j)        Shareholder Approval. The Seller will have obtained the approval of its shareholders of this Agreement and the sale of the Acquired Assets pursuant hereto in accordance with the Minnesota Business Corporation Act and the Seller’s Articles of Incorporation and Bylaws.

(k)        Distributors. The Seller will have given notice at least one (1) day prior to the Closing Date to the Distributors, effective within the lesser of (i) thirty (30) calendar days following the Closing Date or (ii) the shortest possible duration under the notice provisions of each respective distributor agreement, of the Seller’s intent to terminate agreements with any Distributors that the Purchaser does not wish to retain pursuant to Section 5.10. The Seller will have given notice to the Distributors, effective within the lesser of (i) thirty (30) calendar days following the Closing Date or (ii) the shortest possible duration under the notice provisions of each distributor agreement, of the Seller’s intent to assign or amend agreements with any Distributors to the Purchaser pursuant to Section 5.10.

(l)        Series E Convertible Preferred Stock Purchase Agreement. The Seller will have obtained from each holder of Series E Convertible Preferred Stock of the Seller (i) a written consent to this Agreement, and (ii) a waiver of any rights and interest, contingent or actual, that such holders may have in the Acquired Assets. Each of the written consent and waiver will be in a form reasonably acceptable to the Purchaser.

(m)        Convertible Senior Secured Fixed Rate Note. The Seller will have obtained from each holder of Convertible Senior Secured Fixed Rate Notes of the Seller (i) a written consent to this Agreement, and (ii) a waiver of any rights and interest, contingent or actual, that such holders may have in the Acquired Assets. Each of the written consent and waiver will be in a form reasonably acceptable to the Purchaser.

6.2. Conditions	to Obligations of the Seller.

All obligations of the Seller at the Closing are subject at the Seller’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)        Injunction, etc. There will be no effective injunction, writ, or preliminary restraining order or any order of any nature issued by a Governmental Entity to the effect that transactions contemplated by this Agreement may not be consummated as herein provided, no proceeding or lawsuit will have been commenced and be continuing by any Governmental Entity for the purpose of obtaining any such injunction, writ, or preliminary restraining order, and no written notice directed to either the Seller or the Purchaser will have been received from any such Governmental Entity indicating an intent to restrain, prevent, materially delay, or restructure the transactions contemplated by this Agreement; provided, however, that the Seller will have used all commercially reasonable efforts to prevent the entry of any such injunction or other order that may be entered.

(b)        Performance. The Purchaser will have performed in all material respects all obligations that this Agreement requires it to perform on or before the Closing Date.

(c)        Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement that contain an express materiality qualification will be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties will be true and correct in all respects, on and as of such particular date), with the same force and effect as if then made and (ii) the representations and warranties of the Purchaser contained in this Agreement that do not contain an express materiality qualification will be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the Closing (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties will be true and correct in all material respects, on and as of such particular date), with the same force and effect as if then made.

(d)        Regulatory Approvals. All Requisite Governmental Approvals will have been obtained and will remain in full force and effect, except for the Transferred Regulatory Approvals, as to which the Purchaser will have submitted all documentation necessary on its part to be submitted requesting transfer thereof.

(e)        Deliveries. The Purchaser will have made all the deliveries set forth in Section 7.3.

(f)        Shareholder Approval. The Seller will have obtained the approval of its shareholders of this Agreement and the sale of the Acquired Assets pursuant hereto in accordance with the Minnesota Business Corporation Act and the Seller’s Articles of Incorporation and Bylaws.

SECTION 7.    CLOSING AND CLOSING DELIVERIES.

7.1. Closing	Date and Place.

Subject to the satisfaction or waiver of the conditions set forth in Section 6, the Closing will be held at the offices of Heller Ehrman White & McAuliffe LLP, 275 Middlefield Road, Menlo Park, California 94025-3506 as promptly as practicable following satisfaction or waiver of the conditions set forth in Section 6, other than those conditions which by their terms are to be satisfied at the Closing, but not later than five (5) Business Days following such satisfaction or waiver. The effective time of the conveyance of the Acquired Assets and the assumption of the Assumed Liabilities, and the transfer of the Total Consideration will be deemed to have been the Effective Time.

7.2. Deliveries	by the Seller.

On the Closing Date, the Seller will deliver to the Purchaser the following, in form and substance reasonably satisfactory to the Purchaser and its counsel:

(a)        Transfer Documents. Duly executed instruments of conveyance and transfer, including bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good and marketable title to the Acquired Assets in the name of the Purchaser, free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions (other than any liens, security interests, mortgages, pledges, encumbrances, or restrictions that are included within the Assumed Contracts or resulting from the failure to obtain any Consent), except for Permitted Liens.

(b)        Consents. Copies of all instruments evidencing receipt of any Consents and estoppel certificates that have been obtained prior to the Closing.

(c)        Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, Proprietary Rights and Information Agreements, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records included in the Acquired Assets.

(d)        Escrow Agreement. A copy of the Escrow Agreement, duly executed by the Seller.

(e)        Opinion of Counsel. An opinion of counsel for the Seller, in form and substance reasonably satisfactory to the Purchaser, in the form attached hereto as Exhibit C.

(f)        Updated Asset and Liabilities List. The Seller will prepare and deliver an updated listing of the assets and liabilities of the Intermittent Testing Business as of the Closing Date (the “Updated Asset and Liabilities List”).

(g)        Termination of Permitted Liens and All Other Encumbrances. The Seller will deliver fully executed releases, termination statements and other documents as may be necessary to provide reasonable evidence that the Permitted Liens and any and all liens, security interests, mortgages, pledges, encumbrances, or restrictions as reported on the Updated Disclosure Schedule have been terminated.

(h)        Other Documents. Such additional customary closing documents as the Purchaser will reasonably request, including certificates executed by appropriate officers of the Seller certifying as to the accuracy of the representations and warranties of Seller as of the Closing Date in accordance with Section 6.1(e), including an express statement that the Updated Disclosure Schedule as delivered pursuant to Section 5.12 remains complete and accurate as of the Closing Date, and fulfillment of all of the Seller’s obligations under this Agreement as of the Closing Date in accordance with Section 6.1(d).

7.3.    Deliveries by the Purchaser.

On the Closing Date, the Purchaser will deliver to the Seller (or to the Escrow Agent, into the Escrow) the following, in form and substance reasonably satisfactory to the Seller and its counsel:

(a)        Consideration. The Total Consideration as provided in Section 2.2.

(b)        Escrow Agreement. A copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(c)        Other Documents. Such additional customary closing documents, information, and materials as the Seller will reasonably request, including certificates executed by appropriate officers of the Purchaser certifying as to the accuracy of the representations and warranties of the Purchaser as of the Closing Date in accordance with Section 6.2(c) and fulfillment of all of the Purchaser’s obligations under this Agreement as of the Closing Date in accordance with Section 6.2(b).

SECTION 8.    TERMINATION.

8.1.    Termination.

This Agreement may be terminated at any time prior to the Closing, whether before or after the requisite approval of the shareholders of the Seller:

(a)        by the mutual written consent of the Seller and the Purchaser;

(b)        by either the Purchaser or the Seller if the shareholders of the Seller will not have approved the sale of the Acquired Assets in accordance with the Minnesota Business Corporation Act and the Seller’s Articles of Incorporation and Bylaws at the Seller Special Meeting;

(c)        by either the Purchaser or the Seller if any Governmental Entity will have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the purchase and sale of the Acquired Assets;

(d)        (i) by the Purchaser if the Proxy Statement has not been mailed to the shareholders of the Seller within ninety (90) days after the date of this Agreement or (ii) by either the Purchaser or the Seller if the sale of the Acquired Assets has not been consummated within one hundred twenty (120) days after the date of this Agreement, provided, however, that no party will be entitled to terminate this Agreement pursuant to this clause (d) if such party is in material breach of this Agreement; or

(e)        by the Purchaser if the Seller (i) is unable to pay its debts as they become due, (ii) ceases wholly, or substantially in the reasonable and good faith judgment of the Purchaser, to carry on the Intermittent Testing Business, (iii) applies or petitions for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, (iv) applies for or consents to the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of it or of all or a material part of its assets, rights or revenues, or (v) suffers the seizure, confiscation or condemnation of all or substantially all of the Acquired Assets and/or the Intermittent Testing Business.

8.2. Termination	Fee.

In the event that this Agreement is terminated by the Purchaser or the Seller pursuant to Sections 8.1(b) or (d), and the Seller enters into a Prohibited Transaction within one hundred eighty (180) days after such termination, the Seller will promptly, but in no event later than two (2) days after the closing of any agreements to effect the Prohibited Transaction, pay the Purchaser a fee equal to $500,000, in immediately available funds.

8.3. Rights	on Termination.

In the event of termination of this Agreement by either the Purchaser or the Seller as provided in Section 8.1, this Agreement will become void and there will be no liability on the part of either Purchaser or Seller, or their respective shareholders, officers, or directors, except that Sections 5.9, 5.11, 8.2, 11.1 and 11.5 hereof will survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

8.4. Specific	Performance.

The parties recognize that if any party breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the other parties for their injury. Each party will therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance (without necessity of posting bond) of the terms of this Agreement. If any action is brought by any party to enforce this Agreement, the other parties will waive the defense that there is an adequate remedy at law.

8.5. Attorneys’	Fees.

In the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party will be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

SECTION 9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;

CERTAIN REMEDIES.

9.1.    Representations and Warranties.

Without prejudice to representations and warranties in other agreements delivered hereunder, all representations and warranties contained in this Agreement will be deemed continuing representations and warranties and will survive the Closing Date for a period of two hundred seventy (270) days following the Closing Date.

9.2.    Indemnification by the Seller.

The Seller hereby agrees to indemnify and hold harmless the Purchaser from and against, and to reimburse the Purchaser for, any and all losses, liabilities, and damages (including punitive and exemplary damages and fines or penalties and any interest thereon), costs and expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, or other obligations of any nature (collectively, “Losses”) that result from:

(a)        Any inaccuracy in or breach of any representation and warranty, or any breach or nonfulfillment of any covenant or agreement of the Seller contained in this Agreement or in any certificate, document, or instrument delivered to the Purchaser under this Agreement;

(b)        Any failure by the Seller to terminate the distribution agreements with Distributors set forth on Schedule 3.24(a) pursuant to Section 5.10;

(c)        The operation or ownership of the Intermittent Testing Business and the Acquired Assets prior to the Closing including any liabilities arising under the Licenses or the Assumed Contracts that relate to events occurring prior the Closing Date, except to the extent any of the foregoing constitute Assumed Liabilities.

The Seller will be liable to the Purchaser for any Losses (i) only if the Purchaser delivers to the Seller written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims on or prior to the 270th day after the Closing Date and (ii) only if the aggregate amount of all Losses exceeds $52,000, in which case the Seller will be obligated to indemnify the Purchaser, it being understood that once such amount is exceeded, the Purchaser will be entitled to receive the aggregate of all such claims from the first dollar of Losses. Except for fraud, for which liability will be unlimited, the Seller will not be required to pay the Purchaser for aggregate Losses in excess of the Total Consideration. The amount of the Escrow Consideration held by the Escrow Agent will be the initial source of funds for the payment of Losses to the Purchaser.

9.3.    Indemnification by the Purchaser.

The Purchaser hereby agrees to indemnify and hold harmless the Seller from and against, and to reimburse the Seller for, any and all Losses that result from:

(a)        Any inaccuracy in or breach of any representation and warranty, or any breach or nonfulfillment of any covenant or agreement of the Purchaser contained in this Agreement or in any certificate, document, or instrument delivered to the Seller under this Agreement; and

(b)        The operation or ownership of the Intermittent Testing Business and the Acquired Assets from and after the Closing including any liabilities arising under the Licenses or the Assumed Contracts that relate to events occurring from and after the Closing Date, except to the extent such Losses result from or arise from breach of a representation or warranty made by the Seller or a breach of a covenant of the Seller contained in this Agreement.

The Purchaser will be liable to the Seller for any Losses (i) only if the Seller delivers to the Purchaser written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims on or prior to the 270th day after the Closing Date and (ii) only if the aggregate amount of all Losses exceeds $52,000, in which case the Purchaser will be obligated to indemnify the Seller, it being understood that once such amount is exceeded, the Seller will be entitled to receive the aggregate of all such claims from the first dollar of Losses. Except for fraud, for which liability will be unlimited, the Purchaser will not be required to pay the Seller for aggregate Losses in excess of the Escrow Consideration (as such amount will be adjusted pursuant to Section 5.6).

9.4.    Procedure for Indemnification.

The procedure for indemnification will be as follows:

(a)        The party claiming indemnification (the “Claimant”) will promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice will be given by Claimant within ten (10) Business Days after written notice of such action, suit, or proceeding was given to Claimant. The Claimant’s failure to give such notice timely will not relieve the Indemnifying Party from any liability that it otherwise may have to the Claimant except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b)        With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party will have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party will immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(c)        With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party will have the right at its own expense, to participate in or assume control of the defense of such claim (subject to Section 9.4(d)), and the Claimant will cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant will have the right to participate in the defense of such claim at its own expense (except that the Claimant will have the right to participate in the defense of such claim at the Indemnifying Party’s expense if (i) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, which will be deemed to include any case where there may be a legal defense or claim available to the Claimant that is inconsistent with those available to the Indemnifying Party, or (ii) the Indemnifying Party fails vigorously to defend or prosecute such claim within a reasonable time). If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party will be bound by the results obtained by the Claimant with respect to such claim.

(d)        The Indemnifying Party may not control the defense of any claim, without the written consent of the Claimant, if (i) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, or (ii) the claim involves any material risk of the sale, forfeiture, or loss of, or the creation of any lien (other than a judgment lien) on, any material property of the Claimant or could entail a risk of criminal liability to the Claimant.

(e)    Indemnification of Losses under this Agreement will be net of any insurance proceeds actually paid to the Claimant with respect to the event giving rise to such Loss, but no Claimant will have any obligation under this Agreement to make any claim under any insurance policy that may be applicable to such event.

(f)    After the Closing, the rights set forth in this Section 9 will be each party’s sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein will prevent either of the parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

(g)    Any indemnification payable under this Section 9 will be, to the extent permitted by law, an adjustment to purchase price.

SECTION 10.    TAXES AND EMPLOYMENT MATTERS

10.1.    Transfer Taxes.

The Seller will pay all Transfer Taxes arising out of the transfer of the Acquired Assets to the Purchaser and any Transfer Taxes to effect any recording or filing with respect thereto. For purposes of this Section, “Transfer Tax” or “Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, gross receipts, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto, but such term will not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

10.2.    Employees.

The Purchaser will offer employment to the Continuing Employees listed on Schedule 10.2. The employment by the Seller of all Continuing Employees who are employed at the Roseville Facility on the Closing Date will be terminated by the Seller effective immediately prior to the Effective Time. The Seller will have no responsibility for any employee benefits for Continuing Employees or other former employees of the Seller employed by the Purchaser with respect to events occurring or services provided after the Effective Time, and the Purchaser will assume, and indemnify and hold harmless the Seller and its affiliates from and against, any and all Losses with respect to such events or services, except as provided on Schedule 3.11. The Purchaser will have no responsibility for any liabilities for existing or former employees of the Seller, including but not limited to those who are subsequently employed by the Purchaser, with respect to events occurring or services provided on or before the Effective Time, and for the avoidance of doubt, the Purchaser will not be assuming or taking assignment of any of the liabilities, plans or policies set forth in Schedule 3.11, and the Seller will assume, and indemnify and hold harmless the Purchaser from and against, any and all Losses with respect to all such matters. The Purchaser has no present intention of taking any action for which the Seller would be required to give notice to employees under the Worker Adjustment and Retraining Act of 1988.

10.3.    Survival of Obligations.

The obligations of the parties set forth in this Section 10 will survive the Closing, will be unconditional and absolute and will remain in effect without limitation as to time.

10.4.    Conflict.

In the event of a conflict between the provisions of this Section 10 and any other provisions of this Agreement, the provisions of this Section 10 will govern.

SECTION 11.    MISCELLANEOUS

11.1.    Fees and Expenses.

Except as otherwise provided in this Agreement, each party will pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party will be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

11.2.    Notices.

All notices, demands, and requests required or permitted to be given under the provisions of this Agreement will be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, or sent by facsimile transmission or electronic mail (email), (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or by facsimile confirmation or email confirmation, and (d) addressed as follows:

If to the Seller to:	Diametrics Medical, Inc. 2658 Patton Road Roseville, Minnesota 55113 Attention: David B. Kaysen, President Facsimile: (651)638-1197 Email: dkaysen@diametrics.com
With a copy to:	Dorsey & Whitney LLP Suite 1500 50 South Sixth Street Minneapolis, Minnesota 55402 Attention: Kenneth L. Cutler, Esq. Facsimile: (612)340-7800 Email: cutler.ken@dorsey.com
If to the Purchaser to:	International Technidyne Corporation 8 Olsen Avenue Edison, New Jersey 08820 Attention: Lawrence Cohen, President Facsimile: (732)632-9299 Email: lcohen@itcmed.com
With copies to:	Thoratec Corporation 6035 Stoneridge Drive Pleasanton, California 94588 Attention: General Counsel Facsimile: (925)847-8600 Email: david.lehman@thoratec.com
Heller Ehrman White & McAuliffe LLP 275 Middlefield Road Menlo Park, California 94025-3506 Attention: Bruce Jenett, Esq. Facsimile: (650)324-6007 Email: bjenett@hewm.com or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

11.3.    Benefit and Binding Effect.

No party may assign this Agreement without the prior written consent of each other party hereto, except that, any party may assign any or all of its rights under this Agreement to any Affiliate (which assignment will not relieve the assigning party of any obligations or liabilities under this Agreement). This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

11.4.    Further Assurances.

Except as otherwise specifically provided for in this Agreement, the parties will take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

11.5.    GOVERNING LAW.

THIS AGREEMENT WILL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF.

11.6.    Headings.

The headings in this Agreement are included for ease of reference only and will not control or affect the meaning or construction of the provisions of this Agreement.

11.7.    Entire Agreement.

This Agreement, the schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between the Seller and the Purchaser with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations among the parties and the other agreements contemplated therein (other than the Confidentiality Agreement) and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by each party against which enforcement of any such amendment, supplement, or modification is sought. This document will not constitute or otherwise evidence an agreement among the parties hereto relating to the subject matter hereof unless and until it has been executed and delivered by the parties hereto.

11.8.    Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.9.    Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.9.

11.10.    Counting of Time.

Unless otherwise specified, computations of calendar days or Business Days pursuant to this Agreement will commence on the first calendar day or Business Day, as applicable, following the event which gives rise the contractual obligation.

11.11.    Counterparts.

This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

DIAMETRICS MEDICAL, INC.
By: /s/ David B. Kaysen
Name: David B. Kaysen
Title: President and CEO
Date Signed: July 17, 2003

INTERNATIONAL TECHNIDYNE CORPORATION
By: /s/ Lawrence Cohen
Name: Lawrence Cohen
Title: President
: Date Signed: July 17, 2003

Exhibit A

to Asset Purchase Agreement

FORM OF

VOTING AGREEMENT

This VOTING AGREEMENT (“Agreement”) is made and entered into as of July             , 2003 by and between International Technidyne Corporation, a Delaware corporation (“ITC”), and the person whose name appears on the signature page hereto as a shareholder of Diametrics Medical, Inc., a Minnesota corporation (the “Company”), acting in his capacity as a shareholder of the Company and not in any other capacity (“Shareholder”).

A.    Concurrently with the execution of this Agreement, the Company and ITC are entering into an Asset Purchase Agreement of even date herewith (the “Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to sell certain assets of the Company to ITC (the “Sale of Assets”). Capitalized terms used and not otherwise defined herein, and defined in the Asset Purchase Agreement, shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

B.    As of the date hereof, Shareholder is a record holder of the number of shares of the Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) set forth on the signature page hereto.

C.    As inducement and a condition to entering into the Asset Purchase Agreement, the Company has required Shareholder to agree, and Shareholder has agreed, to enter into this Agreement.

The parties agree as follows:

1.    Certain Definitions.    For purposes of this Agreement:

(a)        “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

(b)        “Existing Shares” means all issued and outstanding shares of Company Common Stock owned of record or Beneficially Owned by Shareholder and over which Shareholder has voting control as of the record date for persons entitled to receive notice of, and to vote at, a meeting of the shareholders of the Company called for purposes of voting on the Asset Purchase Agreement and the Sale of Assets.

2.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to ITC as follows:

(a)        On the date hereof, Shareholder is a record holder of the shares of Company Common Stock set forth on the signature page hereto. On the date hereof, such shares constitute all of the shares of Company Common Stock owned of record by Shareholder. On the date hereof, there are no outstanding options or other rights to acquire from Shareholder, or obligations of Shareholder to sell, any shares of Company Common Stock.

(b)        Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)        Except for any applicable filings under federal and state securities laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required to be made or obtained by Shareholder for the execution of this Agreement by Shareholder or compliance by Shareholder with the provisions hereof. Neither the execution and delivery of this Agreement by Shareholder nor the compliance by Shareholder with the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets is bound, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets.

(d)        Except as permitted by this Agreement, the shares of Company Common Stock set forth on the signature page hereto are held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder.

(e)        Shareholder understands and acknowledges that ITC is entering into the Asset Purchase Agreement in reliance upon Shareholder’s concurrent execution and delivery of this Agreement.

3.     Representations And Warranties Of ITC.    ITC hereby represents and warrants to Shareholder as follows:

(a)        ITC has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by ITC and constitutes a valid and binding agreement of ITC, enforceable against ITC in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.    Disclosure.    Shareholder hereby agrees to permit ITC to publish and disclose in any press release or other disclosure document which ITC reasonably determines to be necessary or desirable in connection with the Sale of Assets and any transactions related thereto, Shareholder’s identity and ownership of Company Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Asset Purchase Agreement.

5.    Voting Of Company Common Stock.    Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of this Agreement, (a) Shareholder will appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or otherwise cause the Existing Shares to be counted as present thereat for purposes of establishing a quorum, and (b) Shareholder will vote the Existing Shares (or will cause the Existing Shares to be voted) in favor of the Sale of Assets.

6.    Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effectuate the provisions by this Agreement.

7.    Termination.    This Agreement shall terminate on the earliest to occur of: (a) the termination of the Asset Purchase Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Sale of Assets.

8.    Miscellaneous.

(a)        Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of ITC and Shareholder at any time prior to the Effective Time.

(b)        Any failure of Shareholder, on the one hand, or ITC, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by ITC or Shareholder, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9(b).

(c)        All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, or on the next business day following transmittal, if sent by confirmed facsimile. Notices shall be delivered as follows:

(1)    if to ITC, to:

International Technidyne Corporation

8 Olsen Avenue

Edison, New Jersey 08820

Telephone: (732) 632-9200

Facsimile: (732) 632-9299

Attention: Lawrence Cohen, President

with a copy to:

Heller Ehrman White & McAuliffe LLP

275 Middlefield Road

Menlo Park, CA 94025-3506

Telephone: (650) 790-7900

Facsimile: (650) 790-7901

Attention: Bruce Jenett, Esq.

(2)    If to Shareholder, at the address set forth on the signature page:

        with a copy to:

Dorsey & Whitney LLP

Suite 1500 50 South Sixth Street

Minneapolis, Minnesota 55402

Telephone: (612) 340-2600

Facsimile: (612) 340-7800

Attention: Kenneth L. Cutler, Esq.

(d)        Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)        This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of law.

(f)        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)        In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(h)        The article and section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

(i)        This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(j)        Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages. Therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(k)        All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(l)        From time to time, at any other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably desirable to effectuate the provisions of this Agreement.

(m)        Notwithstanding any other provision of this Agreement, nothing contained in this Agreement shall bind or obligate Shareholder to act or refrain from acting in any capacity other than as a shareholder of the Company, it being expressly understood and agreed that this Agreement shall not bind or obligate Shareholder in his capacity as a director or officer of the Company.

IN WITNESS WHEREOF, the parties hereto have signed this Voting Agreement, in the case of ITC by its duly authorized officer, as of the date first above written.

INTERNATIONAL TECHNIDYNE CORPORATION
Shareholder Name

By:

Signature:	Print Name:

Print Title:

NUMBER OF SHARES OWNED OF RECORD BY SHAREHOLDER:

ADDRESS OF SHAREHOLDER:

Exhibit B

to Asset Purchase Agreement

FORM OF

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of              2003, (the “Agreement”) by and among International Technidyne Corporation, a Delaware corporation (the “Purchaser”), Diametrics Medical, Inc., a Minnesota corporation (the “Seller”) and Deutsche Bank Trust Company Americas, a New York banking corporation, a wholly-owned subsidiary of Deutsche Bank AG, as escrow agent (the “Escrow Agent”).

WHEREAS, the Seller and the Purchaser have entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of July             , 2003, pursuant to which the Purchaser will acquire certain assets and assume certain liabilities of the Seller to the extent provided therein.

WHEREAS, the Asset Purchase Agreement provides, among other things, that a portion of the purchase price will be held in an escrow account pending a final adjustment, if any, in the purchase price payable by the Purchaser to the Seller for the assets acquired, and to provide a source of payment to satisfy the Seller’s obligation to indemnify the Purchaser as provided therein (the “Escrow Fund Obligations”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.    Appointment of Escrow Agent.    The Purchaser and the Seller hereby appoint Deutsche Bank Trust Company Americas as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

Section 2.    Deposit into the Escrow Property.    The Purchaser, simultaneously with the execution and delivery of this Agreement, has caused to be deposited with the Escrow Agent the sum of $780,000 in immediately available funds (the “Escrowed Proceeds”), and which Escrowed Proceeds shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth. The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively, the “Distributions”) received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Agreement, are collectively referred to herein as the “Escrow Property”. The Escrow Agent shall have no duty to solicit the Escrow Property.

Section 3.    Investment of the Escrow Property.    During the term of this Agreement, the Escrow Agent shall invest and reinvest the Escrow Property in any of the following investments, in each case at the written direction of an Authorized Person (as hereinafter defined) of the Seller:

(1)    Money Market or Mutual Funds registered under the Investment Act of 1940;

(2)    commercial paper (having original maturities of not more than 270 days) of any corporation which on the date of acquisition has been rated by any nationally recognized statistical rating organization in its highest short-term unsecured debt rating category available.

(3)    direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States; or

(4)    time deposits.

The Escrow Agent shall have no obligation to invest or reinvest the Escrow Property if deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) on such day of deposit. Instructions received after 11:00 a.m.(E.S.T.) will be treated as if received on the following business day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property and any losses incurred on such investment and reinvestment of the Escrow Property shall be debited against the Escrow Property. If a selection is not made and a written direction not given to the Escrow Agent, the Escrow Property shall remain uninvested with no liability for interest therein. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Property pursuant to Section 4 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

Section 4.    Purpose; Term.    This Agreement has been executed and the deposit of the Escrow Proceeds hereunder shall be made pursuant to Section 2.5 of the Asset Purchase Agreement. The deposit of the Escrow Proceeds has been made for the purpose of funding and securing, to the extent of the Escrow Proceeds, the Escrow Fund Obligations until the close of business on the one hundred eightieth (180th) day after the date hereof (the “Termination Date”).

Section 5.    Procedures for Disbursement of the Escrow Amount to Purchaser.    At any time prior to the Termination Date, whenever there shall be delivered to the Escrow Agent (i) a certificate signed by the Purchaser and the Seller certifying, or (ii) a certified copy of a final, non-appealable judgment of a court of competent jurisdiction determining, that an amount is due to Purchaser pursuant to Section 2.3, Section 5.6 or Section 9.2 of the Asset Purchase Agreement, the Escrow Agent shall, to the extent that the amount of the Escrow Property shall be sufficient for such purpose, promptly (and in no event later than five Business Days following receipt of either document referred to in clauses (i) and (ii) of this Section 5) cause a portion of the Escrow Property equal to such amount (but in no event greater than $780,000, less the sum of all amounts previously distributed to Purchaser under this Agreement) to be delivered to Purchaser.

Section 6.    Termination of Escrow.    At the close of business on the Termination Date, the Escrow Agent shall deliver the balance of any Escrow Property, together with interest accrued thereon, to the Seller; provided, however, that there shall be deducted from the amount to be delivered to the Seller pursuant to this Section 6 an amount equal to the Escrow Funds Reserved Amount (as defined in Section 7 hereof) if and only if the notification relating to such Escrow Funds Reserved Amount required by Section 7 has been delivered to the Escrow Agent and the Seller prior to the Termination Date. This Agreement shall automatically terminate if and when the Escrow Funds Reserved Amount shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

Section 7.    Retention and Disbursement of Escrow Amount Following the Termination Date.

(a)        In the event that Purchaser shall have determined in good faith that it intends to pursue an indemnification claim pursuant to Section 9.2 of the Asset Purchase Agreement, then Purchaser shall, at any time prior to the Termination Date, notify concurrently the Escrow Agent and the Seller to such effect in writing, which written notice shall describe briefly the nature of each such claim, the facts and circumstances which give rise to each such claim and the estimated amount, determined solely by Purchaser in its good faith judgment, of the potential liability with respect to each such claim, and the provisions of the Asset Purchase Agreement or this Agreement on which each such claim is based. The Escrow Agent shall have no obligation to verify that delivery of such notice has been made by the Purchaser to the Seller, but agrees to forward to the Seller, promptly, by telecopier and overnight mail, a copy of the notice received by it. If such notice is delivered to the Escrow Agent on or prior to the Termination Date, an amount of the Escrow Property equal to one hundred percent (100%) of the total of the amounts claimed (but in no event greater than $780,000, less the sum of all amounts, other than interest, previously distributed to the Purchaser or the Seller under this Agreement) shall be set aside and retained (to the extent available in the then remaining Escrow Property) by the Escrow Agent as a reserve to cover such claim or claims (such amounts so set aside and reserved, as reduced from time to time pursuant to the provisions of this Section 7, or of Section 5 hereof, being herein called the “Escrow Funds Reserved Amount”).

(b)    Following the Termination Date, the Escrow Agent agrees to hold and invest such Escrow Funds Reserved Amount, together with accrued interest thereon, in the same manner as the Escrow Property hereunder. The Escrow Funds Reserved Amount shall be disbursed by the Escrow Agent in the same manner as the Escrow Property is to be disbursed pursuant to Section 5, but only to cover the claims identified in the notice sent pursuant to Section 7(a), that led to the establishment of such Escrow Funds Reserved Amount. In addition, if at any time the Purchaser determines in good faith that it will not pursue or, under the terms of the Asset Purchase Agreement, cannot pursue any claim for indemnification to which all or any portion of the Escrow Funds Reserved Amount relates, or a court of competent jurisdiction by final, non-appealable judgment so finds, Purchaser shall direct the Escrow Agent to disburse all or such portion of the Escrow Funds Reserved Amount, together with accrued interest thereon, to the Seller.

Section 8.    Compensation of Escrow Agent.    The Escrow Agent shall be entitled to payment from the Purchaser for customary fees and expenses for all services rendered by it hereunder as separately agreed to in writing between the Purchaser and the Escrow Agent (as such fees may be adjusted from time to time). The Purchaser shall reimburse the Escrow Agent on demand for all loss, liability, damage, disbursements, advances or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges. At all times, the Escrow Agent will have a right of set off and first lien on the funds in the Escrow Property for all such loss, liability, damage or expenses. Such expenses shall be paid from the Escrow Property to the extent not otherwise paid hereunder. The obligations contained in this Section 8 shall be the sole obligation of the Purchaser with respect to the payment of customary fees and expenses, and shall be joint and several obligations of the Purchaser and the Seller with respect to the all such loss, liability, damage or expenses, and shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

Section 9.    Resignation of Escrow Agent.    The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to the Purchaser and the Seller. The Purchaser and the Seller may remove the Escrow Agent at any time by giving thirty (30) calendar days’ prior written notice to the Escrow Agent. Upon such notice, a successor escrow agent shall be appointed by the Purchaser and the Seller, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If the Purchaser and the Seller are unable to agree upon a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including its attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Purchaser. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent to be paid from any interest earned in respect of the Escrow Property, or hold any interest earned in respect of the Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon its resignation and delivery of the Escrow Property as set forth in this Section 9, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Property or this Agreement.

Section 10.    Indemnification of Escrow Agent.    The Purchaser and the Seller shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents, from and against and reimburse the Escrow Agent for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Escrow Agent directly or indirectly relating to, or arising from, claims against the Escrow Agent by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs except to the extent caused by the Escrow Agent’s gross negligence or willful misconduct. The provisions of this Section 10 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

Section 11.    The Escrow Agent.

(a)        The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Purchaser or the Seller is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from the Purchaser or the Seller or an entity acting on its behalf. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b)        The Escrow Property shall be held by the Escrow Agent either directly or through the Federal Reserve/Treasury Book-Entry System for United States and federal agency securities (the “Book-Entry System”), The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission (“DTC”), or through any other clearing agency or similar system (a “Clearing Agency”). The Escrow Agent shall have no responsibility and shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rates changes, or similar matters relating to securities held at DTC or with any Clearing Agency unless the Escrow Agent shall have received actual and timely notice of the same, nor shall the Escrow Agent have any responsibility or liability for the actions or omissions to act of the Book-Entry System, DTC or any Clearing Agency.

(c)        If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(d)        The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Purchaser and the Seller or any entity acting on behalf of the Purchaser or the Seller, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Property, or any loss of interest or income incident to any such delays, or (v) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct money damages.

(e)        The Escrow Agent may consult with legal counsel of its own choosing, at the expense of the Purchaser and the Seller, as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(f)        The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(g)        The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(h)        The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(i)        The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(j)        At any time the Escrow Agent may request an instruction in writing in English from the Purchaser and the Seller and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three (3) business days after the Purchaser and the Seller receives the Escrow Agent’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

(k)        When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Purchaser or the Seller or is not in the form the Purchaser and the Seller sent or intended to send (whether due to fraud, distortion or otherwise). The Purchaser and the Seller shall indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication.

(l)        In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by the Purchaser and the Seller, which eliminates such ambiguity or uncertainty.

(m)        In the event of any dispute between or conflicting claims among the Purchaser and the Seller and any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Purchaser and the Seller for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Purchaser and the Seller.

(n)        The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(o)        The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Seller shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Purchaser and the Seller will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

(p)        The Escrow Agent shall provide to the Purchaser and the Seller monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Purchaser and the Seller unless the Escrow Agent is notified in writing, by the Purchaser and the Seller, to the contrary within thirty (30) business days of the date of such statement.

Section 12.    Miscellaneous.

(a)    This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof.

(b)        This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

(c)        Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder.

(d)        All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Purchaser, to:

International Technidyne Corporation

8 Olsen Avenue

Edison, New Jersey 08820

Attention: Lawrence Cohen, President

Telecopy: (732) 632-9299

with copies to:

Thoratec Corporation

6035 Stoneridge Drive

Pleasanton, California 94588

Attention: General Counsel

Telecopy: (925) 847-8600

Heller Ehrman White & McAuliffe LLP

275 Middlefield Road

Menlo Park, California 94025-3506

Attention: Bruce Jenett, Esq.

Telecopy: (650) 324-6007

If to the Seller, to:

Diametrics Medical, Inc.

2658 Patton Road

Roseville, Minnesota 55113

Attention: David B. Kaysen, President

Telecopy: (651) 638-1197

with a copy to:

Dorsey & Whitney LLP

Suite 1500

50 South Sixth Street

Minneapolis, Minnesota 55402

Attention: Kenneth L. Cutler, Esq.

Telecopy: (612) 340-7800

If to the Escrow Agent, to:

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

Mail Stop: NYC60-2710

New York, NY 10005

Attention: Escrow Team

Fax: (212) 797-8623

(e)        The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(f)        This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 10(f)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(g)        This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

(h)        The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(i)        The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(j)        Any payments of income from the Escrow Property shall be subject to withholding regulations then in force with respect to United States taxes. Each of the Purchaser and the Seller will provide the Escrow Agent with its Employer Identification Number for use by the Escrow Agent if necessary. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on the Escrow Property and will not be responsible for any other reporting.

(k)        This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(l)        The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(m)        The Purchaser and the Seller hereby represent and warrant (i) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Escrow Agreement by the Purchaser and the Seller does not and will not violate any applicable law or regulation.

(n)        The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(o)        No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Bankers Trust Company”, “Deutsche Bank Trust Company Americas” or “Deutsche Bank AG” or any of their respective affiliates by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

(p)        For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of New York.

(q)        For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Purchaser and Seller, as the case may be, designated on Scheduled I attached hereto and made a part hereof (each such representative, an “Authorized Person”) which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

(Purchaser)

By:
Name:
Title:

(Seller)

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Escrow Agent

By:
Name:
Title:

APPENDIX B

SECTION 302A.471 AND 302A.473

OF THE MINNESOTA BUSINESS

CORPORATION ACT

302A.471 Rights of dissenting shareholders.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)    An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1)        Alters or abolishes a preferential right of the shares;

(2)        Creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3)        Alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4)        Excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

(b)        A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c)        A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d)        A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

(e)        Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)        A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

APPENDIX B

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b)        If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures for asserting dissenters’ rights.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b)        “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c)        “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d)        “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1)        The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2)        Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

APPENDIX B

(3)        A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4)        A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)        In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1)        The corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2)        An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3)        A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b)        The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)        If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have

APPENDIX B

demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)        If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c)        The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

DIAMETRICS MEDICAL, INC.

2658 Patten Road

Roseville, Minnesota 55113

Special Meeting of Shareholders             , 2003

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints David B. Kaysen, with all rights of substitution, the proxy of the undersigned to vote all shares of Diametrics Medical, Inc. held by the undersigned on             , 2003, at the Special Meeting of Shareholders of Diametrics Medical, Inc. to be held on             ,             , 2003 at [10:00] a.m., at our corporate headquarters located at 2658 Patton Road, Roseville, Minnesota 55113, and at all adjournments thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

Receipt of Notice of Special Meeting of Shareholders and the Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date and return the proxy in the addressed envelope with no postage required. Please mail promptly to save further solicitation expenses.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS

                , 2003

DIAMETRICS MEDICAL, INC.

2658 Patton Road

Roseville, Minnesota 55113

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê    Please detach and mail in the envelope provided.    ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

	FOR	AGAINST	ABSTAIN
(1) To approve the sale of substantially all of the assets used in the operation of our intermittent testing business, pursuant to an asset purchase agreement between our company and International Technidyne Corporation (“ITC”). Pursuant to the terms of the asset purchase agreement, ITC will pay us approximately $5.2 million in cash, which may be adjusted downward if any purchase price adjustments are required, and assume certain related liabilities, including up to $550,000 of trade payables. Of this $5.2 million cash payment, $780,000 will be placed in escrow by ITC for 180 days after the closing of the transaction and will be paid to us in the future, less an amount in cash equal to any shortfall in collected receivables or any indemnification claims.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
(2) To approve an adjournment or postponement of the special meeting, if deemed necessary, in order to solicit additional proxies, to such time and place as designated by the presiding officer of the meeting.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THE PROXY WILL BE VOTED “FOR” ALL ITEMS LISTED HEREIN. ON ALL OTHER MATTERS THE PROXY SHALL VOTE AS HE DEEMS IN THE BEST INTEREST OF THE COMPANY.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder                                                                                   Date:

Signature of Shareholder                                                                                   Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.